As filed with the Securities and Exchange Commission on December 31, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

_____________________________________

CAPSTONE HOLDING CORP.
(Exact name of Registrant as specified in its charter)

_____________________________________

Delaware	5090	86-0585310
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5141 W. 122nd Street
Alsip, IL 60803
(708) 371-0660
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Matthew Lipman, Chief Executive Officer
Edward Schultz, Chief Financial Officer
Capstone Holding Corp.
5141 W. 122nd Street
Alsip, IL 60803
(708) 371-0660
(Name, address, including zip code, and telephone number including area code, of agent for service)

_____________________________________

With Copies to:

Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Steven A. Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Phone: (732) 395-4400 Fax: (732) 395-4401	Barry I. Grossman, Esq. Sarah Williams, Esq. Justin Grossman, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: DECEMBER 31, 2024

CAPSTONE HOLDING CORP.

Common Stock

This is a firm commitment underwritten public offering of [_] shares of common stock (the “Common Stock”) of Capstone Holding Corp., a Delaware corporation (the “Company,” “we,” “us,” “our”).

Our Common Stock is currently quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “CAPS.” As of December 30, 2024 the last reported sales price for our Common Stock as quoted on the OTCQB was $2.24 per share.

We have applied to list our shares of Common Stock on the Nasdaq Capital Market under the symbol “CAPS”, pending the consummation of this offering. No assurance can be given that a trading market will develop for our Common Stock. Prices of our Common Stock as reported on the OTCQB may not be indicative of the prices of our Common Stock if our Common Stock were traded on the Nasdaq Capital Market.

We will be considered a “controlled company” following this offering under Nasdaq listing standards. We will be a “controlled company” because we expect that entities jointly controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board of directors (BPA XIV, LLC and BP Peptides LLC) will have the ability to control all matters requiring shareholder approval because these entities will own over 50% of our common stock, will control over 50% of our voting stock (inclusive of the votes of the over 50% of the Series B Preferred Stock shares outstanding we expect to issue to BPA XIV, LLC prior to the consummation of this offering), and, via the protective provisions of the Series B Preferred Stock, will have to consent before we can conduct major corporate actions. Although we will be considered a “controlled company” following our listing on Nasdaq, we do not intend to rely on the exemptions to corporate governance requirements as a controlled company. BP Peptides, LLC, an entity controlled by Messrs. Lipman and Toporek, currently holds 77.3% of the voting power of the Company.

The offering price of the Common Stock will be determined by us and Joseph Gunnar & Co., LLC as representative of the underwriters (“Joseph Gunnar” or the ”Representative”), taking into consideration several factors as described between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and will not be based upon the price of our Common Stock on the OTCQB. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the actual public offering price for our Common Stock.

We are an “emerging growth company” and a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934 and have elected to take advantage of certain scaled disclosure available to smaller reporting companies. This prospectus is intended to comply with the requirements that apply to an issuer that is a smaller reporting company. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses(2)	$	$

____________

(1)    See “Underwriting” beginning on page 71 of this prospectus for additional information regarding underwriting compensation.

(2)    The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) Underwriters’ Over-Allotment Option we have granted to the underwriters as described below.

We have granted a [_]-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional [_] shares of Common Stock at the public offering price per share of Common Stock less the underwriting discounts payable by us, in any combination solely to cover over-allotments, if any (the “Underwriters’ Over-Allotment Option”).

The underwriters expect to deliver the securities against payment to the investors in this offering on or about [_], 2025.

Sole Book-Running Manager

Joseph Gunnar & Co., LLC

The date of this prospectus is __, 2025

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities under any circumstances in which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Through and including __, 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2023 and 2022 are sometimes referred to herein as fiscal years 2023 and 2022, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “Capstone,” “we,” “us,” “our”, the “Company” or “our Company” refer to Capstone Holding Corp., a Delaware corporation, and its subsidiaries.

Business Overview

Capstone Holding Corp. formerly known as Capstone Therapeutics Corp. and OrthoLogic Corp., incorporated in Delaware in 1987 as a domestic corporation, is a building products distribution company. We intend to continue to grow our business organically and through successfully integrating well-timed acquisitions.

Our current operating company, TotalStone, LLC (dba Instone), services 31 US states in a trade area that geographically represents about 40% of American households. Our over 400 active customers are primarily masonry, building materials and landscape dealers.

A key differentiating factor for our strategy is that we own or control five of the eight brands we sell. Our products include stone veneer, landscape stone, and modular masonry fireplaces. The brands we distribute which we do not control are Cultured Stone, Dutch Quality, and Isokern. The brands we distribute which we own or control include Aura, Pangea, Toro Stone, Beon Stone, and Interloc.

We operate in a market environment where there are about 7,000 building products distributors, most of which are privately held. Most of these distributors are not able to optimize route density or properly use technology to drive profitability. According to a December 2023 study jointly released by the management consulting firm, Roland Berger, and the financial advisory firm, Lazard, “Trends in the Building Envelope Industry,” the sector has recently grown by 5-7%. Given the recent peak of the interest rate cycle constraining the revenue of building products companies (due to fewer housing starts and less commercial construction) we believe current conditions are the ideal backdrop for us to execute value-creating, accretive acquisitions.

Utilizing the capital from the Offering, we plan to expand the breadth of our building products distribution organically and via acquisitions.

Our Business Strategy and Operating Model

Capstone Long-Term Growth Strategy.    Our long-term growth strategy is built on the foundational strengths of our current operating subsidiary and the strategic opportunities available in the building products distribution and manufacturing industry. Our strategy has the following characteristics:

Deep Team.    Capstone is controlled by Brookstone Partners, a private equity group with 25 years of deep expertise in building products investment. Brookstone Partners is controlled by Matthew Lipman, our chief executive officer and a member of our board of directors and Michael Toporek, the chairman of our board. The Capstone leadership team includes seasoned operating executives and building products acquisition and investment professionals. Capstone’s leadership team will include, following the pricing of this offering, its Lead Independent Director, Charles “Chuck” Dana. Mr. Dana spent 19 years at Owens Corning, a leading building materials company. At Owens Corning, Mr. Dana held various positions including Controller, President Global Composites and then Group President Building Materials. In addition, from the Company’s acquisition of Instone in April 2020 through December 31, 2023, Instone’s revenues have increased from approximately $32.2 million to approximately $48.4 million. In February 2008, a Brookstone Partners affiliate invested $8.8 million in Woodcrafter’s Home Products Holdings LLC. Brookstone’s team worked with Woodcrafter’s management to grow earnings and Brookstone completed the sale of all of its interests in Woodcrafter’s for $32 million in December 2013. The ability to identify, acquire and integrate acquisition candidates is a critical skill set to augment the operating expertise that drives organic growth. The current operating company has successfully executed multiple acquisitions and integrations, laying a solid foundation for continued expansion.

Strategic Timing.    We believe we are strategically positioned to capitalize on market conditions within the building products sector. Historically, acquiring companies at interest rate peaks has yielded strong returns, and we are poised to leverage these strategic investment opportunities as the market evolves.

Industry Dynamics.    According to the Bain & Company Global M&A Report published in 2024 (the “Bain Report”), this is “just the type of environment that has proved to offer opportunities to companies that are willing to make bold moves.” The Bain Report goes on to say, “building products companies that make frequent and material acquisitions substantially outpace inactive companies in total shareholder returns, 9.6% vs 2.7%” and “the most successful companies will pursue scope M&A to build product, geography, and capability adjacencies.”

The M&A environment for the building products sector is expected to improve because, according to the Bain Report, “there are ample one-off opportunities to acquire struggling assets”, and “financial investors have taken a step back, especially in North America, removing a potentially formidable layer of competition.”

Annual total shareholder returns for building products companies (Compound annual growth rate 2012–2022)

Frequent (one or more deals per year)
Acquisition frequency
Infrequent (less than one deal per year)
Serial acquirers
9.1%
Mountain climbers
9.6%
Selected fill-ins
5.3%
Selective large bets
6.5%
Average total shareholder return – all companies
5.7%
Inactive companies
2.7%
50% or less of buyer's market cap
Cumulative relative deal value
Greater than 50% of buyer’s market cap

Notes: N=186 companies; average total shareholder return is for entire universe; cumulative relative deal value is the sum of relative deal size (deal value divided by market capitalization three months prior to announcement) across all deals made between 2012 and 2022

Sources: Dealogic; SPS; Bain M&A database 2023

The “Annual total shareholder returns for building products companies” chart and quotes from the Bain Report are used with permission from Bain & Company. The Bain Report was not commissioned by the Company. The Company does not currently and has not in the past had a direct or indirect business relationship with Bain & Company. The Bain Report is publicly available via the Insight — Featured Topics portion of Bain & Company’s website.

Strategic Positioning.    We believe we are strategically well-positioned to take advantage of the current market opportunities because of:

Team strength.    The industry experience of the Board and Instone management provides the Company with the expertise to evaluate, acquire, and integrate acquisitions.

Experience integrating acquisitions.    Since 2006, the Company has successfully integrated four acquisitions. The team believes the Company has the resources and expertise to continue to integrate acquisitions successfully.

Geographic distribution footprint of Instone.    The current service area of the Company, which includes 31 states and 40% of American households, provides a good basis on which to make both “scale” and “scope” acquisitions.

Growth Premium.    As Capstone continues to scale, growing its EBITDA, we anticipate benefiting from valuation premiums associated with increased size. This growth, coupled with consistent earnings performance, is expected to drive substantial shareholder value and enhance our market positioning

Our current operating company, TotalStone, LLC (dba Instone), strives to drive sustainable growth, expands its geographic presence in the building products industry, and deliver superior value to its customers, shareholders, and other stakeholders.    We expect to work with Instone to create sustainable value through the following strategic pillars:

Expand Market Presence.    We are committed to expanding our geographic footprint, increasing penetration in existing markets, and entering new, underserved regions. We will achieve this through both organic growth and strategic acquisitions that complement our existing business and provide opportunities to broaden our product offerings and customer base.

Enhance Product Portfolio.    We continuously strive to expand and diversify our product offerings to meet the evolving needs of our customers. This includes introducing new textures, colors, and materials within our stone product lines, as well as expanding into adjacent building products and stone substitutes. By broadening our portfolio, we aim to increase our share of wallet with existing customers and attract new customers.

Operational Excellence.    We are focused on optimizing our operations to improve efficiency, reduce costs, and enhance customer satisfaction. This involves investing in advanced technologies, streamlining our supply chain, and implementing best practices across all aspects of our business. Operational excellence is key to maintaining our competitive edge and ensuring long-term profitability.

Customer-Centric Approach.    Our customers are at the heart of everything we do. We are committed to building strong, long-lasting relationships by providing high-quality products, exceptional service, and expert support. Our goal is to be the preferred partner for our customers, helping them succeed in their projects and meet their business objectives.

Innovation.    We recognize the importance of innovation in the building products sector and prioritize it, continually seeking new ways to improve our products, processes, and services to stay ahead of industry trends and meet the demands of a changing market. The most recent example is our introduction of the ToroTM family of manufactured stone products.

TotalStone, LLC

On April 1, 2020, the Company obtained controlling interest in a materials distribution company called TotalStone, LLC (“TotalStone”) that distributes masonry stone products for residential and commercial construction in the Midwest and Northeast United States under the trade name Instone, which going forward is the Company’s primary business activity. TotalStone, LLC (dba “Instone”), a Delaware limited liability company, was formed on October 4, 2006. TotalStone is consolidated in the Company’s financials. TotalStone currently has 5 Managers, who control decision-making and are appointed by Designees designated by Members. Through its membership interests, Capstone currently designates 4 of the 5 Managers (80%) of which 3 are officers or board members of Capstone.

Contingent on the Company raising at least $3,000,000 in gross proceeds from this Offering (the “Restructuring Condition”), a series of transactions will be consummated on the date of the satisfaction of the Restructuring Condition (the “Restructuring Date”) prior to the issuance of Common Stock on the Restructuring Date that will have the effect of the Company owning 100% of the equity interests of TotalStone on the Restructuring Date.

TotalStone, LLC has a wholly owned subsidiary that is a single member Delaware limited liability company, Northeast Masonry Distributors, LLC (“NMD”, f/k/a NEM Purchaser, LLC), that was formed on September 23, 2019. On November 14, 2019, NEM Purchaser, LLC completed the purchase of Northeast Masonry Distributors, LLC including all of the assets and assumed liabilities, receivables, fixed assets, and other assets. The aggregate purchase price was $6,029,342. Post acquisition, NEM Purchaser LLC changed its name to Northeast Masonry Distributors, LLC. Prior to the acquisition, NMD was engaged in light fabrication and distribution of natural stone products with operations in Plainville, Massachusetts. All of its manufacturing and distribution operations are performed in Massachusetts. Administrative functions are performed in Massachusetts and New Jersey. NMD services the Northeast and Midwest regions, which comprise 31 states.

TotalStone, LLC’s administrative functions are performed in Massachusetts and Illinois, with its corporate headquarters located in New Jersey.

Listing on the Nasdaq Capital Market

Our Common Stock is currently quoted on the OTCQB under the symbol “CAPS.” We intend to apply to list our shares of Common Stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CAPS”, pending the consummation of this offering. Upon consummation of the offering, our Common Stock will cease to be traded on the OTCQB. No assurance can be given that a trading market will develop for our Common Stock. Nasdaq listing requirements include, among other things, a minimum stock price threshold. As a result, prior to effectiveness, we will need to take the necessary steps to meet Nasdaq listing requirements.

Description of Capital Stock

Below is a summary of each of our classes of capital stock:

Common Stock

As of December 30, 2024, there were 157,610 shares of Common Stock outstanding.

Preferred Stock

We have 5,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors (the “Board”). We presently have no outstanding shares of preferred stock. Our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. If we raise additional funds to continue operations, we may issue preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

The Board of Directors of the Company approved a Tax Benefit Preservation Plan (“Benefit Plan”) dated April 18, 2017, between the Company and Computershare. The Benefit Plan and the exercise of rights to purchase Series A Preferred Stock, pursuant to the terms thereof, may delay, defer or prevent a change in control without the approval of the Board. In addition to the anti-takeover effects of the rights granted under the Benefit Plan, the issuance of preferred stock, generally, could have a dilutive effect on our stockholders.

Under the Benefit Plan, each outstanding share of our common stock has attached one preferred stock purchase right, each share of our common stock subsequently issued prior to the expiration of the Benefit Plan will likewise have attached one right. Under specified circumstances involving an “ownership change,” as defined in Section 382 of the Internal Revenue Code (“the Code”), the right under the Benefit Plan that attaches to each share of our common stock will entitle the holder thereof to purchase 1/100 of a share of our Series A Preferred Stock for a purchase price of $5.00 (subject to adjustment), and to receive, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right. The Benefit Plan was recently extended on May 1, 2024 to a new maturity of April 1, 2027.

Concurrently with transaction close, this Preferred Stock and related Tax Benefit Preservation Plan provisions will be nullified.

Series “A” Preferred Stock

The Company, pursuant to the consent of the Board filed a Certificate of Designation with the Delaware Secretary of State which designated 5,000 (following a 1 for 400 reduction in the authorized preferred stock in February 2021) shares of the Company’s authorized preferred stock as Series “A” Preferred Stock, par value $0.0005. The Series “A” Preferred Stock has the following attributes:

•        Ranks senior only to any other class or series of designated and outstanding preferred shares of the Company;

•        Is entitled to receive a dividend (a) quarterly, and (b) after a dividend has been made on the common stock;

•        In the event of the voluntary or involuntary liquidation of the Corporation the “preferential amount” that the holders of the Series A Shares shall be entitled to receive out of the assets of the Corporation shall be $0.10 per share plus all accrued and unpaid dividends thereon;

•        The Company does not have any rights of redemption;

•        Has no voting rights except as provided by Delaware statutes;

•        Entitled to same notice of meeting provisions as common stockholders; and

•        Protective provisions require approval of 66-2/3% of the Series “A” Preferred Shares outstanding to modify the provisions or increase the authorized Series “A” Preferred Shares; and

Principal Risks

We are subject to various risks discussed in detail under “Risk Factors” starting on page 14 of this prospectus and which include risks related to the following:

•        history of losses;

•        pandemics;

•        our ability to compete;

•        our ability to successfully protect our intellectual property rights, and claims of infringement by others;

•        the effectiveness of our sales and marketing efforts;

•        our ability to retain key management personnel;

•        failure to remedy material weaknesses in internal accounting controls and failure to implement proper and effective internal controls;

•        our need to raise additional capital;

•        the dilution of our shares as a result of the issuance of additional shares in connection with financing arrangements;

•        the volatility of our stock price;

•        the decline in the price of our stock due to offers or sales of substantial number of shares;

•        limited trading volume and price fluctuations of our stock;

•        the immediate and substantial dilution of the net tangible book value of our Common Stock; and

•        our ability to meet the continuing listing requirements of the Nasdaq Capital Market.

Implications of Being an Emerging Growth and Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to: (1) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (3) having reduced disclosure obligations regarding executive compensation; (4) being exempt from the requirements to hold a non-binding advisory vote on executive compensation or to seek stockholder approval of any golden parachute payments not previously approved; and (5) not being required to adopt certain accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting obligations that will be available to us so long as we qualify as an “emerging growth company,” and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Common Stock, and the price of our Common Stock may be more volatile. As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

We do not intend to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. The decision not to take advantage of the extended transition period is irrevocable.

We could remain an “emerging growth company” until the earliest to occur of: (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to our stockholders may be different from what you might get from other public companies in which you hold stock.

We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Corporate Information

Capstone Holding Corp., formerly known as Capstone Therapeutics Corp. and OrthoLogic Corp., was incorporated in Delaware in 1987 as a domestic corporation, with formal name changes in February 2022 and May 2010, respectively. The Company’s principal executive offices are located at 5141 W. 122nd St. Alsip, IL 60803 and the telephone number is (708) 371-0660.

Prior Medical Products Business

Prior to November 2003, the Company developed, manufactured and marketed proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal bone and tissue, with particular emphasis on fracture healing and spine repair. Our product lines, which included bone growth stimulation and fracture fixation devices, are referred to as our “Bone Device Business.” In November 2003, we sold our Bone Device Business for total proceeds of approximately $100 million.

Subsequently, we were focused on the development and commercialization of two products: AZX100 and Chrysalin (TP508). In 2012, we terminated the license for Chrysalin (targeting orthopedic indications). In 2014, we terminated the license for AZX100 (targeting dermal scar reduction). Capstone no longer has any rights to or interest in Chrysalin or AZX100.

On August 3, 2012, we invested in a new company, LipimetiX Development, LLC, (now LipimetiX Development, Inc.), (“LIPI”), to develop Apo E mimetic peptide molecule AEM-28 and its analogs. LIPI had a development plan to pursue regulatory approval of AEM-28, or an analog, as treatment for Homozygous Familial Hypercholesterolemia, other hyperlipidemic indications, and acute coronary syndrome/atherosclerosis regression. The initial AEM-28 development plan extended through Phase 1a and 1b/2a clinical trials and was completed in the fourth quarter of 2014. The clinical trials had a safety primary endpoint and an efficacy endpoint targeting reduction of cholesterol and triglycerides.

On December 31, 2020, LIPI, an approximately 62% owned subsidiary of the Company, entered into a License Transfer and Royalty Agreement (the “Agreement”) with Anji Pharmaceuticals Inc. (“Anji Pharma”).

In August 2019, the Company adopted a Contingent Value Rights Agreement, whereby the net proceeds, if any, from the Company’s investment in LIPI were to be distributed to the Company’s July 10, 2019 shareholders of record. Accordingly, the Company effectively has no financial interest in LipimetiX, Development, Inc..

Brookstone Investment

As described in an 8-K filing with the Securities and Exchange Commission (the “SEC”) on July 17, 2017 (filed under the issuer name of Capstone Therapeutics Corp.), on July 14, 2017, the Company entered into a Securities Purchase, Loan and Security Agreement (the “Brookstone Agreement”) with BP Peptides, LLC (“Brookstone”).

Pursuant to the Brookstone Agreement, Brookstone funded an aggregate of $3,440,000, with net proceeds of approximately $2,074,000, after paying off (a) certain convertible promissory notes dated December 11, 2015 and due July 14, 2017, payable to Biotechnology Value Fund, L.P. and affiliated entities and (b) transaction costs. Of this amount, $1,012,500 went towards the purchase of 18,000 (following a 1 for 750 reduction in the authorized common stock in February 2021) newly issued shares of our Common Stock, and $2,427,500 was in the form of a secured loan, due October 15, 2020. On July 14, 2017 Brookstone also purchased 6,722 (following a 1 for 750 reduction in the authorized common stock in February 2021) shares of the Company’s Common Stock directly from Biotechnology Value Fund affiliated entities, resulting in ownership of 24,722 shares.

In August 2019 the Company filed a Form 15 and received approval from its shareholders for a 1-for-750 reverse stock split of common shares to reduce the number of authorized common shares to 200,000 and a 1 for 400 reverse stock split of the preferred shares to reduce the number of preferred shares to 2,500. This split brought shareholders of record to below 300 and allowed Capstone to become exempt from standard reporting requirements of the SEC. The Company continues to fully comply with the Alternate Reporting Format guidelines of the OTCQB, which, in part, requires filing of quarterly financial statements and audited annual financial statements.

Building Materials Business

In March 2020 the Company entered into a transaction, which was effective April 1, 2020, whereby it obtained a 100% interest in a materials distribution company (TotalStone, LLC) that distributes masonry stone products for residential and commercial construction in the Midwest and Northeast United States, under the trade names Instone and Northeast Masonry Distributors (NMD), which has been the Company’s primary business activity since 2020.

TotalStone, LLC (T/A “Instone”), a Delaware limited liability company, was formed on October 4, 2006. The Company is engaged in the distribution of pre-cast specialty items and thin stone products and related accessories. All of its operations are performed in Illinois, Ohio and New Jersey. Its administrative functions are performed in Massachusetts and Illinois, with its corporate headquarters located in New Jersey. Instone services the Northeast and Midwest regions, which comprise 31 states.

TotalStone, LLC has a wholly owned subsidiary that is a single member Delaware limited liability company, Northeast Masonry Distributors, LLC (“NMD”, f/k/a NEM Purchaser, LLC), that was formed on September 23, 2019. On November 14, 2019, NEM Purchaser, LLC completed the purchase of Northeast Masonry Distributors, LLC including all of the assets and assumed liabilities, receivables, fixed assets, and other assets. The aggregate purchase price was $6,029,342. Post acquisition, NEM Purchaser LLC changed its name to Northeast Masonry Distributors, LLC. Prior to the acquisition, NMD was engaged in light fabrication and distribution of natural stone products with operations in Plainville, Massachusetts. All of its manufacturing and distribution operations are performed in Massachusetts. Administrative functions are performed in Massachusetts and New Jersey. NMD services the Northeast and Midwest regions, which comprise 31 states.

Other Corporate Actions

In March 2020 the Company and Brookstone amended the Brookstone Agreement to extend the Secured Debt’s maturity to March 31, 2022 and continued deferral of interest payable. As consideration, the Company has provided an option, for a period ending December 31, 2021, to convert all or part of the aggregate outstanding principal amount and any accrued interest of the Secured Debt or exercise of any warrant into Capstone common stock at a conversion price range of between $10.00 and $30.00 per share, as determined by an independent valuation at the time of conversion.

In December 2020 Brookstone exercised its option to convert $572,700 of accrued interest and secured debt into 24,900 shares of Capstone common stock at an exercise price of $23 per share as supported by independent valuation. With this acquisition, Brookstone owned 54.8% of the Company’s outstanding common stock.

In March 2021 the Company and Brookstone amended the Brookstone Agreement to extend the Secured Debt’s maturity to April 1, 2024 (subsequently extended to December 31, 2024) with continued interest deferral on the loan. The Company has provided an option, for a period ending December 31, 2024, to convert all or part of the aggregate outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, into shares of the Company’s common stock at a conversion price determined by an independent valuation and for exercise of the Warrants at a conversion price determined by an independent valuation.

In February 2022, the Company legally changed its name from Capstone Therapeutics Corp. to Capstone Holding Corp. reflecting its primary line of business in building products.

In March 2022 Brookstone exercised its option to convert $688,104 of accrued interest and $1,951,260 of secured debt into 78,153 shares of Capstone common stock at an exercise price of $24.75 per share as supported by independent valuation. With this acquisition, Brookstone currently owns 77.3% of the Company’s outstanding common stock.

In November 2023, Capstone and Brookstone Acquisition Partners XXI, LLC (“Brookstone XXI”), a related entity to the Company’s majority shareholder, agreed to terms of an unsecured promissory note in the amount of $800,000 as part of a 2021 transaction through its Capstone Beta, LLC (“Beta”) subsidiary to own a minority membership interest in Diamond Products Holdings, LLC (“DPH”) valued at $8 million for a $8 million secured note payable to Brookstone Acquisition Partners XXI. The agreed to terms of the $800,000 note were formalized in a note agreement executed on March 31, 2024. The sole assets of DPH consisted of a 95% membership interest in Diamond Products LLC (“Diamond”), a consumer products holding company. The majority membership interests in DPH and Diamond were controlled by Brookstone XXI. The $800,000 unsecured promissory note was triggered when the members of Diamond sold their membership interests to a third party as part of a restructuring and recapitalization transaction of the Diamond operating entities. This $800,000 unsecured promissory note was issued on March 31, 2024. The primary consideration received in the transaction was the release of guarantees of the senior debt of Diamond operating entities. No cash proceeds were received in the transaction. Pursuant to the terms of the Beta and Brookstone XXI $8 million secured note, upon sale or disposition of the membership interests in Diamond, Brookstone XXI’s remaining payments due under the note are limited to cash proceeds received by DPH from the sale, accrued interest and a limited payment guaranty of $800,000 provided by Capstone. Since no cash proceeds were received upon the sale of the Diamond membership interests, the $8 million note payable to Brookstone XXI was forgiven and replaced by the new $800,000 note issued by Capstone resulting in a net $7.2 million gain on extinguishment of debt which offset the $8 million write-off of the investment in DPH. This promissory note of $800,000 plus accrued interest of $240,555 (as of September 30, 2024) has been amended and extended for maturity through June 30, 2026.

In May 2024, the Board authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock, par value $0.0005 per share, of the Company to shareholders of record as of the close of business on May 1, 2024. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.0005 per share, of the Company at an exercise price of $5.00 per one one-hundredth of a Preferred Share, subject to adjustment. The terms of the Rights are set forth in a Tax Benefit Preservation Plan (the “Benefit Plan”), dated as of May 1, 2024, between the Company and Computershare Inc., as rights agent.

By adopting the Benefit Plan, the Board is seeking to protect the Company’s ability to use its net operating losses and other tax attributes (collectively, “Tax Benefits”). The Company views its Tax Benefits as highly valuable assets that are likely to inure to the benefit of the Company and its shareholders. The Board believes that it is in the best interests of the Company and its shareholders that the Company provide for the protection of these assets. The final expiration date of the Benefit Plan is April 1, 2027. However, the Board plans to take action to terminate the Benefit Plan concurrent with the effective date of this Offering.

On September 1, 2024, BP Peptides, LLC (a Brookstone entity) and the Company agreed to the terms of a Sixth Amendment to the Senior Secured Note including a maturity extension through June 30, 2026.

THE OFFERING

Securities offered by us	An aggregate of shares of our common stock at an assumed public offering price of $ .
Common Stock outstanding before the offering	157,610 shares of common stock.
Common Stock to be outstanding after this offering(1)

[_] shares of Common Stock (or [_] shares if the underwriter exercises its option to purchase additional shares of Common Stock in full) which includes: (i) [_] shares to be issued in connection with this offering;

Over-allotment option

We have granted the underwriter a [45-day] option to purchase up to [_] additional shares of Common Stock at the public offering price per share of Common Stock less the underwriting discounts payable by us, in any combination solely to cover over-allotments, if any.]

Use of proceeds

We intend to use the net proceeds of approximately $[_] from this offering for the following purposes: approximately $1,160,000 for the repayment of a term loan issued by Berkshire Bank with a maturity date of December 1, 2025, and approximately $[    ] for general corporate purposes. We currently have [no] agreements or commitments for any acquisitions and no guarantee can be made that we will make such acquisitions in the future. See “Use of Proceeds” section on page 28.

Representative’s Warrant

The registration statement of which this prospectus is a part also registers for sale Warrants (the “Representative’s Warrant”) to purchase [_] shares of our Common Stock to [_] (the “Representative”), as a portion of the underwriting compensation in connection with this offering. The Representative’s Warrant will be exercisable at any time, and from time to time, in whole or in part, during the period commencing [180 days] following the closing date of this offering and expiring five (5) years from the effective date of the offering at an exercise price of $[_] (100% of the assumed public offering price per share of Common Stock). Please see “Underwriting — Representative’s Warrant” on page 72 of this prospectus for a description of these Warrants.

Underwriter Compensation

In connection with this offering, the underwriter will receive an underwriting discount equal to [_] percent ([_]%) of the gross proceeds from the sale of Common Stock in the offering. [We will also reimburse the underwriter for certain out-of-pocket actual expenses related to the offering and the representative of the underwriter shall be entitled to a non-accountable expense allowance equal to one percent ([_]%) of the public offering price. See “Underwriting” starting on page 71 of this prospectus.]

Proposed Nasdaq Capital Market Trading Symbol and Listing

Our Common Stock is presently quoted on the OTCQB Marketplace under the symbol “CAPS”. We intend to apply to list our shares of Common Stock on the Nasdaq Capital Market under the symbol “CAPS” pending the consummation of this offering. No assurance can be given that a trading market will develop for our Common Stock.

____________

(1)      Does not include the following shares of Common Stock:

•        [_] shares of Common Stock issuable upon the exercise of the Underwriters’ Over-Allotment Option; and

•        [_] shares of Common Stock issuable upon the exercise of the Representative’s Warrant.

Dividends	We do not anticipate paying dividends on our Common Stock for the foreseeable future.
Lock-up

We and our directors, officers and principal stockholders have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of [•] days after the date of this prospectus. See “Underwriting” section on page 71.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 14 before deciding to invest in our securities.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the years ended December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2024 and 2023 and the consolidated balance sheet data as of September 30, 2024 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the nine months ended September 30, 2024 are not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2024 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

CAPSTONE HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2023	2022
Sales	$48,643	$61,651
Sales returns and allowances	(289)	(90)
Net sales	48,354	61,561
Cost of goods sold	38,743	45,030
Gross Profit	9,611	16,531
Selling, general and administrative expenses	10,867	12,538
Income (loss) from operations	(1,256)	3,993
Loss on investment	(8,000)	—
Gain on extinguishment of debt	7,200	—
Interest expense	(1,672)	(1,267)
Other income (expense), net	143	372
Income (loss) from operations before taxes	(3,585)	3,098
Income tax expense	234	783
Net Income (Loss)	(3,819)	2,315
Less: Net loss attributable to:
Special preferred units	(150)	(62)
Class B units preferred return	(1,766)	(2,263)
Net Income (loss) attributable to Capstone Holding Corp. stockholders	$(5,735)	$(10)
	Nine Months Ended September 30,
	2024 (unaudited)	2023 (unaudited)
Sales	$35,293	$39,026
Sales returns and allowances	(730)	(157)
Net sales	34,563	38,869
Cost of goods sold	27,062	30,484
Gross Profit	7,501	8,385
Selling, general and administrative expenses	7,791	8,672
Loss from operations	(290)	(287)
Interest expense	(1,148)	(1,288)
Other income (expense), net	—	143
Loss from operations before taxes	(1,438)	(1,432)
Income tax expense	22	368
Net Loss	(1,460)	(1,800)
Less: Net loss attributable to:
Special preferred units	(191)	(94)
Class B units preferred return	(2,709)	(2,559)
Net loss attributable to Capstone Holding Corp. stockholders	$(4,360)	$(4,453)

CAPSTONE HOLDING CORP.
CONSOLIDATED BALANCE SHEETS

	September 30, 2024 (unaudited)	December 31, 2023
ASSETS
Current Assets:
Cash	$13	$52
Accounts receivable, net	4,812	2,581
Inventories	11,151	13,750
Prepaid expenses	263	458
Other current assets	242	241
Total current assets	16,481	17,082
Long-term Assets:
Property and equipment, net	1,648	1,756
Goodwill	23,286	23,286
Other intangible assets	46	10
Right of use assets	2,330	2,922
Deferred tax asset	7,597	7,597
Other long-term assets	146	48
Total long-term assets	35,053	35,619
Total Assets	$51,534	$52,701

LIABILITIES & EQUITY
Current Liabilities:
Accounts payable	$3,909	$2,575
Accrued expenses	432	324
Line of credit	8,410	8,574
Current portion of long-term debt	1,916	3,612
Current portion, lease liability	802	887
Total current liabilities	15,469	15,972
Long-term liabilities:
Accrued related party management fee	351	351
Long term debt, net of current portion	6,412	5,114
Lease liability, net of current portion	1,639	2,141
Total long-term liabilities	8,402	7,606
Total Liabilities	23,871	23,578
TotalStone, LLC – Class B Preferred Units	28,580	25,871
TotalStone, LLC – Special Preferred Units	1,006	815
Equity:
Common Stock $0.0005 par value; 200,000 shares authorized; 157,610 issued as of September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	193,044	193,044
Accumulated deficit	(194,967)	(190,607)
Total Equity	(1,923)	2,437
Total Liabilities, TotalStone, LLC. Preferred Units & Equity	$51,534	$52,701

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks related to our industry and economic and market conditions

Our industry is cyclical and highly sensitive to macroeconomic conditions. Negative economic events including, but not limited to, recessions, lower consumer confidence, high interest rates, inflation, and lower new construction home starts may materially and adversely affect the outlook for our business, liquidity and results of operations.

The construction industry is highly sensitive to national and regional macroeconomic conditions.

The current market story for 2024 is one of “deferral”, with home improvement projects and new constructions being delayed due to higher interest rates. This pent-up demand is likely to lead to a more volatile upswing when growth resumes in 2025 and beyond. According to Zonda Home (“Zonda”), building products spending overall will grow +2.6% in 2025, with repair/remodel spend set to grow +7% in 2025. Cash-out home equity lines of credit (HELOCs) are expected to increase ~25% and remodel growth is expected to increase 20%+ in 2025, based on historical precedents in the year following rate-hike driven deferrals.

In addition to commercial and residential market indicators, we also depend to a significant extent upon the levels of home repair and remodeling and new construction spending, affected by such factors as interest rates, inflation, consumer confidence, unemployment and the availability of consumer credit.

Our performance is also dependent upon consumers having the ability to finance home repair and remodeling projects and/or the purchase of new homes. The ability of consumers to finance these purchases is affected by such factors as new and existing home prices, homeowners’ equity values, interest rates and home foreclosures, which in turn could result in a tightening of lending standards by financial institutions and reduce the ability of some consumers to finance home purchases or repair and remodeling expenditures. Despite the recent abatement of these negative market factors, any recurrence or worsening of these items may adversely affect our financial condition and operating results.

Historically, any uncertainty about current economic conditions has had a negative effect on our business, and will continue to pose a risk to our business as our customers may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which could have a material negative effect on the demand for our products. Other factors that could influence demand include fuel and other energy costs, conditions in the nonresidential real estate markets, labor and healthcare costs, access to credit, tariffs, and other macroeconomic factors. From time to time, our industry has also been adversely affected in various parts of the country by declines in nonresidential construction starts, including but not limited to, high vacancy rates, changes in tax laws affecting the real estate industry, high interest rates and the unavailability of financing. Sales of our products may be adversely affected by continued weakness in demand for our products within particular customer groups, or a continued decline in the general construction industry or particular geographic regions. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results.

We cannot predict the timing or severity of any future economic or industry downturns or adverse weather conditions. A prolonged economic downturn or negative weather patterns, particularly in states where many of our sales are made, would have a material adverse effect on our results of operations and financial condition.

Uncertainty and volatility in the financial markets and worldwide economic conditions may adversely affect our operating results.

The markets in which we compete are sensitive to general business and economic conditions in the United States and worldwide, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets and business and consumer confidence. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability and the ability of our customers and suppliers to access capital.

Risks related to our business

An inability to successfully develop new products or improve existing products could negatively impact our ability to attract new customers and/or retain existing customers, including our significant customers.

Our success depends on meeting consumer needs and anticipating changes in consumer preferences with successful new products and product improvements. We aim to introduce products and new or improved production processes proactively to offset obsolescence and decreases in sales of existing products. While we devote significant focus to the development of new products, we may not be successful in product development and our new products may not be commercially successful. In addition, it is possible that competitors may improve their products more rapidly or effectively, which could adversely affect our sales. Furthermore, market demand may decline as a result of consumer preferences trending away from our categories or trending down within our brands or product categories, which could adversely impact our results of operations, cash flows and financial condition.

The loss of, or a significant adverse change in our relationships with our largest customers, or loss of market position of any major customer, whether because of an inability to successfully develop new products or improve existing products, or otherwise, could cause a material decrease in net sales. The loss of, or a reduction in orders from, any significant customers, losses arising from customers’ disputes regarding shipments, fees, merchandise condition or performance or related matters, or an inability to collect accounts receivable from any major customer could adversely impact our net income and cash flow. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Although we historically have been able to retain the majority of our customers on a year to year basis, if we fail to attract new customers, retain existing customers, or maintain or increase sales to customers, our business, financial condition, results of operations, and growth prospects will be harmed.

Although we historically have been able to retain the majority of our customers on a year to year basis, we do not have long-term agreements with our customers and their purchases are made on an order-by-order basis. Our business with our customers has been, and we expect it will continue to be, conducted based on the actual orders received from time to time. Our customers are not obligated in any way to continue placing orders with us at the same or increasing levels, or at all. Our customers level of demand for our products may fluctuate significantly from period to period. Such fluctuation is attributable mainly to changes in customer demand, including their business strategies and operational needs. The loss of our repeat customers, or if we are unable to attract new customers or if our existing customers decrease their spending on the products we offer, fail to make repeat purchases of our products, will harm our business, financial condition, results of operations, and growth prospects.

Our business may be adversely affected by weather conditions and other external factors beyond our control.

Markets for our products are seasonal and can be affected by inclement weather conditions. Historically, our business has experienced increased sales in the second and third quarters of the year due to increased construction during those periods. Because much of our overhead and operating expenses are spread ratably throughout the year, our operating profits tend to be lower in the first and fourth quarters. Inclement weather conditions can affect the timing of when our products are applied or installed, causing reduced profit margins when such conditions exist. For example, unseasonably cold weather or extraordinary amounts of rainfall may decrease construction activity.

Further, other external factors beyond our control could cause disruptions at any of our facilities, including maintenance outages; prolonged power failures or reductions; a breakdown, failure or substandard performance of any equipment or other operational problems; disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads; fires, floods, hurricanes, earthquakes or other catastrophic disasters; pandemics, such as Coronavirus; or an act of terrorism. Any prolonged disruption in operations at any of our facilities could cause a significant loss in production. As a result, we could incur significantly higher costs and longer lead times associated with distributing our products to customers during the time that it takes for us to reopen or replace a damaged facility, which could cause our customers to purchase from our competitors either temporarily or permanently. If any of these events were to occur, it could adversely affect our business, financial condition, cash flows and results of operations

Price volatility and supply constraints for raw materials could prevent us from meeting delivery schedules to our customers or reduce our profit margins.

Our suppliers are heavily dependent on the price and supply of raw materials such as limestone, and natural stone. Raw material prices have been volatile in recent years and may remain volatile in the future. Raw material prices are influenced by numerous factors beyond our control, including general economic conditions domestically and internationally, currency fluctuations, the availability of raw materials, competition, labor costs, freight and transportation costs, production costs, tariffs, import duties and other trade restrictions.

Further, energy is used in the freight transportation of our products, many of which are sourced from overseas. Consequently, our operating costs typically increase if energy costs rise. During periods of higher energy costs, we may not be able to recover our operating cost increases through price increases without reducing demand for our products. To the extent we are not able to recover these cost increases through price increases or otherwise, our profitability and cash flow will be adversely impacted. We partially hedge our exposure to higher prices through fixed forward positions.

Failure to retain or replace key personnel could hurt our operations.

Our success depends to a significant degree upon the efforts, contributions and abilities of our senior management and other highly skilled personnel, including our sales personnel. These executives and managers have many accumulated years of experience in our industry and have developed personal relationships with our customers and suppliers that are important to our business. If we do not retain the services of our key personnel or if we fail to adequately plan for the succession of such individuals, our customer relationships, or our supplier relationships, results of operations and financial condition may be adversely affected.

If we are unable to enforce our intellectual property rights, or if such intellectual property rights become obsolete, our competitive position could be adversely affected.

As a company that manufactures and markets branded products, we expect to rely on trademark and service mark protection to protect our brands. We have filed applications for three trademarks that are used on our products, all of which are under review or pending. These protections may not adequately safeguard our intellectual property and we may incur significant costs to defend our intellectual property rights, which may harm our operating results. There is a risk that third parties, including our current competitors, will infringe on our intellectual property rights, or claim that our products infringe on their intellectual property rights. These third parties may bring infringement claims against us or our customers, which may harm our operating results.

If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our business and revenue could be materially and adversely affected.

We could incur significant costs as a result of compliance with, violations of or liabilities under applicable environmental, health and safety laws.

Our operations are subject to various federal, state, local and foreign environmental, health and safety laws. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal and management of hazardous substances and wastes, protect the health and safety of our employees and the end-users of our products, regulate the materials used in our products and impose liability for the costs of investigating and remediating, and other damages resulting from, present and past releases of hazardous substances. Violations of these laws or of any conditions contained in environmental permits can result in substantial fines or penalties, injunctive relief, requirements to install pollution or other controls or equipment, civil and criminal sanctions, permit revocations and facility shutdowns. We could be held liable for the costs to investigate, remediate or otherwise address contamination at any real property we have ever owned, operated or used as a disposal site or other sites at which we or predecessors released hazardous materials. We also could incur fines, penalties or sanctions or be subject to third-party claims, including indemnification claims, for property damage, personal injury or otherwise as a result of violations of or liabilities under environmental, health and safety laws or in connection with releases of hazardous or other materials. In addition, changes in, or new interpretations of, existing laws, regulations or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including additional investigation, remediation or other obligations with respect to our products or business activities or the imposition of new permit requirements, may lead to additional costs that could have a material adverse effect on our business, financial condition or results of operations.

Changes in building codes and standards could increase the cost of our products, lower the demand for our products, or otherwise adversely affect our business.

Our products and markets are subject to extensive and complex local, state, federal, and foreign statutes, ordinances, rules, and regulations. These mandates, including building design and safety and construction standards and zoning requirements, affect the cost, selection, and quality requirements of building components.

These statutes, ordinances, rules, and regulations often provide broad discretion to governmental authorities as to the types and quality specifications of products used in new residential and non-residential construction and home renovations and improvement projects, and governmental authorities can impose different standards. Compliance with these standards and changes in such statutes, ordinances, rules, and regulations may increase the costs of manufacturing our products or may reduce the demand for certain of our products in the affected geographical areas or product markets. Conversely, a decrease in product safety standards could reduce demand for our more modern products if less expensive alternatives that did not meet higher standards became available for use in that market. All or any of these changes could have a material adverse effect on our business, financial condition, and results of operations.

The industries in which we operate are highly competitive.

We compete with all other alternative methods of building construction, which may be viewed as more traditional, more aesthetically pleasing, or having other advantages over our products. In addition, competition in the construction markets of the building industry is intense. It is based primarily on quality; service; on-time delivery and project completion; ability to provide added value in distribution, manufacture, design and engineering; price; and personal relationships with customers.

We may be significantly affected by global climate change or by legal, regulatory or market responses to global climate change.

Concern over the effects of global climate change has led to federal, state and international legislative and regulatory efforts to limit greenhouse gas, or GHG, emissions. In the past, the United States Congress has considered various bills to regulate GHG emissions. Though the legislation did not become law, the U.S. Congress could pass climate change legislation in the future. In addition, in the past, the United States Environmental Protection Agency, or EPA, took steps to regulate GHG emissions, though at this time the EPA is not actively regulating GHG emissions. More stringent federal, regional, state and foreign laws and regulations relating to global climate change and GHG emissions may be adopted in the future. These laws and regulations could impact our facilities, raw material suppliers, the transportation and distribution of our products, and our customers, and could reduce demand for our products or cause us to incur additional capital, operating or other costs. Until the timing, scope and extent of any future legislation or regulation becomes known, we cannot predict its effect on our business. In addition, global climate change may increase the frequency or intensity of extreme weather events, such as storms, floods, heat waves, and other events that could affect our facilities and demand for our products. We are mindful of the harmful effects of global climate change and are taking steps to minimize our GHG emissions.

We rely on third-party suppliers, some of which are international, for materials and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our business and results of operations could be adversely affected.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from third-party suppliers, namely quarries. We generally have multiple suppliers; however, in some cases, materials are provided by a single supplier. The loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of a key supplier, could adversely impact our business, financial condition and results of operations. Supply interruptions could arise from production difficulties including the closure of a quarry, and any suitable alternative for a particular stone quality, color, size, or packaging may be at a significantly higher cost. In addition, we may be materially adversely impacted by commodity cost volatility, pandemics, labor disputes, natural disasters, weather conditions, international trade disputes or trade policy changes or restrictions, tariffs or import-related taxes, third-party strikes, lock-outs, work stoppages or slowdowns, shortages of supply chain labor and truck drivers, shipping capacity constraints, military conflicts, acts of terrorism, civil unrest, or other factors beyond our control.

For example, U.S. and global markets are experiencing volatility and disruption related to the escalation of geopolitical tensions and the military conflict currently ongoing in Ukraine and the Middle East. These conflicts could lead to market or operational disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain shipping and freight interruptions. The price and availability of freight shipping containers, known as container freight rates, could materially negatively impact our business as it may no longer be economical to import materials from overseas suppliers. Many of our suppliers and manufacturers are located outside of the United States. Thus, compliance with federal laws and regulations regarding the importation of products, import taxes or costs, including new or increased tariffs, anti-dumping duties, countervailing duties, or similar duties, some of which could be applied retroactively, could increase the cost of the products that we distribute. In addition, quotas, embargoes, sanctions, safeguards, and customs restrictions, as well as foreign labor strikes, work stoppages, or boycotts, could reduce the supply of the products available to us. Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product and ultimately a decrease in our net sales and profitability. To the extent our suppliers experience disruptions, there is a risk for delivery delays, production delays, production issues or delivery of non-conforming products by our suppliers. Even where these risks do not materialize, we may incur costs as we prepare contingency plans to address such risks. In addition, disruptions in transportation lines could delay our receipt of materials. If the costs of our imported products increase and we are not able to pass along those increased costs to our customers, then our business, financial condition, and results of operations could be adversely affected.

Our agreements with suppliers are generally terminable by either party on limited notice, and in some cases we do not have written agreements with our suppliers. If market conditions change or worsen, suppliers may stop offering us favorable terms, including volume-based incentive terms. Our suppliers may increase prices or reduce discounts on the products we distribute and we may be unable to pass on any cost increase to our customers, thereby resulting in reduced margins and profits. Failure by our suppliers to continue to supply us with products on favorable terms, commercially reasonable terms, or at all, could put pressure on our operating margins or have a material adverse effect on our financial condition, results of operations, and cash flows.

Loss of key suppliers and manufacturers would be highly disruptive and could affect our financial health.

Our ability to offer a wide variety of products to our customers, including our private label products, is dependent upon our ability to obtain adequate product supply from manufacturers and suppliers. Our most critical suppliers are Westlake, Pangaea Stone, Stonehenge Slate, Hoch Stone, and Earthcore. Generally, our products are obtainable from various sources and in sufficient quantities subject to then current market conditions. However, the loss of, or a substantial decrease in the availability of, key products from our suppliers, or the loss of key supplier arrangements, could adversely impact our financial condition, operating results, and cash flows. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would be highly disruptive and could have a material adverse effect on our financial condition, operating results, and cash flows.

Breaches of our information system security measures could disrupt our internal operations.

We are dependent upon information technology for the distribution of information internally and also to our customers and suppliers. This information technology is subject to theft, damage or interruption from a variety of sources, including but not limited to malicious computer viruses, security breaches and defects in design. Purchase of our products may involve the transmission and/or storage of data, including in certain instances customers’ business and personally identifiable information. Thus, maintaining the security of computers, computer networks and data storage resources is a critical issue for us and our customers, as security breaches could result in vulnerabilities and loss of and/or unauthorized access to confidential information. We have in the past faced, and may in the future face attempts by hackers, cybercriminals or others with authorized access to our systems to misappropriate our proprietary information and technology, interrupt our business, and/or gain unauthorized access to confidential information. The reliability and security of our information technology infrastructure and software, and our ability to expand and continually update technologies in response to our changing needs is critical to our business. To the extent that any disruptions or security breaches result in a loss or damage to our data, it could cause harm to our reputation or brand. This could lead some customers to stop purchasing our products and reduce or delay future purchases of our products or the use of competing products; lead to state or federal enforcement action, which could result in fines, penalties and/or other liabilities and which may cause us to incur legal fees and costs; and/or result in additional costs associated with responding to a cyberattack. Increased regulation regarding cyber security may increase our costs of compliance, including fines and penalties, as well as costs of cyber security audits. Any of these actions could materially adversely impact our business and results of operations.

We have invested in industry appropriate protections and monitoring practices of our data and information technology to reduce these risks and continue to monitor our systems on an ongoing basis for any current or potential threats. There can be no assurance, however, that our efforts will prevent breakdowns or breaches to our third party providers’ databases or systems that could adversely affect our business.

Damage to our computer infrastructure and software systems could harm our business.

The unavailability of any of our primary information management systems for any significant period of time could have an adverse effect on our operations. In particular, our ability to deliver products to our customers when needed, collect our receivables and manage inventory levels successfully largely depend on the efficient operation of our computer hardware and software systems. Through information management systems, we provide inventory availability to our sales and operating personnel, improve customer service through better order and product reference data and monitor operating results. Difficulties associated with upgrades, installations of major software or hardware, and integration with new systems could lead to business interruptions that could harm our reputation, increase our operating costs and decrease our profitability. In addition, these systems are vulnerable to, among other things, damage or interruption from power loss, computer system and network failures, loss of telecommunications services, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.

We risk liabilities and losses due to property damage or product liability claims, which may not be covered by insurance.

Exposures that could create insured (or uninsured) liabilities are difficult to assess and quantify due to unknown factors, including but not limited to injury frequency and severity, natural disasters, terrorism threats, third-party liability, and claims that are incurred but not reported (“IBNR”). Although we engage third-party actuarial professionals to assist us in determining our probable future loss exposure, it is possible that claims or costs could exceed our estimates or our insurance limits, or could be uninsurable. In such instances we might be required to use working capital to satisfy these losses rather than to maintain or expand our operations, which could materially and adversely affect our operating results and our financial condition.

Further, we face an inherent business risk of exposure to product liability claims, including class action claims and warranties, in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products are defective or prove to be defective, among other things, we may be responsible for damages related to any defective products and may be required to cease production, recall or redesign such products. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. Any insurance we maintain may not continue to be available on acceptable terms or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product discontinuance, recall or redesign could result in adverse publicity against us, which could cause sales to decline, or increase warranty costs.

Increases in labor costs, potential labor disputes, union organizing activity and work stoppages at our facilities or the facilities of our suppliers could delay or impede our production, reduce sales of our products and increase our costs.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. Any interruption in the production or delivery of our products could reduce sales of our products and increase our costs. Our ability to attract and retain qualified personnel to operate our facilities efficiently is critical to our financial performance. Any labor shortage will create operating inefficiencies that could adversely impact our financial performance.

Risks related to our company

Our business has generated net loses, and we intend to continue to invest substantially in our business. Thus, we may not be able to achieve or maintain profitability. We may not be able to secure financing on favorable terms, or at all, to meet our future capital needs.

We may expand through investments in, acquisitions of, or the development of new products with assistance from, other companies, any of which may not be successful and may divert our management’s attention.

In the past, we completed strategic acquisitions. We also may evaluate and enter into discussions regarding an array of potential strategic transactions, including acquiring complementary products, technologies or businesses. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to be employed by us, and we may have difficulty retaining the customers of any acquired business due to changes in management and ownership. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition, investment or business relationship would be realized timely, if at all, or that we would not be exposed to unknown liabilities. In connection with any such transaction, we may:

•        encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

•        incur large charges or substantial liabilities, including without limitation, liabilities associated with products or technologies accused or found to infringe on third-party intellectual property rights or violate existing or future privacy regulations;

•        issue shares of our capital stock as part of the consideration, which may be dilutive to existing stockholders;

•        become subject to adverse tax consequences, legal disputes, substantial depreciation or deferred compensation charges;

•        use cash that we may otherwise need for ongoing or future operation of our business;

•        enter new geographic markets that subject us to different laws and regulations that may have an adverse impact on our business;

•        experience difficulties effectively utilizing acquired assets;

•        encounter difficulties integrating the information and financial reporting systems of acquired businesses, particularly those that operated under accounting principles other than those generally accepted in the U.S. prior to the acquisition by us; and

•        incur debt, which may be on terms unfavorable to us or that we are unable to repay.

If we are unable to obtain additional financing, business operations will be harmed and if we do obtain additional financing then existing shareholders may suffer substantial dilution.

We need substantial capital to implement our sales distribution strategy for our current products, strategic acquisitions to maximize existing technologies to create opportunities to create synergy and opportunity. Our capital requirements will depend on many factors, including but not limited to:

•        the problems, delays, expenses, and complications frequently encountered by early-stage companies;

•        market acceptance of our products;

•        the success of our sales and marketing programs; and

•        we expect, if we raise at least $[_] in gross proceeds in this offering, that the net proceeds, along with our current cash position, will be able to fund our operating expenses and capital expenditure for at least the next [two] years. Thereafter, unless we achieve profitability, we anticipate that we will need to raise additional capital to fund our operations and to otherwise implement our overall business strategy. We currently do not have any contracts or commitments for additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. Any additional equity financing may involve substantial dilution to then existing shareholders.

If adequate funds are not available or if we fail to obtain acceptable additional financing, we may be required to:

•        severely limit or cease our operations or otherwise reduce planned expenditures and forego other business opportunities, which could harm our business;

•        obtain financing with terms that may have the effect of substantially diluting or adversely affecting the holdings or the rights of the holders of our capital stock; or

•        obtain funds through arrangements with future collaboration partners or others that may require us to relinquish rights to some or all of our technologies or products.

Our success is substantially dependent on the continued service of our senior management.

Our success is substantially dependent on the continued service of our Chief Executive Officer (“CEO”), Matthew Lipman, our Chief Financial Officer (“CFO”), Edward Schultz, and Kevin Grotke, President and Chief Executive Officer of our subsidiary, TotalStone LLC. We do not carry key person life insurance on any of its management, which would leave us uncompensated for the loss of any of its management. The loss of the services of any of our senior management could make it more difficult to successfully operate our business and achieve our business goals. In addition, our failure to retain qualified personnel in the diverse areas required for continuing its operations could harm our product development capabilities and customer and employee relationships, delay the growth of sales of our products and could result in the loss of key information, expertise or know-how.

We may not be able to hire or retain other key personnel required for our business, which could disrupt the development and sales of our products and limit our ability to grow.

Competition in our industry for senior management and other key personnel is intense. If we are unable to retain our existing personnel, or attract and train additional qualified personnel, either because of competition in our industry for such personnel or because of insufficient financial resources, our growth may be limited.

Affiliates of Brookstone (BPA XIV, LLC and BP Peptides LLC) currently have and will, following this offering continue to have significant control over shareholder matters and the minority shareholders will have little or no control over our affairs.

Currently, BP Peptides LLC, an entity jointly controlled by Messrs. Lipman and Toporek, owns 77.3% of the Company’s shares. Following the offering, we expect that BP Peptides LLC and another entity jointly controlled by Messrs. Lipman and Toporek, BPA XIV, LLC, will have the ability to control all matters requiring shareholder approval because these entities will own over 50% of our common stock, will control over 50% of our voting stock (inclusive of the votes of the over 50% of the Series B Preferred Stock shares outstanding we expect to issue to BPA XIV, LLC prior to the consummation of this offering), and, via the protective provisions of the Series B Preferred Stock, will have to consent before we can conduct major corporate actions. BP Peptides, LLC and BPA XIV, LLC may have interests that are different from yours. For example, these entities may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our stock. In addition, these entities could use their voting influence to maintain our existing management and directors in office (including Messrs. Lipman and Toporek), delay or prevent changes in control of our Company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We may not have sufficient resources to effectively introduce and market our services and products, which could materially harm our operating results.

Continuation of market acceptance for our existing services and products require substantial marketing efforts and will require our sales account executives and contract partners to make significant expenditures of time and money. In some instances, we will be significantly or totally reliant on the marketing efforts and expenditures of our contract partners, outside sales agents and distributors.

Because we currently have very limited marketing resources and sales capabilities, commercialization of our products, some of which require regulatory clearance prior to market entrance, we must either expand our own marketing and sales capabilities or consider collaborating with additional third parties to perform these functions. We may, in some instances, rely significantly on sales, marketing and distribution arrangements with collaborative partners and other third parties. In these instances, our future revenue will be materially dependent upon the success of the efforts of these third parties.

Should we determine that expanding our own marketing and sales capabilities is required, we may not be able to attract and retain qualified personnel to serve in our sales and marketing organization, to develop an effective distribution network or to support our commercialization activities otherwise effectively. The cost of establishing and maintaining a more comprehensive sales and marketing organization may exceed its cost effectiveness. If we fail to further develop our sales and marketing capabilities, if sales efforts are not effective or if costs of increasing sales and marketing capabilities exceed their cost effectiveness, our business, results of operations and financial condition would be materially adversely affected.

We could be impacted by unfavorable results of legal proceedings

We may from time to time be involved in future litigation in which substantial monetary damages are sought. Litigation claims may relate to intellectual property, contracts, employment, securities and other matters arising out of the conduct of our current and past business activities. Any claims, whether with or without merit, could be time consuming, expensive to defend and could divert management’s attention and resources. We may maintain insurance against some, but not all, of these potential claims, and the levels of insurance we do maintain may not be adequate to fully cover any and all losses.

With respect to any litigation, our insurance may not reimburse us, or may not be sufficient to reimburse us, for the expenses or losses we may suffer in contesting and concluding such lawsuit. The results of any future litigation or claims are inherently unpredictable and substantial litigation costs, including the substantial self-insured retention that we are required to satisfy before any insurance applies to a claim, unreimbursed legal fees or an adverse result in any litigation may have a material adverse effect on our results of operations, cash from operating activities or financial condition.

We operate in a highly competitive industry.

We may encounter competition from local, regional or national entities, some of which have superior resources or other competitive advantages in the larger materials distribution space. Intense competition may adversely affect our business, financial condition or results of operations. These competitors may be larger and more highly capitalized, with greater name recognition. We will compete with such companies on brand name, quality of services, level of expertise, advertising, product and service innovation and differentiation of product and services. As a result, our ability to secure significant market share may be impeded.

Risks related to our securities

Capstone Holding Corp. is a holding company with no operations of its own, and it depends on its operating subsidiary for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

Our operations are conducted entirely through our operating subsidiary, and our ability to generate cash to fund operations and expenses, to pay dividends or to meet debt service obligations is highly dependent on the earnings and the receipt of funds from our subsidiaries through dividends or intercompany loans. Deterioration in the financial condition, earnings or cash flow of Capstone Holding Corp., LLC (“Holdings”) and its subsidiaries for any reason could limit or impair their ability to pay such distributions.

Additionally, to the extent that Holdings needs funds, and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our business, financial condition, results of operations, and cash flows.

If we do not complete this offering, our Common Stock will remain quoted on the OTCQB where trading is volatile, and we may not be able to meet our anticipated cash needs.

If we do not complete this offering, our Common Stock will remain quoted on the OTCQB. Trading in securities quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on Nasdaq. These factors may result in investors having difficulty reselling any shares of our Common Stock.

In addition, if we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

Sales of a significant number of shares of our Common Stock in the public market or the perception of such possible sales, could depress the market price of our Common Stock.

Sales of a substantial number of shares of our Common Stock in the public markets, which include an offering of our preferred stock or Common Stock could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity or equity-related securities. We cannot predict the effect that future sales of our Common Stock or other equity-related securities would have on the market price of our Common Stock.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our Common Stock has been and may in the future continue to be extremely volatile. Many factors could have a significant impact on the future price of our shares of Common Stock, including:

•        our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

•        our failure to successfully implement our business objectives;

•        compliance with ongoing regulatory requirements;

•        market acceptance of our products;

•        changes in government regulations;

•        general economic conditions and other external factors;

•        actual or anticipated fluctuations in our quarterly financial and operating results; and

•        the degree of trading liquidity in our shares of Common Stock.

•        domestic and international economic and political factors unrelated to our performance;

•        changes in securities analysts’ estimates of our financial performance;

•        action by institutional stockholders or other large stockholders, including future sales;

•        failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

•        announcements by us of significant impairment charges;

•        speculation in the press or investment community;

•        investor perception of us and our industry;

•        changes in market valuations or earnings of similar companies;

•        announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;

•        war, terrorist acts and epidemic disease;

•        any future sales of our common stock or other securities; and

•        additions or departures of key personnel.

In particular, we cannot assure that you will be able to resell your shares at or above your purchase price. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, results of operations, financial condition, and cash flows.

A decline in the price of our shares of Common Stock could affect our ability to raise further capital and adversely impact our ability to continue operations.

The relatively low price of our shares of Common Stock, and a decline in the price of our shares of Common Stock, could result in a reduction in the liquidity of our Common Stock and a reduction in our ability to raise capital. Because we expect a significant portion of our operations will be financed through the sale of equity securities, a decline in the price of our shares of Common Stock could be especially detrimental to our liquidity and our operations. Such reductions and declines may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plans and operations, including our ability to continue our current operations. If the price for our shares of Common Stock declines, it may be more difficult to raise additional capital. If we are unable to raise sufficient capital, and we are unable to generate funds from operations sufficient to meet our obligations, we will not have the resources to continue our operations.

The market price for our shares of Common Stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, may have a material adverse effect on the market price of our shares of Common Stock.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our Common Stock and have an adverse effect on the market for our shares.

We currently do not intend to pay dividends on our Common Stock. As result, your only opportunity to achieve a return on your investment is if the price of our Common Stock appreciates.

We currently do not expect to declare or pay dividends on our Common Stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our Common Stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our Common Stock appreciates and you sell your shares at a profit.

We could issue additional Common Stock, which might dilute the book value of our Common Stock.

Our Board has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our Common Stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for our Common Stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our shareholders vote and might dilute the book value of our Common Stock. You may incur additional dilution if holders of stock warrants or options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our Common Stock.

We may issue preferred stock with terms that could adversely affect the voting power or value of our Common Stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we have designated 5,000 shares of the Company’s authorized preferred stock as Series “A” Preferred Stock, par value $0.0005, which rank senior only to any other class or series of designated and outstanding preferred shares of the Company, and the holders of which are entitled to receive a quarterly dividend, payable after a dividend has been made on the common stock. In addition, we might grant holders of preferred stock the right to elect some number of our directors in all events or upon the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock. For more information, see “Description of Capital Stock”.

In addition, prior to the consummation of this offering we expect to create a class of Series B Preferred Stock with such preferred stock’s certificate of designation containing protective provisions requiring holders of 50% of the stock to consent before we can conduct major corporate actions. We expect to issue to BPA XIV, LLC (an entity jointly controlled by Messrs. Lipman and Toporek), prior to the consummation of this offering, more than 50% of the shares of Series B Preferred Stock outstanding.

Future issuance of our Common Stock, preferred stock, options and warrants could dilute the interests of existing stockholders.

We may issue additional shares of our Common Stock, preferred stock, options and warrants in the future. The issuance of a substantial amount of Common Stock, preferred stock, options and warrants could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of Common Stock or preferred stock in the public market, or the exercise of a substantial number of warrants and options either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such Common Stock as consideration or by investors who acquired such Common Stock in a private placement could have an adverse effect on the market price of our Common Stock.

Future debt issuance may adversely affect the market price of our Common Stock.

If, in the future, we decide to issue debt securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Because our decision to issue debt securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Anti-takeover provisions in our certificate of incorporation, by-laws, and Tax Benefit Plan could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

Our certificate of incorporation, by-laws, and Tax Benefit Plan include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. Furthermore, the existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

RISKS RELATED TO THE OFFERING

Investors in This Offering Will Experience Immediate and Substantial Dilution in Net Tangible Book Value.

The public offering price per share of our Common will be substantially higher than the net tangible book value per share of our outstanding Common Stock. As a result, investors in this offering will incur immediate dilution of $4.59 per share, based on the assumed public offering price of $4.00 per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

We May Need Additional Capital, and the Sale of Additional Shares or Equity or Debt Securities Could Result in Additional Dilution to Our Stockholders.

We believe that our existing cash, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next two years. We may, however, require additional cash resources due to changed business conditions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more credit facilities. The sale of additional equity securities could result in additional dilution to our stockholders and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a Common Stockholder. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

If we raise additional funds through government grants, collaborations, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue stream or grant licenses on terms that may not be favorable to us.

We Have Broad Discretion in the Use of the Net Proceeds from This Offering and May Not Use Them Effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Substantial future sales of shares of our Common Stock in the public market could cause our stock price to fall.

Holders of shares of Common Stock that we have issued, including shares of Common Stock issuable upon conversion and/or exercise of outstanding convertible notes, shares of preferred stock options and warrants, may be entitled to dispose of their shares pursuant to an exemption from registration under the Securities Act. Additional sales of a substantial number of our shares of our Common Stock in the public market, or the perception that sales could occur, could have a material adverse effect on the price of our Common Stock. Our Common Stock is quoted on the OTCQB Marketplace and there is not now, nor has there been, any significant market for shares of our Common Stock, and an active trading market for our shares may never develop or be sustained. Investors are currently able to use Rule 144 promulgated under the Securities Act to sell shares of our Common Stock and, if they do so, the then-prevailing market prices for our Common Stock may be reduced. Any substantial sales of our Common Stock may have an adverse effect on the market price of our securities.

Sales of a substantial number of shares of our Common Stock in the public market following this offering could cause the market price of our Common Stock to decline. If there are more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered shares of Common Stock and sellers remain willing to sell the shares. Following the effectiveness of the registration statement of which this prospectus forms a part, all of the shares of Common Stock sold to Northbridge pursuant to the Investment Agreement will be freely tradable without restriction or further registration under the Securities Act.

We qualify as an “emerging growth company” and “smaller reporting company,” and the reduced public company reporting requirements applicable to emerging growth companies and smaller reporting companies may make our Common Stock less attractive to investors.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting obligations that will be available to us so long as we qualify as an “emerging growth company,” and thus the level of information we provide may be different from that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Common Stock, and the price of our Common Stock may be more volatile.

As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We do not intend to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. The decision not to take advantage of the extended transition period is irrevocable.

We could remain an “emerging growth company” until the earliest to occur of: (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to our stockholders may be different from what you might get from other public companies in which you hold stock.

We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising in this offering and future offerings and the market price of our securities may be more volatile.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $3,558,045, or $4,240,545 if the underwriter exercises their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

•        Approximately $1,160,000 for the repayment of a term loan issued by Berkshire Bank with interest charged at the one-month Secured Overnight Financing Rate (“SOFR”) plus 3.5% (7.86% and 8.96% at September 30, 2024 and December 31, 2023, respectively) and a maturity date of December 1, 2025. The proceeds of the term loan were used for working capital; and

•        Approximately $[_] for general corporate purposes to enable us to grow organically by expanding the breadth of our distribution by both geography and new products, either through contractual relationships or owning in-house brands.

Although we plan to also grow via a rapid acquisition program of building products distributors and manufacturers, we do not currently have any definitive plans to acquire any specific entities or assets.

We believe that the expected net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next twelve months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and US government securities. We anticipate that the proceeds from this offering will enable us to further grow the business and increase cash flows from operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results. Such forward-looking statements include, without limitation, statements regarding:

•        our need for, and our ability to raise, additional equity or debt financing on acceptable terms, if at all;

•        our need to take additional cost reduction measures, cease operations or sell our operating assets, if we are unable to obtain sufficient additional financing;

•        our belief that we have sufficient liquidity to finance normal operations;

•        the options we may pursue in light of our financial condition;

•        the amount of cash necessary to operate our business;

•        general economic conditions;

•        the anticipated future financial performance and business operations of our company; and

•        our ability to retain our core group of personnel.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our Common Stock is quoted on the OTCQB under the trading symbol “CAPS”. We intend to apply to The Nasdaq Capital Market to list our Common Stock under the symbol “CAPS”

As of December 30, 2024, there were approximately 461 holders of record of our Common Stock. The last reported sales price for our Common Stock, as reported on the OTCQB on December 30, 2024, was $2.24 per share.

Dividend Policy

To date, we have not paid any dividends on our Common Stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on the Common Stock is at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Common Stock in the foreseeable future.

Transfer Agent

The transfer agent of our Common Stock is Computershare U.S. Their address is 150 Royall Street, Canton, MA 02021.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2024. Such information is set forth on the following basis:

•        (1) on an actual basis as of September 30, 2024; and

•        (2) on a pro forma basis, giving effect to: (i) 1,250,000 shares to be issued in connection with this offering at an assumed public offering price of $4.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses of $1,441,995; and (ii) the restructuring transaction consisting of the Class A TS warrants being cancelled, the Class B Preferred Interests being exchanged into 3,782,640 shares of Common Stock that will constitute approximately 96% of the shares of Common Stock outstanding immediately prior to the issuance of 1,250,000 shares to be issued in this Offering, and the Class C Preferred Interests being cancelled.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

(in thousands)	Actual as of September 30, 2024 (unaudited)	Pro Forma – Post Reverse Split (unaudited)
Cash and cash equivalents	$13	$3,571
Total current assets	16,481	20,039
Total current liabilities	15,469	15,469
Total long-term liabilities	23,871	24,878
TotalStone, LLC – Class B Preferred Units	28,580	—
TotalStone, LLC – Special Preferred Units	1,006	—

Stockholders’ Equity:

Common stock: $0.0005 par value; 50,000,000 shares authorized; 157,610 shares issued and outstanding at September 30, 2024 and 5,190,250 issued and outstanding on a pro forma basis	—	3

Additional paid in capital	193,044	225,179
Accumulated deficit	(194,967)	(194,967)
Total stockholders’ equity (deficit)	$(1,923)	$30,215

A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our pro forma cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $1,137,500 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per share of Common Stock, and the pro forma net tangible book value per share of Common Stock immediately after this offering.

Net tangible book value (deficit) represents the amount of our total tangible assets reduced by our total liabilities and the TotalStone Preferred Stock. Tangible assets equal our total assets less intangible assets. As of September 30, 2024, our actual net tangible book value (deficit) was $(35,181,606) and our net tangible book value (deficit) per share was $(223.22).

Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of shares of Common Stock outstanding.

After giving effect to: (i) 1,250,000 shares to be issued in connection with this offering at an assumed public offering price of $4.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses of $1,441,995; and (ii) the restructuring transaction consisting of the Class A TS warrants being cancelled, the Class B Preferred Interests being exchanged into 3,782,640 shares of Common Stock that will constitute approximately 96% of the shares of Common Stock outstanding immediately prior to the issuance of 1,250,000 shares to be issued in this Offering, and the Class C Preferred Interests being cancelled, our pro forma net tangible book value (deficit) as of September 30, 2024 would have been $(3,044,036) or $(0.59) per share. This represents an immediate increase in pro forma net tangible book value (deficit) of $222.63 per share to existing stockholders and immediate dilution of $(4.59) per share to new investors purchasing Common Stock in the offering.

The following table illustrates this per share dilution:

	Actual as of September 30, 2024 (unaudited)	Pro Forma
Public offering price per share of Common Stock		$4.00
Net tangible book deficit value per share as of September 30, 2024	$(223.22)
Increase in pro forma net tangible book value per share attributable to new investors		$222.63
Pro forma net tangible book value per share after giving effect to this offering		$(0.59)
Dilution in net tangible book value per share to new investors		$(4.59)

If the underwriter’s overallotment option is exercised, our adjusted pro forma net tangible book value following the offering will be $(0.44) per share, and the dilution to new investors in the offering will be $(4.44) per share.

A $1.00 increase or decrease in the assumed public offering price per share of Common Stock would increase or decrease our pro forma net tangible book value after this offering by approximately $0.22 and dilution per share to new investors by approximately $(5.37) for an increase of $1.00, or $(3.81) for a decrease of $1.00, after deducting the underwriting discount and estimated offering expenses payable by us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is subject to the safe harbor created by those sections. For more information, see “Cautionary Note Regarding Forward-Looking Statements.” When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that impact our business. In particular, we encourage you to review the risks and uncertainties described in “Risk Factors”. These risks and uncertainties could cause actual results to differ materially from those projected or implied by our forward-looking statements contained in this report. These forward-looking statements are made as of the date of this report, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law.

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2023, and the related notes thereto, which have been prepared in accordance with U.S. GAAP, included in the registration statement of which this prospectus forms a part. Throughout this discussion, unless the context specifies or implies otherwise the terms the “Company”, “we”, “us” and “our” refer to the business and operations of Capstone Holding Corp and its operating subsidiary, TotalStone LLC. t/a Instone.

All dollar amounts stated herein are in U.S. dollars unless specified otherwise.

Overview

Capstone Holding Corp. formerly known as Capstone Therapeutics Corp. and OrthoLogic Corp., incorporated in Delaware in 1987 as a domestic corporation, is the parent entity of TotalStone LLC. t/a Instone. Instone has a building products distribution network that services 31 US states in a trade area that geographically represents about 40% of American households. Our over 400 active customers are primarily masonry, building materials and landscape dealers.

Historically, the product mix for Instone was heavily concentrated on Cultured Stone®, in 2018 Cultured Stone® comprised almost 80% of our total revenue. Through acquisition and product expansions, we have increased our product offering to our customers. This expansion has made Instone a more attractive supplier to new and existing dealers.

We provide value to our dealers by making the procurement and logistics process easy for product lines that are otherwise challenging for dealers to manage if they were to purchase directly with a manufacturer or quarry. Our website provides efficiency, and we believe our product offering provides options and ability for vendor consolidation and our logistical capabilities provide cost effective and efficient delivery, typically within a week or less.

A key differentiating factor for our strategy is that we own or control five of the eight brands we sell. Our products include stone veneer, landscape stone, and modular masonry fireplaces. The brands we distribute which we do not control are Cultured Stone®, Dutch Quality®, and Isokern®. The brands we distribute which we own or control include Aura™, Pangea Stone®, Toro Stone™, Beon Stone®, and Interloc™.

We operate in a market environment where there are about 7,000 building products dealers, most of which are privately held. Most of these dealers are not able to efficiently purchase or optimize storage space, which constrains their ability to sell the diverse range of products we offer. Our website enables dealers to buy in the quantities they require thus driving a more optimal level of inventory while also significantly reducing logistical challenges. We believe the ability for customers to buy in the quantities they need across many product lines instead of buying single product lines form different manufacturers helps them manage cash and, in turn, allows them to offer a higher level of service to their own customers. According to a December 2023 study jointly released by the management consulting firm, Roland Berger, and the financial advisory firm, Lazard, “Trends in the Building Envelope Industry,” the sector has recently grown by 5 – 7%. Given the recent peak of the interest rate cycle constraining the revenue of building products companies (due to fewer housing starts and less commercial construction) we believe current conditions are the ideal backdrop for us to execute value-creating, accretive acquisitions.

We intend to continue to grow our business organically and through successfully integrating well-timed acquisitions.

Recent Developments

On November 9, 2023, related party entities of the Company’s majority shareholder entered into a transaction that resulted in unwinding the Company’s 2021 investment in Diamond Products Holdings, LLC (“DPH”) valued at $8 million that was obtained in exchange for a $8 million note payable to Brookstone Acquisition Partners XXI, LLC (“Brookstone XXI”).

Components of Results of Operations

Sales

Our sales primarily consist of distributing manufactured and natural stone cladding products, natural stone landscape products, and related goods for residential and commercial construction through a dealer network in 31 states in the Midwestern and Northeastern United States. The Company recognizes revenue when control over the products has been transferred to the customer, and the Company has a present right to payment.

Cost of Goods Sold and Gross Profit

Cost of goods sold includes the purchase price of material, freight, miscellaneous import fees (if applicable), warranty and related expenses that are directly attributable to our fabricated products. The Company also includes amounts billed to customers related to shipping and handling and shipping and handling expenses in cost of goods sold.

Gross profit is equal to revenue less cost of goods sold. Gross profit margin is equal to gross profit divided by revenue.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of personnel-related costs, including salaries and benefits, advertising and marketing expenses, travel and entertainment, facility-related costs, investor relations, legal and consulting fees.

Other Income and Expenses

Other income and expenses consist primarily of interest expenses on our line of credit and debt and, the write-off of our related party investment in DPH and related gain on extinguishment of a note payable to Brookstone XXI.

Results of Operations

The following is management’s discussion of the Company’s consolidated financial statements and results of operations for the years ended December 31, 2023 & 2022 in (“000’s”):

Results of Operations Comparing Year Ended December 31, 2023 to 2022.

	Year Ended December 31,
	2023	2022	$ Change	% Change
	(in thousands)
Net Sales	$48,354	$61,561	$(13,207)	(21)%
Cost of goods sold	38,743	45,030	(6,287)	(14)%
Gross profit	9,611	16,531	(6,920)	(42)%

Operating expenses:
Selling, General and administrative	10,867	12,538	(1,671)	(14)%
(Loss) income from operations	(1,256)	3,993	(5,249)	(131)%
Loss on investment	(8,000)	—	(8,000)	—
Gain on extinguishment	7,200	—	7,200	—
Interest and other expense, net	(1,529)	(895)	(634)	71%
Income tax expense	(234)	(783)	549	(70)%
Net (loss) income	$(3,819)	2,315	$(6,134)	(265)%

Sales

Sales were $48.4 million in 2023 compared to $61.6 million in 2022. Revenue decreased between 2023 and 2022 by $13.2 million.

The construction industry experienced a significant slowdown in 2023 following a surge in activity during the COVID-19 pandemic. After the initial shock of the pandemic in 2020, the industry experienced an increased demand and higher unit prices in 2021 and 2022. However, by 2023, rising interest rates, elevated inflation and higher borrowing costs significantly impacted the construction industry resulting in lower demand and decreases in unit prices.

For our owned and controlled brands, revenue was down $4.8 million driven by price reductions and offset by a slight increase in volume of $63.0 thousand or approximately 6,000 square feet. For brands we do not control, revenue was down $8.4 million primarily attributed to lower volume of $5.6 million or 606,000 square feet driven by lower market demand and distribution changes with our largest supplier and price reductions of $2.8 million.

Cost of goods sold

Cost of goods sold decreased by $6.3 million, or 14%, for the year ended December 31, 2023 compared to the year ended December 31, 2022.

During the pandemic, the industry experienced significant supply chain disruptions on both domestic and imported products. The impact on imported products was more significant and volatile in both costs and operations when compared to domestic products. Supply constraints, container availability, container costs, port congestion among other factors drove an increase in cost of goods sold throughout periods during the pandemic. By 2023, these issues and related costs began to normalize.

Gross profit margin decreased from 26.9% for the year ended December 31, 2022 to 19.9% to the year ended December 31, 2023. The decrease in gross profit margin was attributable to the Company turning inventory through cost of goods sold in 2023 that had higher freight costs during the supply chain disruptions noted above. The Company estimates the supply chain disruptions during the pandemic negatively affected gross profit in 2023 by $2.3 million or 4.8%.

Selling general and administrative expenses

Selling general and administrative expenses decreased by $1.7 million, or 13.7%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease results primarily from a reduction in force of $920.0 thousand, reduced bonuses due to financial performance of $264.0 thousand, lower travel expenses of $144.0 thousand and considerable efforts to reduce overall spending of $243.0 thousand to adjust for lower revenues.

Other Income and expenses

Other expenses, net, increased by $1.4 million, or 160%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase consists of higher interest expense of $405.0 thousand, largely attributed to our revolving line of credit, lower other income of $229.0 thousand, and a $8 million loss on write-off of our related party investment in DPH and a related $7.2 million gain on extinguishment (forgiveness) of debt by Brookstone XXI associated with the DPH investment.

Income Tax Expense

Income tax expense decreased by $549.0 thousand or 70% for the year ended December 31, 2023, compared to the year ended December 31, 2022. The effective tax rate is (7%) in 2023 and 25% in 2022. The negative effective tax rate in 2023 is primarily attributable to state taxes and an increase in the valuation allowance for deferred income tax assets.

Segment Results

The Company has one operating and reportable segment which consists of the operations of TotalStone. The Company also has corporate-level SG&A expenses which are included in Capstone Holding Corp. (“Capstone” or “the Parent”) and consist primarily of board fees and, investor relations, filing, legal, insurance, accounting and consulting expenses not identifiable and allocated to TotalStone.

The following table is a summary of TotalStone’s operating results through operating income (loss) reconciled to the Company’s consolidated totals with the inclusion of Parent and eliminating amounts:

	Twelve Months Ended December 31,
	2023				2022
	TotalStone	Parent	Eliminations	Consolidated	TotalStone	Parent	Eliminations	Consolidated
Income (loss) from operations before taxes:
Sales	$48,354	$—	$—	$48,354	$61,561	$—	$—	$61,561
Cost of goods sold	38,743	—	—	38,743	45,030	—	—	45,030
Gross Profit	9,611	—	—	9,611	16,531	—	—	16,531
Selling, general and administrative expenses	10,765	342	(240)	10,867	12,426	376	(264)	12,538
(Loss) income from operations	$(1,154)	$(342)	$240	$(1,256)	$4,105	$(376)	$264	$3,993

Other financial information:
Depreciation & amortization included in SG&A expenses	$306	$—	$—	$306	$241	$—	$—	$241

The above discussion of consolidated operating results through operating income (loss) is in substance the operating results of TotalStone for the comparable periods presented. The elimination of selling, general and administrative expenses reflect the elimination of management fees incurred by TotalStone and earned by Parent. The Parent classifies the management fee income earned as a component of net non-operating income (expense) and the corresponding income is also eliminated in the Company’s consolidated results.

Comparison of the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
	(in thousands)
Net Sales	$34,563	$38,869	$(4,306)	(11)%
Cost of goods sold	27,062	30,484	(3,422)	(11)%
Gross profit	7,501	8,385	(844)	(11)%

Operating expenses:
Selling, General and administrative	7,791	8,672	(881)	(10)%
(Loss) income from operations	(290)	(287)	(3)	(1)%
Interest and other expense, net	(1,148)	(1,145)	(3)	(1)%
Income tax expense	22	368	(346)	(94)%
Net (loss) income	$(1,460)	(1,800)	$(340)	(19)%

Sales

Sales for the nine months ended September 30, 2024, were $34.6 million compared to $38.9 million in 2023. Revenue decreased between 2024 and 2023 by $4.3 million.

For our owned and controlled brands, revenue was down $3.2 million driven by a decrease in volume of $2.3 million or 217,000 square feet and price reductions of $698.0 thousand. For brands we do not control, revenue was down $1.1 million primarily attributed to a decrease in volume of $771.0 thousand or 95,000 square feet driven by lower market demand and distribution changes with our largest supplier and price reductions of $318.0 thousand.

Cost of goods sold

Cost of goods sold decreased by $3.4 million, or 11%, for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023.

Gross profit margin slightly increased from 21.6% for the nine months ended September 30, 2023 to 21.7% for the nine months ended September 30, 2024. The slight increase in gross profit margin was primarily due to a decrease in freight expense.

Selling general and administrative expenses

Selling general and administrative expenses decreased by $882.0 thousand, or 10%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The decrease results primarily from a reduction in force of $483.0 thousand, reduced bonuses due to financial performance of $252.0 thousand, and lower travel expenses of $93.0 thousand.

Other Income and expenses

Other income and expenses slightly decreased by $3.0 thousand, or less than 1%, for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The decrease consists primarily of lower other income $143.0 thousand, offset by lower interest expense $140.0 thousand, largely attributed to our revolving line of credit.

Income Tax Expense

Income tax expense decreased by $346.0 thousand or 94% for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The period over period decrease is primarily attributable to higher provisions in 2023 related to state taxes for those states where taxable income was projected in 2023.

Segment Results

The Company has one operating and reportable segment which consists of the operations of TotalStone. The Company also has corporate-level SG&A expenses, which are included in Capstone Holding Corp. (“Capstone” or “the Parent”) and consist primarily of board fees and, investor relations, filing, legal, insurance, accounting and consulting expenses not identifiable and allocated to TotalStone.

The following table is a summary of TotalStone’s operating results through operating income (loss) reconciled to the Company’s consolidated totals with the inclusion of Parent and eliminating amounts:

	Nine Months Ended September 30,
	2024				2023
	TotalStone	Parent	Eliminations	Consolidated	TotalStone	Parent	Eliminations	Consolidated
Income (loss) from operations before taxes:
Sales	$34,563	$—	$—	$34,563	$38,869	$—	$—	$38,869
Cost of goods sold	27,062	—	—	27,062	30,484	—	—	30,484
Gross Profit	7,501	—		7,501	8,385	—	—	8,385
SG&A expenses	7,540	431	(180)	7,791	8,584	261	(173)	8,672
(Loss) income from operations	$(39)	$(431)	$180	$(290)	$(199)	$(261)	$173	$(287)

Other financial information:
Depreciation & amortization included in SG&A expenses	$270	$—	$—	$270	$229	$—	$—	$229

The above discussion of consolidated operating results through operating income (loss) is in substance the operating results of TotalStone for the comparable periods presented. The $170,000 increase in Parent SG&A expenses in 2024 is primarily attributable to strategic consulting services. The elimination of selling, general and administrative expenses reflects the elimination of management fee expenses incurred by TotalStone and earned by Parent. The Parent classifies the management fee income earned as a component of net non-operating income (expense) and the corresponding income is also eliminated in the Company’s consolidated results.

Liquidity and Capital Resources

Working capital was $1.0 million as of September 30, 2024, a decrease of $100,000 as compared to $1.1 million as of December 31, 2023.

Working capital was $1.1 million as of December 31, 2023, a decrease of $8 million as compared to $9.1 million as of December 31, 2022. The decrease in working capital is primarily attributable to a decrease in inventory and increases in current liabilities.

The Company primarily funds our operations through cash provided from operations of our building products distribution network and available capacity under our ABL Facility (“Revolver”). Our operating cash flows fluctuate based on seasonality with the first half of the year typically resulting in negative operating cash flows from the build in accounts receivable and inventories and the second half of the year generating positive operating cash flows as we bring accounts receivables and inventory levels down from seasonal high periods and pay down our Revolver. The liquidity of the Company is largely dependent on our ability to borrow funds on our Revolver. If the Company fails to fulfill its financial covenant requirements, our ability to continue as a going concern could be at risk. We believe ongoing availability of our Revolver plus cash provided from operations combined with our considerable efforts to reduce overall spending will be sufficient to satisfy our cash requirements for at least one year after the date the consolidated financials are issued. The Company believes we will be able to continue to borrow funds on our Revolver when and as required. Future acquisitions may be financed through other forms of financing that will depend on then-existing conditions.

Seasonality

The Company historically experiences higher sales during our second and third quarters due to the favorable weather in the Midwestern and Northeastern United States for new construction and remodeling.

Summary of Cash Flows

The following table summarizes our cash flows for each of the periods presented:

(in thousands)	Year Ended December 31, 2023	Year Ended December 31, 2022
Net cash provided by (used in) operating activities	$1,449	$(2,890)
Net cash used in investing activities	(208)	(173)
Net cash provided by (used in) financing activities	(1,213)	3,036
Net increase (decrease) in cash	$28	$(27)

Cash Flows from Operating Activities

Net cash provided by operating activities was $1.4 million for the year ended December 31, 2023, primarily resulting from our net loss of $3.8 million combined with $4.1 million provided in changes in our non-cash working capital, partially offset by non-cash expenses.

Net cash used in operating activities was $2.9 million for the year ended December 31, 2022, primarily resulting from our net income of $2.3 million combined with $6.0 million used in changes in our non-cash working capital.

Cash Flows from Investing Activities

Net cash used in investing activities was $208.0 thousand and $173.0 thousand for the years ended December 31, 2023 and 2022, respectively. These cash outflows were related to purchases of property and equipment.

Cash Flows from Financing Activities

Net cash used in financing activities was $1.2 million for the year ended December 31, 2023. The cash outflow was a result of $1.3 million proceeds from bank borrowing under the line of credit, offset primarily by the repayment of debt of $2.1 million. Net cash provided by financing activities was $3.0 million for the year ended December 31, 2022. The cash inflow was a result of $5.7 million in proceeds from bank borrowing under the line of credit and $3.1 million proceeds of the sale-leaseback of our Navarre facility, offset by the repayment of debt of $6.4 million.

Comparison of the Nine Months Ended September 30, 2024 and 2023

(in thousands)	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Net cash provided by operating activities	$976	$49
Net cash used in investing activities	(101)	(166)
Net cash provided by (used in) financing activities	(914)	176
Net increase (decrease) in cash	$(39)	$59

Cash Flows from Operating Activities

Net cash provided by operating activities was $976.0 thousand for nine months ended September 30, 2024, primarily resulting from our net loss of $1.5 million combined with $2.2 million provided from changes in our non-cash working capital and $0.3 million of depreciation and amortization.

Net cash used in operating activities was $49.0 thousand for nine months ended September 30, 2023, primarily resulting from our net loss of $1.8 million combined with $1.6 million provided by the change in non-cash working capital and $0.2 million of depreciation and amortization.

Cash Flows from Investing Activities

Net cash used in investing activities was $101.0 thousand and $166.0 thousand for the nine months ended September 30, 2024, and 2023, respectively. These cash outflow were related to property and equipment purchases.

Cash Flows from Financing Activities

Net cash used in financing activities was $914.0 thousand for the nine months ended September 30, 2024. The cash outflow was largely attributed to the repayment of debt of $750.0 thousand.

Net cash provided by financing activities was $176 thousand for the nine months ended September 30, 2023. The cash inflow was a result of $2.3 million proceeds from bank borrowings under the line of credit and offset by the repayment of debt of $1.8 million and cash payment to special preferred equity members of $389 thousand.

Funding Requirements

We currently expect to use the net proceeds of this offering primarily for organic growth, by expanding the breadth of our distribution network by both geography and new products, and inorganic growth via rapid acquisition program of building products distributors and manufacturers whose distribution core can be fortified to expand their footprint.

The Company plans to raise additional funds to finance the growth of our operations through equity financing or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted.

Off-Balance Sheet Arrangements

During the periods presented we did not have, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

We periodically review our financial reporting and disclosure practices and accounting policies to ensure that they provide accurate and transparent information relative to the current economic and business environment. As part of this process, we have reviewed our selection, application and communication of critical accounting policies and financial disclosures. Management has discussed the development and selection of the critical accounting policies with the Audit Committee of the Board of Directors and the Audit Committee has reviewed the disclosure relating to critical accounting policies in this Management’s Discussion and Analysis.

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements included as part of this report, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the revenue and expenses incurred during the reported periods. We base estimates on our historical experience, known trends and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The full details of our accounting policies are presented in Note 2 of our audited consolidated financial statements for the year ended December 31, 2023. These policies are considered by management to be essential to understanding the processes and reasoning that go into the preparation of our consolidated financial statements and the uncertainties that could have a bearing on its financial results. The significant accounting policies that we believe to be most critical in fully understanding and evaluating our financial results are revenue recognition and management estimates.

Revenue Recognition

Sales are recognized when revenue is realized or becomes realizable and has been earned, net of sales tax. In general, revenue is recognized at a point in time, which is usually upon shipment of the product. Our revenue is recognized at a point in time when ownership, risks and rewards transfer. For 2023 and 2022, there are no estimates of variable consideration represented in revenue.

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, and expenses in our financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s assumptions regarding current events and actions that may impact the Company in the future, actual results may differ from these estimates and assumptions.

Goodwill

Goodwill represents costs in excess of the estimated fair values of acquired net assets in a business combination. Goodwill and other intangible assets with indefinite lives are reviewed annually for impairment.

Under U.S. GAAP, goodwill is not amortized but is reviewed annually for impairment at a level of reporting referred to as a reporting unit. A reporting unit is an operating segment, or one level below the operating segment, depending on whether certain criteria are met. All of the Company’s goodwill is reported in our subsidiary (reporting unit), TotalStone, and relates to our acquisition of TotalStone in April 2020.

We perform our annual impairment test as of October 1 each year, or in between annual tests whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable, to determine whether an impairment exists. The goodwill impairment test compares a market participant perspective of fair value for a reporting unit to its carrying amount. As necessary, we recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill.

We have the option to perform a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. However, we may elect to perform the quantitative goodwill impairment test even if no indications of a potential impairment exist.

Factors considered in our qualitative assessments include (i) macroeconomic conditions including changes in interest rates and discount rates, (ii) industry and market considerations including multiples based on business enterprise value to EBITDA, (iii) trailing twelve month adjusted EBITDA of TotalStone determined on a consistent basis as that utilized in our debt financial covenants, and (iv) revenue levels, adjusted EBITDA and the EBITDA multiple implied in the enterprise valuation of TotalStone in our business combination transaction.

For 2023 and 2022, we completed our qualitative assessments concluding that it was more likely than not that the fair value of TotalStone exceeded its carrying value. In 2022, there continued to be a surge in activity in our industry from COVID and TotalStone reported adjusted EBITDA of $5.5 million. In 2023, rising interest rates, elevated inflation and higher borrowing costs significantly impacted the construction industry resulting in the decline in TotalStone’s sales and gross profit contributing to the Company’s consolidated reported operating loss. TotalStone’s 2023 gross profit was also negatively impacted by gross margin compression resulting from the turn of higher per unit inventory costs that included higher freight costs we incurred in 2022 and decreasing sales prices in 2023 responsive to the fallen industry demand. Freight costs began to decrease in 2023 relative to COVID peak costs reducing our landed inventory costs. Adjusted EBITDA for TotalStone was $3.2 million for 2023. TotalStone’s sales and adjusted EBITDA reported in 2023 are favorable to those reflected in the valuation of TotalStone upon acquisition in April 2020 prior to the COVID surge.

In evaluating our qualitative assessment, we consider the sensitivity of our estimates utilized in our estimated fair value based on an EBITDA multiple. For 2023, the excess of fair value over carrying value was 15%. Independently, if 2023 adjusted EBITDA was 13% less than as reported or our estimated EBITDA multiple was 13% less than the multiple used, the fair value of TotalStone as of December 31, 2023 would be equal to its carrying value.

For the purpose of measuring the carrying amount of TotalStone, we consider the preferred stock of TotalStone as equity. Under U.S. GAAP, the preferred stock of TotalStone is classified outside of equity in our consolidated financial statements. If we considered the preferred stock of TotalStone as interest-bearing debt, then our consideration of the excess of fair value over carrying value would subtract the interest-bearing debt from both the fair value and carrying value in that analysis resulting in the same “cushion” or “shortfall” in the analysis.

Long-lived Asset Impairments

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount of which the carrying amount of the assets exceeds the fair value of the assets. For 2023 and 2022, no impairment charges were necessary.

Inventories

Inventories consisting of finished goods are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories also include deposits placed on inventory purchases for shipments not yet received. Significant prepaid inventory may be located overseas. At December 31, 2023 and 2022, the total prepaid inventory balance was $912.0 thousand and $1.4 million, respectively. We periodically review our inventory on hand and record a provision for excess, obsolete and slow-moving inventory based on our estimated forecast of product demand, as well as historical usage. The reserve for obsolete or slow-moving inventory at December 31, 2023 and 2022, totaled $324.0 thousand and $301.0 thousand, respectively.

Property and Equipment

Property and equipment is stated at cost and is depreciated over the estimated useful lives ranging from three to forty years. Depreciation is computed by using the straight-line method for financial reporting purposes and straight-line and accelerated methods for income tax purposes. Property and equipment is comprised of building, machinery & equipment, computer equipment, leasehold improvements, software, office equipment, vehicles, and furniture & fixtures. Maintenance and repairs are charged to expense as incurred.

BUSINESS

Our Company

Capstone Holding Corp. is a building products distribution network. The existing network is comprised of Instone, is a leading distributor of thin veneer stone and related masonry products in the United States, serving both residential and commercial construction markets. Founded over 30 years ago, we have grown to become the largest wholesale distributor in the thin veneer masonry products industry. Our comprehensive product offering includes a wide range of manufactured and natural stone products, supported by a strategically located distribution network designed to provide reliable and efficient service to our diverse customer base.

We are committed to being the preferred partner for our customers by providing high-quality products, expert support, and exceptional service. Our success is driven by our deep industry expertise, long-standing customer relationships, and a relentless focus on operational excellence.

Our Business Strategy and Operating Model

Capstone Long-Term Growth Strategy.    Our long-term growth strategy is built on the foundational strengths of our current operating subsidiary and the strategic opportunities available in the building products distribution and manufacturing industry. Our strategy has the following characteristics:

Deep Team.    Capstone is controlled by Brookstone Partners, a private equity group with 25 years of deep expertise in building products investment. Brookstone Partners is controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board. The Capstone leadership team includes seasoned operating executives and building products acquisition and investment professionals. Capstone’s leadership team will include, following the pricing of this offering, its Lead Independent Director, Charles “Chuck” Dana. Mr. Dana spent 19 years at Owens Corning, a leading building materials company. At Owens Corning, Mr. Dana held various positions including Controller, President Global Composites and then Group President Building Materials. In addition, from the Company’s acquisition of Instone in April 2020 through December 31, 2023, Instone’s revenues have increased from approximately $32.2 million to approximately $48.4 million. In February 2008, a Brookstone Partners affiliate invested $8.8 million in Woodcrafter’s Home Products Holdings LLC. Brookstone’s team worked with Woodcrafter’s management to grow earnings and Brookstone completed the sale of all of its interests in Woodcrafter’s for $32 million in December 2013. The ability to identify, acquire and integrate acquisition candidates is a critical skill set to augment the operating expertise that drives organic growth. The current operating company has successfully executed multiple acquisitions and integrations, laying a solid foundation for continued expansion.

Strategic Timing.    We believe we are strategically positioned to capitalize on market conditions within the building products sector. Historically, acquiring companies at interest rate peaks has yielded strong returns, and we are poised to leverage these strategic investment opportunities as the market evolves.

Industry Dynamics.    According to the Bain & Company Global M&A Report published in 2024 (the “Bain Report”), this is “just the type of environment that has proved to offer opportunities to companies that are willing to make bold moves.” The Bain Report goes on to say, “building products companies that make frequent and material acquisitions substantially outpace inactive companies in total shareholder returns, 9.6% vs 2.7%” and “the most successful companies will pursue scope M&A to build product, geography, and capability adjacencies.”

The M&A environment for the building products sector is expected to improve because, according to the Bain Report, “there are ample one-off opportunities to acquire struggling assets”, and “financial investors have taken a step back, especially in North America, removing a potentially formidable layer of competition.”

Scale.    For scale M&A, opportunities in core businesses allow for more operational synergies. The Bain Report states that “allowing management to focus on a more related group of products with some level of shared channels, end markets, or manufacturing processes helps focus efforts and tells a clearer equity story.”

Scope.    Given macroeconomic uncertainty, companies who leverage their parenting advantage, the ability to effectively manage and integrate acquisitions, will be the most successful with regards to scope M&A. The Bain Report states that “the path to leadership generally means overlooking smaller assets in favor of bigger players for a first move in a new space.”

The “Annual total shareholder returns for building products companies” chart and quotes from the Bain Report are used with permission from Bain & Company. The Bain Report was not commissioned by the Company. The Company does not currently and has not in the past had a direct or indirect business relationship with Bain & Company. The Bain Report is publicly available via the Insight — Featured Topics portion of Bain & Company’s website.

Strategic Positioning.    We believe we are strategically well-positioned to take advantage of the current market opportunities because of:

Team strength.    The industry experience of the Board and Instone management provides the Company with the expertise to evaluate, acquire, and integrate acquisitions.

Experience integrating acquisitions.    Since 2006, the Company has successfully integrated four acquisitions. The team believes the Company has the resources and expertise to continue to integrate acquisitions successfully.

Geographic distribution footprint of Instone.    The current service area of the Company, which includes 31 states and 40% of American households, provides a good basis on which to make both “scale” and “scope” acquisitions.

Growth Premium.    As Capstone continues to scale, growing its EBITDA, we anticipate benefiting from valuation premiums associated with increased size. This growth, coupled with consistent earnings performance, is expected to drive substantial shareholder value and enhance our market positioning

Our current operating company, Instone, intends to drive sustainable growth, expands its geographic presence in the building products industry, and delivers superior value to its customers, shareholders, and other stakeholders. We expect to work with Instone to achieve this through the following strategic pillars:

Expand Market Presence.    We are committed to expanding our geographic footprint, increasing penetration in existing markets, and entering new, underserved regions. Our sales and marketing team continues to seek new opportunities to onboard customers in markets we are not currently servicing. In 2024, we onboarded customers in 6 new states, which are included in our distribution network of 31 states. We will achieve this through both organic growth and strategic acquisitions that complement our existing business and provide opportunities to broaden our product offerings and customer base.

Enhance Product Portfolio.    We continuously strive to expand and diversify our product offerings to meet the evolving needs of our customers. This includes introducing new textures, colors, and materials within our stone product lines, as well as expanding into adjacent building products and stone substitutes. By broadening our portfolio, we aim to increase our share of wallet with existing customers and attract new customers.

Operational Excellence.    We are focused on optimizing our operations to improve efficiency, reduce costs, and enhance customer satisfaction. This involves investing in advanced technologies, streamlining our supply chain, and implementing best practices across all aspects of our business. Operational excellence is key to maintaining our competitive edge and ensuring long-term profitability.

Customer-Centric Approach.    Our customers are at the heart of everything we do. We are committed to building strong, long-lasting relationships by providing high-quality products, exceptional service, and expert support. Our goal is to be the preferred partner for our customers, helping them succeed in their projects and achieve their business objectives.

Innovation.    We recognize the importance of innovation in the building products sector and prioritize it, continually seeking new ways to improve our products, processes, and services to stay ahead of industry trends and meet the demands of a changing market. The most recent example is our introduction of the Toro® family of manufactured stone products. We used our 30 years of market knowledge to formulate a product offering that is well thought out to meet the needs of end use customers and distributors. We painstakingly designed each color family. We honed in on key manufacturing steps to drive quality and consistency then thoughtfully designed packaging to meet the needs of distributors. The end result was a set of products that competes with high-end alternatives in the sector on aesthetics, but for a better value. We expect Toro® to help drive significant organic revenue growth in the next three years.

Operating Model

Our operating model is designed to support our business strategy and drive consistent, profitable growth. Key elements of our operating model include:

Integrated Supply Chain.    We operate an integrated supply chain that connects our network of suppliers, manufacturing partners, and distribution centers. This allows us to efficiently manage inventory, optimize logistics, and ensure timely delivery of products to our customers. Our supply chain capabilities are a critical component of our ability to provide reliable service and meet the needs of our diverse customer base.

Strategic Distribution Network.    Our strategically located distribution centers enable us to serve approximately 40% of U.S. households with speed and efficiency. These facilities are designed to optimize inventory management, reduce lead times, and ensure that our customers have access to the products they need, when they need them. Our distribution network is a key competitive advantage that supports our position in the industry. This extensive reach provides a robust base for integrating additional distributors or manufacturers, driving consistent revenue growth.

Scalable Infrastructure.    We have invested in scalable infrastructure that can support our growth objectives and adapt to changing market conditions. This includes state-of-the-art facilities, advanced technology, and robust business processes that enable us to efficiently manage our operations and deliver consistent performance.

Experienced and Committed Workforce.    Our employees are the foundation of our success. We have a highly experienced and committed workforce that shares our dedication to excellence, innovation, and customer satisfaction. We invest in the training and development of our employees to ensure they have the skills and knowledge needed to drive our business forward and meet the challenges of a dynamic industry.

Financial Discipline.    We are committed to maintaining financial discipline and leveraging our resources to drive sustainable growth. This includes prudent capital allocation, cost management, and a focus on generating strong cash flow. We intend to invest in strategic initiatives, pursue growth opportunities, and return value to our shareholders.

Through the execution of our business strategy and the strength of our operating model, we are well-positioned to capitalize on the opportunities in the thin veneer stone and masonry products industry and deliver long-term value to our stakeholders.

Industry Overview

The building products industry in the United States is an essential segment of the broader construction market, contributing to both the structural integrity and aesthetic enhancement of buildings. The stone veneer subsector comprises several key segments, including natural stone, manufactured stone, and masonry products, each serving distinct roles within the construction process. As of 2023, the U.S. stone industry is valued at approximately $15 billion, with growth projections indicating continued expansion through 2024 and beyond.

Market Dynamics

Residential Construction Growth.    The new residential construction market, a significant driver of demand in the stone industry, has softened as interest rates have increased. This is also in part driven by the timing of weakening new single and multi-family construction and renovation spending. New construction spending growth is expected to be down ~-6.1% year over year for 2025; however, the backlog of units already authorized but not yet started has increased sequentially, which could mean higher than expected new construction in 2025 as interest rates are expected to decrease.

Renovation and Remodeling.    The renovation and remodeling market has seen substantial growth, particularly following the COVID-19 pandemic, which spurred increased investment in home improvement. In 2023, U.S. homeowners spent over $500 billion on renovation projects, with a significant portion directed towards exterior upgrades and outdoor living spaces. Thin veneer stone, known for its durability and aesthetic versatility, is increasingly favored for these applications. In 2024 however, remodel spending growth is expected to be down ~-3.6% YoY coinciding with increased interest rates and depletion of excess pandemic-era excess savings, but is expected to grow ~+7.0% in 2025 and ~+12.2% in 2026. Overall building products spending is expected to grow +2.6% in 2025 vs only +1.0% in 2024.

Commercial Construction.    The commercial construction sector, particularly in hospitality, retail, and office buildings, continues to present growth opportunities for the stone industry. Stone products are highly valued in commercial construction for their durability, fire resistance, and ability to convey a sense of luxury. As of 2024, the commercial construction market in the U.S. is expected to grow by 5-6%, further boosting demand for stone products.

Competitive Landscape

The U.S. stone distribution market is highly fragmented, with a mix of large national distributors, regional players, and numerous smaller local suppliers. Despite this fragmentation, Capstone has achieved a leadership position by leveraging its extensive product offerings, strategic distribution network, and strong customer relationships.

Consolidation Trends.    The industry is experiencing consolidation, with larger players acquiring smaller distributors to expand their geographic reach and product portfolios. This trend is expected to continue as companies seek to achieve economies of scale and enhance their market positioning.

Technological Advancements.    Technology is playing an increasingly important role in the stone industry. From advanced manufacturing techniques that produce more realistic manufactured stone products to digital tools that improve inventory management and customer service, technology is helping distributors like Capstone improve efficiency and meet evolving customer needs.

Labor and Supply Chain Challenges.    The stone and masonry industry faces challenges related to labor shortages and supply chain disruptions, which have been exacerbated by the pandemic. Navigating these challenges through strategies like vertical integration, strategic partnerships, and our unique delivery network is critical for maintaining competitiveness.

Outlook for 2024 and Beyond

The U.S. stone and masonry industry are expected to continue its growth trajectory, supported by strong demand in both residential and commercial construction, as well as ongoing trends towards sustainability and green building practices. Industry forecasts project a compound annual growth rate (CAGR) of 4-5% through 2025. Companies that adapt to changing market dynamics, invest in technology, and offer a broad range of high-quality products will be well-positioned for long-term success.

Our Competitive Strengths

Capstone’s success is underpinned by several competitive strengths that differentiate us in the market:

Extensive Product Offering.    With over 1,980 SKUs, we offer one of the most comprehensive selections of stone products in the industry, including a variety of manufactured and natural stone options. Our diverse product line allows us to meet the needs of a broad customer base and cater to a wide range of construction applications.

Optimized Distribution Network.    Our four strategically located distribution centers in Massachusetts, New Jersey, Ohio, and Illinois enable us to serve approximately 40% of U.S. households efficiently. These facilities are designed to optimize inventory management and delivery times, ensuring that our customers receive the products they need when they need them.

Strong Customer Relationships.    We have cultivated deep and lasting relationships with our customers, including some of the largest and most respected names in the construction industry. Our ability to provide a one-stop shop for stone and masonry products, combined with our commitment to service excellence, has made us a trusted partner for over 400 active customers.

Operational Excellence.    We maintain the highest standards of operational efficiency, supported by state-of-the-art distribution facilities and a team of experienced professionals.

Experienced Management Team.    Our leadership team has extensive experience in the stone and masonry industry with a proven track record of driving growth and delivering results. Our senior management team is supported by a talented group of managers and employees who share a commitment to continuous improvement and a passion for customer service.

One of Brookstone Partners’ successful past investments outside of the building products industry includes Anomatic, a company that makes caps and closures for the health and beauty and cosmetics industry and makes over 1 billion parts a year, in which a Brookstone Partners’ affiliate invested $5.86 million in November 2005 and its return on investment as of the final sale of its interests in February 2016 was approximately $91.61 million. The Company’s annual revenue during that period grew from approximately $48 million to approximately $120 million.

Additionally, during 2020, our leadership team invested in and helped create Advanced Disaster Recovery Inc. (“Advanced DRI”), an environmental, construction and restoration firm out of three different firms. Advanced DRI serves customers in New York, New Jersey and Pennsylvania and, since it was formed, Advanced DRI has increased its aggregate revenue versus the revenue of the three formerly individual companies.

Our Growth Strategy

Capstone’s growth strategy is focused on expanding our market presence, enhancing our product offerings, and optimizing our operations:

•        Strategic Acquisitions:    We intend to pursue strategic acquisitions that complement our existing business and provide opportunities for growth. Potential targets include other distributors of stone products, manufacturers of complementary building products, and companies offering innovative products or technologies.

•        Product Line Expansion:    We are continuously expanding our product offerings to meet the evolving needs of our customers, including new textures, colors, and materials of stone, as well as adjacent building products and stone substitutes.

•        Increased Marketing Efforts:    We have invested in marketing initiatives to increase brand awareness and drive demand for our products. These efforts are focused on reaching a broader audience of end-users and contractors, as well as promoting the benefits of our products to architects, designers, and builders.

•        Geographic Expansion:    We see significant opportunities to expand our geographic footprint and increase our market penetration in underserved regions. This will be achieved through a combination of organic growth and strategic acquisitions.

•        Operational Efficiency:    We are focused on improving our operational efficiency to reduce costs, enhance productivity, and improve customer satisfaction. This includes investing in technology and process improvements, optimizing our supply chain, and leveraging our scale to achieve cost advantages.

Product Categories

Capstone offers a diverse range of product categories, each supported by leading brands that are recognized for their quality and reliability. Our product categories include:

•        Thin Veneer Stone:

•        Manufactured Stone:

•        Cultured Stone®:    A leading brand of manufactured stone veneer that offers the look and feel of natural stone in a wide range of styles, colors, and textures.

•        Dutch Quality Stone®:    Mid-Tier stone veneer products that combine craftsmanship with affordability, offering a broad selection of colors and profiles.

•        Toro Stone™:    A high quality product offering of both Stone and Brick profiles, designed by Instone to be a cost competitive product with ‘smart packaging’ design that provides up to 30% more efficiency in warehousing operations.

•        Natural Stone:

•        Pangaea Stone®:    A premium brand offering a wide selection of natural stone products, including ledgestone, ashlar, and fieldstone, sourced from quarries around the world.

•        Interloc™:    An innovative panelized stone product that can be installed 8x faster than traditional materials.

•        Mechanically Attached:

•        Beon Stone:    A mechanically attached manufactured stone panelized product. With patented D-Rain™ moisture management system, Beon Stone offers the look and feel of stone installed with the simplicity of siding.

•        Landscape Products:

•        Aura™ Natural Landscapes:    A curated offering of natural stone pavers, steps, treads, pool coping and slab material from all over the world.

•        Modular Masonry Fireplaces

•        Isokern® Fireplaces:    A brand specializing in high-performance, modular fireplace systems made from volcanic pumice, known for their energy efficiency and design flexibility.

These product categories, supported by leading brands, enable Capstone to offer a comprehensive solution for a wide range of construction and renovation projects, and be a “one-stop-shop” to meet the needs of both residential and commercial customers.

Customers and Markets

Capstone serves a diverse customer base, including masonry dealers, brick distributors, landscape yards, heart and home dealers, and building material dealers. We have built strong, long-lasting relationships with our customers, who rely on us for our extensive product selection, reliable delivery, and expert support.

Our primary markets include residential and commercial construction, with a focus on both new construction and renovation projects. We serve customers across the United States, with a particular focus on the Northeast and Midwest.

Sales and Marketing

Our sales and marketing efforts are centered on building strong relationships with our customers and promoting the benefits of our products and services provided on our business to business website, allowing customers to review inventory, pricing, our route truck delivery, and place orders without worrying about the logistics. We believe giving customers the ability to see all of these options in one website differentiates Instone from other suppliers. We employ a direct sales force that works closely with customers to understand their needs and provide personalized service. Our sales team is supported by a marketing team that develops targeted campaigns, product promotions, and educational materials. We give customers the ability to buy the quantities they need across many product lines instead of needing to buy a single product line from different manufacturers or quarries. Giving customers this ability we believe helps them manage their cash and allows them to, in turn, often offer a higher service level of service to their own customers.

We also invest in digital marketing, including our website, social media, and online advertising, to reach a broader audience and generate leads. Our website, www.instoneco.com, serves as a key resource for customers, providing detailed information about our products, services, and company news. The Company also utilizes www.budsboneyard.com to sell discounted products, www.torostone.com to market our owned manufactured stone veneer, and www.indigital-media.com to promote our digital media capabilities.

Competition

The stone distribution industry is competitive, with numerous regional and local distributors vying for market share, in addition to competition from quarry operators, manufacturers, and brokers who sell directly into the market. Key competitive factors include product selection, pricing, logistics, lead times, customer service, and industry expertise. While the industry is fragmented, Capstone has established a leadership position through its comprehensive product offering, logistics capability, strategic distribution network, and commitment to customer service.

We compete with both large national distributors and smaller regional players, as well as manufacturers, quarry operators and brokers. Our ability to offer a one-stop shop for stone and masonry products, combined with our focus on operational efficiency and customer satisfaction, gives us a competitive advantage.

Supply Chain and Operations

Capstone’s supply chain is designed to support our extensive product offering and ensure timely delivery to our customers. We source our products from a network of trusted suppliers, including both domestic and international manufacturers. Our distribution centers are strategically located to optimize inventory management and minimize lead times.

We continuously invest in our operations to enhance efficiency and reduce costs. This includes upgrading our facilities, implementing new technologies, and improving our logistics capabilities. Our commitment to operational excellence allows us to deliver high-quality products while maintaining competitive pricing.

Regulatory and Environmental Matters

Our operations are subject to various federal, state, and local laws and regulations, including those related to environmental protection, health and safety, and labor practices. We are committed to complying with all applicable regulations and maintaining high standards of environmental stewardship and workplace safety.

We also recognize the importance of sustainability in our industry and are committed to reducing our environmental impact through initiatives to minimize waste, reduce energy consumption, and promote the use of environmentally friendly products.

Employees

As of the date of this filing, Capstone employs approximately 38 people across our distribution centers and corporate offices. Our employees are the backbone of our company, and we are committed to fostering a positive and productive work environment that encourages growth, collaboration, and innovation. We believe that our team’s expertise, dedication, and passion are key drivers of our success, and we continuously invest in their development through training and professional growth opportunities.

Seasonality

The Company historically experiences higher sales during our second and third quarters due to the favorable weather in the Midwestern and Northeastern United States for new constructions and remodels.

Properties

TotalStone’s headquarters is located at 1 Red Valley Road, Millstone, NJ, 08510, (“Millstone”), which also serves as a distribution hub. The Millstone lease was entered into on November 1, 2020, consists of approximately 7.91 acres, and the term of the lease is through October 2027, with an average annual rent of approximately $381,000.

We lease distribution and fabrication hubs located at 5141 W. 122nd Street, Alsip, IL 60803, (“Alsip”), and at 26 Commerce Blvd., Plainville, MA, 02762, (“Plainville”). The Alsip lease is comprised of approximately 77,000 square feet of leased office and warehouse space, which also serves as Capstone’s corporate office. The Alsip lease agreement was entered into on March 1, 2021. The term of the lease is through July 2028, with an average annual rent of approximately $240,000. The Plainville lease was entered into on April 1, 2020, approximately 6.43 acres, and the term of the lease is through December 2024, with an annual rent of approximately $158,000.

On January 25, 2021, we closed on the purchase of approximately 4.99 acres at 9318 Erie Avenue, Navarre, OH, 44633, (“Navarre”) for $600,000. Prior to the Navarre real estate purchase, the Company leased this property.

On December 29, 2022, we closed on the sale of 9318 Erie Avenue, Navarre, OH, 44633, (“Navarre”) for $3.2 million. The Company will leaseback the property through December 2047, with an average annual rent of approximately $332,000. This transaction is accounted for as a finance transaction under the accounting requirements of ASC 842.

Legal Proceedings

From time to time, we may be engaged in various lawsuits and legal proceedings in the ordinary course of our business. We are currently not aware of any legal proceedings the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse effect on our business, financial condition or results of operations.

TotalStone LLC

On April 1, 2020, the Company obtained controlling interest in TotalStone, a company that distributes masonry stone products for residential and commercial construction in the Midwest and Northeast United States under the trade name Instone. TotalStone, LLC (dba “Instone”), a Delaware limited liability company, was formed on October 4, 2006. TotalStone is the Company’s primary business activity and it is consolidated in the Company’s financial statements. TotalStone currently has 5 Managers, who control decision-making and are appointed by Designees designated by Members. Through its membership interests, Capstone currently designates 4 of the 5 Managers (80%) of which 3 are officers or board members of Capstone.

Contingent on the Company raising at least $3,000,000 in gross proceeds from this Offering (the “Restructuring Condition”), a series of transactions will be consummated on the date of the satisfaction of the Restructuring Condition (the “Restructuring Date”) prior to the issuance of Common Stock on the Restructuring Date that will have the effect of the Company owning 100% of the equity interests of TotalStone on the Restructuring Date.

TotalStone Management Agreement

On April 1, 2020, the Company and TotalStone entered into a Management Agreement (the “TotalStone Management Agreement”), whereby Capstone agreed to provide advisory services to TotalStone, until the mutual termination of the agreement by the parties. Specifically, Capstone shall offer advisement on financial transactions, acquisitions, and other senior management matters to TotalStone, for (i) a monthly fee of $20,000/month; and (ii) an upside fee, calculated annually and equal to 7% of income before federal taxes of TotalStone and its affiliates, less the aggregate Monthly Fee.

TotalStone Membership information

Class A Membership

Holders of TotalStone’s Class A Common Interests (the “Class A Members”) hold the only voting rights of TotalStone. The Class A Members may designate three TotalStone managers. In the event of a distribution of residual proceeds, Class A Members are inferior to the Special Preferred Members, Class B Members and Class C Members. Additionally, Class A Members shall receive distributions with respect to income tax in an amount equal to such member’s tax distribution. The Company owns all of the outstanding Class A Common Interests. Further, TotalStone issued warrants to certain members of its management team to purchase Class A Common Interests of TotalStone (the “Class A TS Warrants”).

Class B Membership

Holders of TotalStone’s Class B Preferred Interests (the “Class B Members”) have no voting rights and are entitled to designate two TotalStone managers. The TotalStone managers may not take certain actions without the express consent of the Class B Members, who also have preemptive rights such as a right of first refusal over new securities of TotalStone and the right of overallotment. Upon a Redemption Default, Class B Members have the right to sell to the company its interests, and also receive warrants to purchase common stock of Capstone in an aggregate amount equal to 2% of Capstone’s outstanding common stock at an exercise price of $0.01. In the event of a distribution of residual proceeds or operating cash flow, the Class B Members have second priority to the Special Preferred Members and have the right to receive in-kind distributions in the same proportions as cash would be distributed.

On July 23, 2023, a Redemption Default pursuant to the TotalStone operating agreement occurred, allowing Class B Members to receive warrants to purchase common stock of Capstone in an aggregate amount of 2%. The Class B Members have agreed to waive and not exercise their rights in accordance with the terms of the TotalStone operating agreement.

Class C Membership

Holders of TotalStone’s Class C Preferred Interests (the “Class C Members”) are treated as profit interests and have no voting rights in TotalStone and receive no tax distributions. In the event of a distribution of residual proceeds, Class C Members receive Class C Incentive Distributions concurrently with distributions made to Class B Members. Pursuant to the Company’s allocation and distribution agreement, after the Special Preferred Members and Class B Members have received full payment in accordance with the charter, Class C Members shall have [_] priority with respect to residual proceeds, and [_] priority with respect to distributions on operating cash flow.

Special Preferred Membership

Holders of TotalStone’s Special Preferred Membership Interests (the “Special Preferred Membership Interest”, and the holder thereof, the “Special Preferred Members”) have no voting rights. The Company may not amend its charter in a way that adversely affects the Special Preferred Members without a written consent of a majority of the Special Preferred Members. In the event of a distribution on residual proceeds or operating cash flow, the Special Preferred Members shall receive first priority and have a right to receive distributions on income tax equal to such Member’s tax distribution. The Special Preferred Members have a right to receive in-kind distributions in the same proportions as cash would be distributed.

Future TotalStone Equity Interests Transactions

On the Restructuring Date, the Class A TS Warrants will be cancelled. The holders of the Class A TS Warrants will receive grants pursuant to a stock plan the Company plans to have in place prior to the Restructuring Date (the “2024 Stock Plan”) or, if not eligible to receive such a grant, a nominal cash payment.

On the Restructuring Date, the Class B Preferred Interests will be exchanged into 3,782,640 shares of Common Stock that will constitute approximately 96% of the shares of Common Stock outstanding on the Restructuring Date immediately prior to the issuance of Common Stock in this Offering. Following the restructuring, BP Peptides, LLC, the current owner of approximately 77.3% of the Company’s shares, will own approximately 3% of the Company’s shares. Following the restructuring, the largest holder of the Company’s shares (approximately 64%) will be BPA XIV, LLC. Both BP Peptides, LLC and BPA XIV, LLC are jointly controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board of directors.

On the Restructuring Date, the Class C Preferred Interests will be cancelled. The Class C Members will receive grants pursuant to the 2024 Stock Plan or, if not eligible to receive such a grant, a nominal cash payment.

The Special Preferred Membership Interests were issued by TotalStone in connection with the restructuring of its mezzanine indebtedness. This indebtedness is documented pursuant to that certain Second Amended and Restated Credit Agreement, dated as of March 8, 2023, with Stream Finance, LLC, as agent, and the lenders from time to time party thereto (as amended, the “Stream Finance Credit Agreement”). The maturity date of the Stream Finance Credit Agreement is September 30, 2026 (the “Stream Finance Maturity Date”). The Special Preferred Membership Interests will be exchanged on the Restructuring Date for loans in an aggregate principal amount of $1,006,377 plus certain amounts for each day after September 30, 2024 until the Restructuring Date.

Other provisions of the Stream Finance Credit Agreement include that no financial covenants will be tested until the fiscal quarter ending March 31, 2026 (and will continue to be tested each quarter ending thereafter). An amendment fee of $695,000 shall be payable on the earliest to occur of (i) the date of repayment or prepayment of the entire outstanding principal balance of the loan, (ii) the acceleration of the entire outstanding principal balance of the loan and (iii) the Stream Finance Maturity Date. The earliest of the date of repayment, the acceleration date, and the Stream Finance Maturity Date is referred to as the “Deferral Date.” In addition, interest accrued during the period commencing on August 1, 2023 through the Restructuring Date will be due and payable on the Deferral Date; the standard interest rate will be an annual rate of 14 percent; the portion of such accrued interest at a rate of 2 percent during each appliable period shall be paid in kind with the balance paid in cash; interest accrued during the period commencing on the Restructuring Date through March 31, 2025 shall be due and payable on July 1, 2025; and interest accrued during the quarter ending June 30, 2025 (and each quarter thereafter) shall be paid on the first day of the immediately following quarter.

Effective as of the Restructuring Date, TotalStone will enter into a fifth amended and restated limited liability company agreement to govern its operations and affairs and its relationship with its members, which will only be the Company.

Berkshire Bank Credit Agreement

On December 20, 2017, TotalStone executed a Revolving Credit, Term Loan and Security Agreement with Berkshire Bank (the “Revolving Credit Agreement”). Under the terms of the Eleventh Amendment to the Revolving Credit Agreement, executed on October 18, 2024, TotalStone, LLC’s maximum revolving advance amount is $14.0 million for working capital purposes. Advances under the credit agreement are limited to a formula-based amount of up to eighty-five (85%) percent of the face amount of the TotalStone “Eligible Accounts Receivable” plus approximately fifty-five (55%) percent of the face amount of the TotalStone “Finished Goods Inventory” up to a maximum amount of $8.0 million. Interest charged on the unpaid principal amount of the Credit Agreement bears a rate per annum of SOFR plus 2.5%. The balance outstanding on the line of credit was $8.4 million and $8.6 million as of September 30, 2024 and December 31, 2023, respectively, with a maturity date of April 30, 2025.

Corporate History

The Company was formed in 1987 as OrthoLogic Corp. In 2005, the Company filed its restated certificate of incorporation (the “Restated Certificate of Incorporation”). In 2010, the Company changed its name to Capstone Therapeutics Corp. On August 22, 2019, the Company filed a certificate of amendment to its Restated Certificate of Incorporation effecting a 1 for 1,000 reverse stock split of the common stock of the Company, whereby each 1,000 shares of common stock of the Company became 1 share of common stock. In 2021, the Company filed a certificate of amendment to its Restated Certificate of Incorporation decreasing the total number of shares of common stock authorized to be issued by the Company from 150,000,000 shares to 205,000 shares, consisting of 200,000 shares of common stock, par value $0.0005 per share and 5,000 shares of preferred stock, par value $0.0005 per share. On February 18, 2022, the Company filed a certificate of amendment to its Restated Certificate of Incorporation, changing the Company’s name from Capstone Therapeutics Corp. to Capstone Holding Corp.

DIRECTORS AND EXECUTIVE OFFICERS

The names of our executive officers and directors and their age, title, and biography as of December 30, 2024, are set forth below. Messrs. Dana, Strout, Feldman, and Howse have been appointed to serve as members of the Board effective upon the pricing of this offering.

Set forth below is certain biographical information concerning our current executive officers and directors. We currently have two executive officers as described below.

Directors and Executive Officers	Position/Title	Age
Matthew E. Lipman	Chief Executive Officer and Director	44
Michael M. Toporek, III	Chairman	59
Edward Schultz	Chief Financial Officer	40
Charles Dana	Director Nominee (Lead Independent Director)	68
John M. Holliman, III	Director	71
Gordon Strout	Director Nominee	62
Fredric J. Feldman, Ph.D.	Director Nominee	83
Elwood D. Howse, Jr.	Director Nominee	85

The following information sets forth the backgrounds and business experience of the directors and executive officers.

Matthew E. Lipman, Chief Executive Officer and Director.    Mr. Lipman brings over 20 years of experience working with companies to establish growth strategies and execute acquisitions. Mr. Lipman has served as a director since July 14, 2017. Since 2004, Mr. Lipman has served as Managing Director of Brookstone Partners. From July 2001 through June 2004, Mr. Lipman was an analyst in the mergers and acquisitions group at UBS Financial Services Inc. Mr. Lipman has a B.S. in Business Administration from Babson College. The Board believes that Mr. Lipman’s proficiency in reading and understanding financial statements, generally accepted accounting principles and internal controls, qualifies him to serve as Chief Executive Officer.

Michael M. Toporek, Chairman.    Mr. Toporek has served as a director since July 14, 2017. Since 2003, Mr. Toporek has served as the Managing General Partner of Brookstone Partners, a lower/middle market private equity firm based in New York and an affiliate of BP Peptides, LLC (“Brookstone Partners”). Prior to founding Brookstone Partners in 2003, Mr. Toporek was both an active principal investor and an investment banker. Mr. Toporek began his career in Chemical Bank’s Investment Banking Group, later joined Dillon, Read and Co., which became UBS Warburg Securities Ltd. during his tenure, and SG Cowen and Company. Mr. Toporek currently serves on the Board of Trustees of Harlem Academy. Mr. Toporek has a B.A. in Economics and an M.B.A from the University of Chicago. Mr. Toporek brings strategic and financial expertise to the Board as a result of his experience with Brookstone Partners, which the Board believes qualifies him to serve as Chairman.

Edward Schultz, CFO.    Mr. Schultz has served as Chief Financial Officer since August 25, 2023. Mr. Schultz also serves as the Vice President of Finance of TotalStone, LLC since June 2021. Prior to his employment with Capstone and TotalStone, Mr. Schultz was employed as Director of Financial Reporting and Technical Accounting for Brookfield Properties Retail from September 2012 through June 2021. He holds a Bachelor of Science in Accountancy from the Governors State University.

Charles “Chuck” Dana, Director Nominee (Lead Independent Director).    Mr. Dana, upon his joining the Board, will serve as lead independent director. Mr. Dana has been an investor in Brookstone since 2003, and in 2016 joined the firm as an Operating Partner. His main responsibilities are to assist in the strategy and operations of Brookstone’s portfolio companies and to identify and acquire middle market companies. Mr. Dana has over 40 years of financial and general management experience. He started his career at GE and had successively more responsible financial role’s culminating as President — GE Locomotives Indonesia. Mr. Dana then joined Owens Corning in 1995. He was the President of the Composites Solutions Business from 2003 to 2010 growing sales from $1.2 billion to $2.4 billion both through organic sales growth but also with via several acquisitions. Mr. Dana then served as the Group President for Building Materials ($4.5 billion sales) from 2010 to 2015, a segment that produced eighteen (18) consecutive quarters of net income growth for the insulation business under his leadership. Mr. Dana retired from Owens Corning and served as EVP at Molded Fiber Glass Companies before joining Brookstone. The Board believes the experience and knowledge of Mr. Dana qualifies him to serve on our Board.

John M. Holliman, III, Director.    Mr. Holliman has served as a director of the Company since September 1987 and as former Chairman of the Board of Directors from August 1997 through July 2017. Since February 1993 he has been a general partner of entities which are the general partners of Valley Ventures, LP (formerly known as Arizona Growth Partners, LP), Valley Ventures II, LP, Valley Ventures III, LP, Valley Ventures III Annex, LP, all of which are venture capital funds. He has over thirty-nine years of business experience, including service on the boards of over forty companies, commercial lending experience with major financial institutions, and has been active in venture capital financing for over thirty-five years serving a variety of industries. Mr. Holliman earned a BBA in Finance and a MBA from Southern Methodist University and a Master of International Management from the Thunderbird School of Global Management. During his career Mr. Holliman has gained substantial executive and board level experience in business, finance and operations. The Board believes the experience and knowledge of Mr. Holliman qualifies him to serve on our board and to chair our Audit Committee.

Gordon Strout, Director Nominee

Mr. Strout ran a small industrial supply business as well as a heating oil business starting in 1985. After successfully selling off the heating oil business he purchased his father’s minority stake in the Industrial supply company in 1989. Instone and Total Lubrication (a Mobil branded lubricants distributor) grew out of the industrial supply business. In 2004 Gordon acquired a majority equity position. Gordon then partnered with Brookstone Partners in 2006 and served as President and CEO through April 2021 at which time he transitioned to Executive Chairman of the Instone board. Mr. Strout holds a bachelor’s degree from the University of Miami, Coral Gables Fla. The Board believes the experience and knowledge of Mr. Strout qualifies him to serve on our Board.

Fredric J. Feldman, Ph.D., Director Nominee

Fredric J. Feldman, Ph.D., has been the President of FJF Associates, a consultant to venture capital and emerging companies, since February 1992 and has served as a director of the Company since 1991. From September 1995 to June 1996, he was the Chief Executive Officer of Biex, Inc., a women’s healthcare company. He served as Chief Executive Officer of Oncogenetics, Inc., a cancer genetics research company, from 1992 to 1995. Between 1988 and 1992, Dr. Feldman was the President and Chief Executive Officer of Microgenics Corporation, a medical diagnostics company. From 1984 to 1988 Dr. Feldman was Vice President and then President of Instrumentation laboratory a medium sized International Medical Diagnostic Instrumentation Company. Dr. Feldman received his Ph.D. in analytical chemistry from the University of Maryland. He has been a director of a number of public and private companies. The Board believes that Dr. Feldman’s over 40 years of operating, scientific and business experience in industry qualifies him for service on our board.

Elwood D. Howse, Jr., Director Nominee

Elwood D. Howse, Jr., previously served as a director of the Company from 1987 to 2023. In 1982, Mr. Howse founded Cable, Howse and Ragen, investment banking and stock brokerage firm, subsequently known as Ragen MacKenzie. In 1977, Mr. Howse co-founded Cable & Howse Ventures, an early-stage venture capital firm focused on technology. In 1976, he served as Vice President, Corporate Finance, for Foster & Marshall, a northwest stock brokerage firm. In 1974 he was the Chief Financial Officer of Seattle Stevedore Company and the Miller Produce Company. Mr. Howse has served as a corporate director and advisor to various public, private and non-profit enterprises. He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association. Mr. Howse holds a BS in Engineering from Stanford University and an MBA from Stanford Graduate School of Business. Mr. Howse also served in the US Navy as a nuclear submariner. The Board believes Mr. Howse’s education and company operations skills brings important financial and business experience to the board and qualifies him to serve on our board.

None of the above directors and executive officers has been involved in any legal proceedings as listed in Regulation S-K, Section 401(f).

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition, Committees, and Independence

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s Board of Directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has reviewed the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Charles Dana, Gordon Strout, Fredric J. Feldman, Ph.D., and Elwood D. Howse, Jr. is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our Board of Directors also determined that [_], who will comprise our audit committee following this offering, [_], who will comprise our compensation committee following this offering, and [_] and [_], who will be members of our nominating and corporate governance committee following this offering, satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Audit Committee.    We have established an audit committee consisting of [  ] and [_]. [    ] is chairman of the audit committee and he qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The audit committee’s duties are to [recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review its accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.]

Compensation Committee.    We have established a compensation committee consisting of [_], [_], and [_]. [_] is chairman of the compensation committee.

[In considering and determining executive and director compensation, the compensation committee reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to our officers. The compensation committee also determines and approves any non-cash compensation paid to any employee. We do not engage any compensation consultants to assist in determining or recommending the compensation to our officers or employees.]

Nominating and Corporate Governance Committee.    We have established a nominating and corporate governance committee consisting of [_], [_], and [_]. [_] is chairman of the nominating and corporate governance committee.

[The responsibilities of the nominating and corporate governance committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establishing procedures for the nomination process, oversight of possible conflicts of interests involving the Board and its members, developing corporate governance principles, and the oversight of the evaluations of the Board and management. The nominating and corporate governance committee has not established a policy with regard to the consideration of any candidates recommended by stockholders. If we receive any stockholder recommended nominations, the nominating and corporate governance committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.]

Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to each officer, director, and employee of the Company. The full text of our Code of Business Conduct and Ethics will be posted on our website at www.capstonethx.com. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Term of Office

Our directors are appointed at the [annual] meeting of shareholders and hold office until the [annual] meeting of the shareholders next succeeding his or her election, or until his or her prior death, resignation or removal in accordance with our bylaws. Our officers are appointed by the Board and hold office until the annual meeting of the Board next succeeding his or her election, and until his or her successor shall have been duly elected and qualified, subject to earlier termination by his or her death, resignation or removal.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for our Chief Executive Officer and all other of our executive officers and any of our employees whose cash compensation exceeded $100,000 for the years ended December 31, 2023 and 2022.

	Annual Compensation							Long-Term Compensation(3)
Name and Principal Position	Year	Salary(1)		Bonus(2)		Other Annual Compensation		Nonqualified deferred compensation earnings	Securities Underlying Options	Total Compensation
Matthew Lipman	2023	$		$			$48,000	$—	$—	$48,000
CEO	2022	$		$			$48,000	$—	$—	$48,000
Michael M. Toporek III	2023	$			$—		$48,000	$—	$—	$48,000
Chairman	2022	$			$—		$48,000	$—	$—	$48,000
John M. Holliman	2023	$			$—		$48,000	$—	$—	$48,000
Director	2022	$		$			$48,000	$28,513	$—	$76,513
Edward Schultz(3)	2023		$200,000		$—	$		$—	$—	$200,000
CFO	2022		$—		$—		$—	$—	$—	$—

____________

(1)      Management base salaries can be increased by our Board of Directors based on the attainment of financial and other performance guidelines set by our management.

(2)      Salaries listed do not include annual bonuses to be paid based on profitability and performance. These bonuses will be set, from time to time, by a disinterested majority of our Board of Directors. No bonuses will be set until such time as the aforementioned occurs.

(3)      Mr. Schultz receives compensation through the Company’s subsidiary TotalStone, LLC where he also serves as the Vice President of Finance.

Equity Incentive Plan

In June 2015, our stockholders approved the 2015 Equity Incentive Plan (the “2015 Plan”) and reserved 1,000,000 shares of our common stock for issuance. At December 31, 2023, no shares remained available to grant under the Plan and all granted shares are fully vested.

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant vesting period. The Company generally estimates the fair value of each stock-based award on the measurement date using the Black-Scholes option valuation model which incorporates assumptions as to stock price volatility, the expected life of the options, risk-free interest rate and dividend yield. No options were granted in 2023 or 2022.

Stock Compensation

The Company intends to grant options to purchase our common stock and awards restricted stock to employees and directors under a to-be-adopted equity incentive plan titled “2024 Stock Plan”. The Company expects to reserve shares of common stock for future option exercise representing approximately 10% of authorized shares as of this date under the 2024 Stock Plan. The issuance of grants and future exercise into common shares as well as the grant of restricted stock awards may cause future dilution of ownership to shareholders.

The benefits provided under these plans are share-based payments and the Company accounts for stock-based awards exchanged for employee service in accordance with the appropriate share-based payment accounting guidance.

Stock-based compensation represents the cost related to stock-based awards granted to employees and directors. The Company measures stock-based compensation cost at grant date based on the estimated fair value of the award and recognizes the cost as expense on a straight-line basis in accordance with the vesting of the options (net of estimated forfeitures) over the employee’s requisite service period. The Company estimates the fair value of stock-based awards on the grant date using a Black- Scholes valuation model.

As of December 31, 2023 and December 31, 2022, there were approximately 976 and 1,753 options exercisable and vested at a weighted average exercise price of $210.00 and $220.00, respectively. The exercisable life for these remaining options has expired and they are effectively cancelled. In addition, the Company issued a warrant to Brookstone Partners IAC to purchase up to 6,322 shares of the Company’s Common Stock, which provides for quarterly vesting of shares in amounts approximately equal to the amount of quarterly interest payable that would have been payable under the Agreement, converted into shares at $0.075, all of which has now vested, and can be exercised through October 15, 2028 with an exercise price that was between $10.00 and $30.00 per share, as determined by an independent valuation, through April 1, 2024, and, since that date, the lesser of (i) $75.00 per warrant share and (ii) the 10-day average closing price of the Company’s common stock.

Employee Pension, Profit Sharing or other Retirement Plan

TotalStone, LLC maintains a defined contribution pension plan, which covers all employees electing to participate after completing certain service requirements. Employer contributions are made at the Company’s discretion. Generally, the Company makes safe harbor matching contributions equal to 100% of employee contribution up to 4% of the employee’s Plan Compensation, as defined. Each participant is 100% vested in in their salary deferral and the safe harbor Company’s matching contributions. Other employer discretionary contributions are subject to a graded vesting schedule.

Compensation of Executive Officers

Effective August 25, 2023, we began to compensate Mr. Edward Schultz, our Chief Financial Officer, an annual salary of $200,000 paid in accordance with our standard employee payroll practices.

Our Company’s executive compensation plan is based on [_]

Compensation of Directors

Change of Control

On the Restructuring Date, the Class B Preferred Interests will be exchanged into 3,782,640 shares of Common Stock that will constitute approximately 96% of the shares of Common Stock outstanding on the Restructuring Date immediately prior to the issuance of Common Stock in this Offering. Following the restructuring, BP Peptides, LLC, the current owner of approximately 77.4% of the Company’s shares, will own approximately 3% of the Company’s shares. Following the restructuring, the largest holder of the Company’s shares (approximately 64%) will be BPA XIV, LLC. Both BP Peptides, LLC and BPA XIV, LLC are jointly controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of December 30, 2024 regarding the number of shares of our Common Stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding Common Stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.

The amounts and percentages of our Common Stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right, and the conversion of preferred stock. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our Common Stock. Except as otherwise indicated, the address of each of the shareholders listed below is: 5141 W. 122nd Street, Alsip, IL 60803.

	Before the Offering(2)			After the Offering
Name of Beneficial Owner(1)	Total Common Stock Shares Beneficially Owned		% of Common Stock Class(2)	Total Common Stock Shares Beneficially Owned	Voting % of Common Stock Class(3)	Total % of Voting Capital Stock(4)
Directors and Executive Officers:

Matthew E. Lipman	128,096	(5)(7)	78.14%
Michael M. Toporek, III	128,096	(6)(7)	78.14%
Edward Schultz	—		—%
John M. Holliman, III	1,095		*

All Directors and Executive Officers as a Group (4 persons)	129,191		78.81%

5% Shareholders:
BP Peptides, LLC(7)	128,096		78.14%

____________

*        Less than one (1) percent

(1)      The person named in this table has sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned.

(2)      Based on 157,610 shares of Common Stock outstanding as of December 30, 2024.

(3)      Based on: (i) [_] shares to be issued in connection with this offering; (ii) [_]

(4)      Includes [_].

(5)      Includes 121,774 shares controlled by Matthew Lipman, through his control of BP Peptides, LLC. Brookstone Acquisition Partners XXI Corporation owns 81% of BP Peptides, LLC. Mr. Lipman owns approximately 4% of Brookstone Acquisition Partners XXI Corporation.

(6)      Consists of 121,774 shares controlled by Michael Toporek, through his control of BP Peptides, LLC. Brookstone Acquisition Partners XXI Corporation owns 81% of BP Peptides, LLC. Mr. Toporek owns approximately 30% of Brookstone Acquisition Partners XXI Corporation.

(7)      Includes a warrant to purchase up to 6,322 shares of Common Stock issued to Brookstone Partners IAC, Inc., the investment manager of BP Peptides, LLC which is controlled by Matthew Lipman and Michael Toporek.

(8)      Mr. Strout has an interest in BP Peptides, LLC; however, he does not control it. Control of BP Peptides, LLC is held solely by Matthew Lipman and Michael Toporek.

On the Restructuring Date, the Class B Preferred Interests will be exchanged into 3,782,640 shares of Common Stock that will constitute approximately 96% of the shares of Common Stock outstanding on the Restructuring Date immediately prior to the issuance of Common Stock in this Offering. Following the restructuring, BP Peptides, LLC, the current owner of approximately 77.3% of the Company’s shares, will own approximately 3% of the Company’s shares. Following the restructuring, the largest holder of the Company’s shares (approximately 64%) will be BPA XIV, LLC. Both BP Peptides, LLC and BPA XIV, LLC are jointly controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of our last fiscal year, other than compensation arrangements, the following is a description of transactions to which we were a participant or will be a participant to, in which:

•        the amounts involved exceeded or will exceed the lesser of 1% of our total assets or $120,000; and

•        any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

TotalStone, LLC is party to an agreement with a related party, Brookstone Partners IAC, whereby such entity will provide consulting services totaling $400,000 per annum, billed quarterly. The agreement also provides for an additional management fee equal to 5% of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in excess of $4.0 million. Amounts accrued for such consulting services totaled $351,000 and $419,000 as of December 31, 2023 and 2022, respectively.

Stream Finance, LLC, which serves as a creditor on the TotalStone’s mezzanine term loan of $1.3 million, is managed by Brookstone Partners, which has a 77.3% ownership through BP Peptides, LLC, and two board member seats of the Company.

TotalStone, LLC, was leasing a facility from a former officer and current Board Member of TotalStone, LLC for $29,000 per month. As of February 2022, the lessor is no longer a related party.

On December 21, 2020, BP Peptides, LLC exercised its right to convert $572,700 of accrued interest ($538,000) and secured debt ($35,000) into 24,900 shares of the Company’s Common Stock (exercised price of $23/share). The Company incurred issuance expenses of $5,000 resulting in a net increase in Additional Paid-in Capital of $568,000.

On January 15, 2021, Capstone acquired a minority interest in a consumer products company, Diamond Products, LLC (“Diamond”), a sexual wellness holding company. The structure of the transaction was as follows: i) Brookstone Acquisition Partners XXI Corporation (“Brookstone XXI”) contributed its approximately 95% equity interest in Diamond, which represented approximately 62% equity ownership on a fully-diluted basis, to Diamond Products Holdings, LLC (“DPH”); ii) The Company formed Capstone Beta LLC (“Beta”) as a wholly-owned subsidiary, and Beta purchased a portion of Brookstone XXI’s interest in DPH; iii) Beta issued a promissory note to Brookstone XXI in the original principal amount of $8.0 million, bearing interest at 1% per annum over a 36 month term, and secured its obligations thereunder by pledging Beta’s interests in DPH; and iv) As additional credit support, Capstone issued a limited payment guaranty to Brookstone XXI in the amount of 10% of the principal amount of Beta’s promissory note. The terms of the promissory note issued by Beta to Brookstone XXI include provisions whereby in the event that the membership interests in Diamond are sold or otherwise disposed of, any proceeds received by Beta are to be utilized to prepay the promissory note to Brookstone XXI and Brookstone XXI’s remaining recourse for the remaining note balance, if any, is limited to the pledged collateral (Beta’s membership interest in DPH) and the $800,000 limited payment guarantee provide by Capstone. DPH was structured to hold one asset, the membership interest in Diamond, and accordingly upon the sale or other disposition of the membership interests in Diamond, the sole recourse of payment by Brookstone XXI is the $800,000 limited payment guarantee. In summary, the intent of Brookstone XXI and the special committee of Capstone’s independent directors entering into this arrangement was to limit Capstone’s downside risk to $800,000.

The 20% minority investment in DPH represented an effective 19% equity interest in Diamond and approximately 12% on a fully-diluted basis. The Company does not have the ability to exercise significant influence over operating and financial policies of Diamond and DPH. The December 31, 2022 consolidated balance sheet includes the Company’s $8.0 million investment in long-term assets and the corresponding $8.0 million note payable plus accrued interest.

On November 9, 2023 in connection with a restructuring and recapitalization transaction of Diamond’s operating entities, Diamond and other related party entities affiliated with Brookstone XXI entered into a transaction that sold 100% of the membership interest in Diamond inclusive of Beta’s minority interest in Diamond via its membership interest in DPH to a third party. No cash consideration was received in this transaction. Rather, the primary consideration received by the selling parties was the release of guarantees of senior debt of Diamond operating entities. The third party assumed none of the $8.0 million debt liability and no other consideration was transferred. As a result, the Company’s wrote-off its equity investment in DPH from $8.0 million to zero, and recognized a $7.2 million gain on debt extinguishment from Brookstone XXI’s debt forgiveness which was consistent with the terms of the note agreement that limited Captone’s risk upon sale or disposition of Diamond’s membership interests to the $800,000 limited guaranty provided by Capstone which is the net amount of the loss recognized in the 2023 statement of operations from this transaction. An $800,000 unsecured promissory note was issued on March 31, 2024. The remaining unsecured debt liability $800,000 plus accrued interest will remain on the Company’s balance sheet with a maturity date of June 30, 2026.

On June 15, 2022, Brookstone exercised its right to convert $1.9 million of accrued interest and debt from its senior secured note into 78,333 shares of the Company’s Common Stock exercised at $24.75 per share. With this transaction, Brookstone now owns 121,774 shares of the Company’s Common Stock or 77.3% of the 157,610 outstanding shares of the Company’s Common Stock.

As of September 30, 2024, the Company owed the following notes payable and accrued interest to related parties:

Terms	BP Peptides, LLC	Stream Finance, LLC	Brookstone Acquisition Partners XXI(1)
Issuance dates of notes	July 17, 2017	November 14, 2019	March 31, 2021 and March 31, 2024
Maturity date	June 30, 2026	December 31, 2025	June 30, 2026
Interest rate	6%	Disclosed Note 8	1% and 6%
Collateral	Secured	Unsecured	Secured/ Unsecured

Balance – January 1, 2022	$2,647,657	$2,070,321	$8,061,111
Accrual of interest	$24,374	—	$81,111
Conversion of principal and accrued interest to common stock	$(1,938,742)	—	—
Balance – December 31, 2022	$733,289	$2,070,321	$8,142,222
Principal and interest payments	—	$(761,077)	—
Accrual of interest	$41,038	—	$67,556
Debt extinguishment	—	—	$(7,200,000)
Balance – December 31, 2023	$774,327	$1,309,244	$1,009,778
Accrual of interest	$31,556	$202,419	$30,778
Balance – September 30, 2024	$805,883	$1,511,663	$1,040,556

____________

(1)      In connection with the unwinding of the Diamond transaction in November 2023, the March 31, 2021 secured note accruing interest at 1% was replaced by a new secured note for $800,000 plus existing accrued interest with interest accruing from November 2023 to maturity at 6% per annum.

Director Independence

Our Common Stock is currently trading on the OTCQB operated by the OTC Markets Group, which does not require that the majority of the board of directors be independent. The OTC Markets Group defines an independent director as “a person other than an executive officer or employee of a company or any other person having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgement in carrying out their responsibilities as a director”. Under this definition, the board of directors does not have at least 2 independent directors and has until February 27, 2025 to meet this requirement.

Disclosure of SEC Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Delaware corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

As of December 30, 2024, we were authorized to issue 200,000 shares of Common Stock, $0.0005 par value and 5,000 shares of Series A preferred stock, $0.0005 par value. The Company expects that, prior to the consummation of this offering, the Company’s controlling shareholder will authorize the Company to file an amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the authorized shares of Common Stock to 50,000,000 shares and increase the authorized shares of preferred stock to 25,000,000 shares.

Common Stock

Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the Common Stock. No share of our Common Stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

If we liquidate or dissolve our business, the holders of our Common Stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our Common Stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

As of December 30, 2024, there were 157,610 shares of Common Stock issued and outstanding.

Preferred Stock

We have 5,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no outstanding shares of preferred stock. Our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. If we raise additional funds to continue operations, we may issue preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

The Board of Directors of the Company approved a Tax Benefit Preservation Plan (“Benefit Plan”) dated April 18, 2017, between the Company and Computershare. The Benefit Plan and the exercise of rights to purchase Series A Preferred Stock, pursuant to the terms thereof, may delay, defer or prevent a change in control without the approval of the Board. In addition to the anti-takeover effects of the rights granted under the Benefit Plan, the issuance of preferred stock, generally, could have a dilutive effect on our stockholders.

Under the Benefit Plan, each outstanding share of our common stock has attached one preferred stock purchase right, each share of our common stock subsequently issued prior to the expiration of the Benefit Plan will likewise have attached one right. Under specified circumstances involving an “ownership change,” as defined in Section 382 of the Internal Revenue Code (“the Code”), the right under the Benefit Plan that attaches to each share of our common stock will entitle the holder thereof to purchase 1/100 of a share of our Series A Preferred Stock for a purchase price of $5.00 (subject to adjustment), and to receive, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right. The Company and Computershare, as rights agents, are in discussions to extend the Benefit Plan to April 1, 2027.

Series “A” Preferred Stock

The Company, pursuant to the consent of the Board filed a Certificate of Designation with the Delaware Secretary of State which designated 5,000 shares of the Company’s authorized preferred stock as Series “A” Preferred Stock, par value $0.0005. The Series “A” Preferred Stock has the following attributes:

•        Ranks senior only to any other class or series of designated and outstanding preferred shares of the Company;

•        Is entitled to receive a dividend (a) quarterly, and (b) after a dividend has been made on the common stock;

•        In the event of the voluntary or involuntary liquidation of the Corporation the “preferential amount” that the holders of the Series A Shares shall be entitled to receive out of the assets of the Corporation shall be $0.10 per share plus all accrued and unpaid dividends thereon;

•        The Company does not have any rights of redemption;

•        Has no voting rights except as provided by Delaware statutes;

•        Entitled to same notice of meeting provisions as common stockholders; and

•        Protective provisions require approval of 67-2/3% of the Series “A” Preferred Shares outstanding to modify the provisions or increase the authorized Series “A” Preferred Shares.

Stock Warrants

As of September 30, 2024, 6,322 warrants were outstanding. All of these warrants were issued to Brookstone Partners IAC in March 2020. The warrants are exercisable through October 15, 2028 with an exercise price that was between $10.00 and $30.00 per share, as determined by an independent valuation, through April 1, 2024, and, since that date, the exercise price is the lesser of (i) $75.00 per warrant share and (ii) the 10-day average closing price of the Company’s common stock at time of exercise.

At December 31, 2023, the total intrinsic value of warrants outstanding and exercisable is not determinable given the variable nature of the exercise price. The Company did not issue any warrants as compensation for services during the years ended December 31, 2023 and 2022 and the nine months ended September 30, 2024. As of September 30, 2024, and December 31, 2023, there were 6,322 warrants outstanding and exercisable.

Limitations on Liability and Indemnification of Officers and Directors

Delaware General Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. [Our bylaws include provisions that require us to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.]

The limitation of liability and indemnification provisions under the Delaware General Corporation Law and in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. Future sales of substantial amounts of our Common Stock in the public market or the perception that such sales might occur may adversely affect market prices prevailing from time to time. Furthermore, there may be sales of substantial amounts of our Common Stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. See “Risk Factors — Risks Associated with our Common Stock — Substantial Future Sales of Shares of Our Common Stock in The Public Market Could Cause Our Stock Price To Fall.”

Based on the number of shares of Common Stock outstanding as of December 30, 2024, after giving pro forma effect to the closing of this offering we will have 5,190,250 shares of Common Stock outstanding, assuming (1) no exercise of the underwriter’s option to purchase additional shares of Common Stock and (2) no exercise of outstanding options or warrants. Of those shares, all the shares sold in this offering will be freely tradable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock purchased in this offering but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our Common Stock.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies or other financial institutions;

•        tax-exempt organizations or governmental organizations;

•        regulated investment companies and real estate investment trusts;

•        controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•        tax-qualified retirement plans;

•        certain former citizens or long-term residents of the United States;

•        partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

•        persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•        persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code; or

•        persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Common Stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. Holder of our Common Stock. For purposes of this discussion, you are a U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of our Common Stock, other than a partnership, that is:

•        an individual citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. Holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. Holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. Holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Constructive Distributions

The terms of the warrants allow for changes in the exercise price of the warrants under certain circumstances. A change in exercise price of a warrant that allows holders to receive more shares of Common Stock on exercise may increase a holder’s proportionate interest in our earnings and profits or assets. In that case, such holder may be treated as though it received a taxable distribution in the form of our Common Stock. A taxable constructive stock distribution would generally result, for example, if the exercise price is adjusted to compensate holders for distributions of cash or property to our stockholders.

Not all changes in the exercise price that result in a holder’s receiving more Common Stock on exercise, however, would be considered as increasing a holder’s proportionate interest in our earnings and profits or assets. For instance, a change in exercise price could simply prevent the dilution of a holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions for these purposes. Conversely, if an event occurs that dilutes a holder’s interest and the exercise price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to our stockholders.

Any taxable constructive stock distributions resulting from a change to, or a failure to change, the exercise price of the warrants that is treated as a distribution of Common Stock would be treated for U.S federal income tax purposes in the same manner as distributions on our Common Stock paid in cash or other property, resulting in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its Common Stock or warrants, as applicable, being increased by the amount of such dividend), and with any excess treated as a return of capital or as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for tax rates applicable to long-term capital gains, or the dividends-received deduction described under “— Distributions,” as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. Holder’s tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. Gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Common Stock for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange, Redemption, Lapse or Other Taxable Disposition of a Warrant

Upon a sale, exchange, redemption, lapse or other taxable disposition of a warrant, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (if any) on the disposition and such U.S. Holder’s tax basis in the warrant. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for the warrant. The U.S. Holder’s tax basis in the warrant generally will equal the amount the holder paid for the warrant. Gain or loss will be long-term capital gain or loss if the U.S. Holder has held the warrant for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Exercise of a Warrant

The exercise of a warrant for shares of Common Stock generally will not be a taxable event for the exercising U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. A U.S. Holder will have a tax basis in the shares of Common Stock received on exercise of a warrant equal to the sum of the U.S. Holder’s tax basis in the warrant surrendered, reduced by any portion of the basis allocable to a fractional share, plus the exercise price of the warrant. A U.S. Holder generally will have a holding period in shares of Common Stock acquired on exercise of a warrant that commences on the date of exercise of the warrant.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a Non-U.S. Holder of our Common Stock or warrants. A “non-U.S. Holder” is a beneficial owner of our Common Stock or warrants (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. Holder.

Distributions

Subject to the discussion below regarding effectively connected income, any dividend, including any taxable constructive stock dividend resulting from certain adjustments, or failure to make adjustments, to the exercise price of a warrant (as described above under “Consequences to U.S. Holders — Constructive Distributions”), paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a Non-U.S. Holder holds our Common Stock or warrants through a financial institution or other agent acting on the non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a Non-U.S. Holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) are generally exempt from such withholding tax if the Non-U.S. Holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the Non-U.S. Holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. Holders, net of certain deductions and credits. In addition, dividends received by a corporate Non-U.S. Holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock or a warrant unless:

•        the gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•        the Non-U.S. Holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•        shares of our Common Stock or our warrants, as applicable, constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. Holder’s disposition of, or the non-U.S. Holder’s holding period for, our Common Stock or warrants, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, if our Common Stock becomes regularly traded on an established securities market (as defined by applicable Treasury regulations), such Common Stock will be treated as U.S. real property interests only if the Non-U.S. Holder actually or constructively held more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. Holder’s disposition of, or the non-U.S. Holder’s holding period for, our Common Stock. In addition, provided that our Common Stock is regularly traded on an established securities market (as defined by applicable Treasury regulations), a warrant will not be treated as a U.S. real property interest with respect to a Non-U.S. Holder if such holder did not own, actually or constructively, warrants whose total fair market value on the date they were acquired (and on the date or dates any additional warrants were acquired) exceeded the fair market value on that date (and on the date or dates any additional warrants were acquired) of five percent of all our Common Stock.

If the Non-U.S. Holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate Non-U.S. Holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. Holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common Stock or warrants beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence if you reside outside of the United States.

Payments of dividends on or of proceeds from the disposition of our Common Stock or warrants made to you may be subject to information reporting and backup withholding. Backup withholding may apply at a current rate of 24% unless you (i) provide the payor with a correct taxpayer identification number and comply with applicable certification requirements, or (ii) establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock or warrants paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock or warrants paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. The withholding provisions under FATCA generally apply to dividends paid by us. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2022, recently proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our Common Stock or warrants.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our Common Stock or warrants, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as underwriter of this offering. We have entered into an underwriting agreement with Joseph Gunnar & Co., LLC, dated [•], 2025, with respect to the shares of our Common Stock subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, the number of shares of our Common Stock set forth opposite its name in the table below:

Underwriter	Number of Shares
Joseph Gunnar & Co, LLC
Total

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of Common Stock offered by this Prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Common Stock are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by them. The underwriter reserves the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriter is obligated to take and pay for all of the shares of Common Stock offered by this Prospectus if any such shares of Common Stock are taken, other than those shares of Common Stock covered by the over-allotment option described below.

The Common Stock sold in this offering are expected to be ready for delivery on or about [•], 2024, against payment in immediately available funds. The underwriter may reject all or part of any order.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an additional [•] shares of Common Stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of closing of this offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares of Common Stock for which they exercise the option.

Discounts and Commissions

The underwriters have advised us that they propose to offer the shares of Common Stock to the public at a price of $[•] per share. The underwriters propose to offer the shares of Common Stock to certain dealers at the same price less a concession of not more than $[•] per share. After the offering, these figures may be changed by the underwriters.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share		Total without Over- Allotment Option		Total with Over- Allotment Option
Public offering price	$	[•]	$	[•]	$	[•]
Underwriting discounts and commissions (8.0%)	$	[•]	$	[•]	$	[•]
Proceeds, before expenses to us	$	[•]	$	[•]	$	[•]

We have agreed to pay the underwriter’s out-of-pocket accountable expenses, including its legal fees, up to a maximum amount of $[•] if this offering is completed. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table above. The underwriting discount and reimbursable expenses the underwriters will receive were determined through arms’ length negotiations between us and the underwriters.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $[•], which includes up to $125,000 that we have agreed to reimburse the underwriter for the fees and expenses incurred by it and its legal counsel in connection with this offering. These expenses are payable by us.

Representative’s Warrant

We have agreed to issue to Joseph Gunnar (or its permitted assignees) a warrant to purchase a number of common shares that is equal to 5% of the aggregate number of common shares sold in this offering (up to [•] common shares, or up to [•] common shares if the underwriter exercises the over-allotment option in full). The Representative’s Warrant will be non-exercisable for six (6) months from the date of effectiveness of the registration statement of which this prospectus forms a part and will expire one and one half (1.5) years after such date. The warrant is exercisable at a per share price equal to 100% of the offering price, subject to certain anti-dilution adjustments. Such warrant will be subject to FINRA Rule 5110(e)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days from the commencement of sales of this offering, the warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(e)(2). The Representative’s Warrant and the shares of common stock underlying the Representative’s Warrant are being registered on the registration statement of which this prospectus is a part.

Joseph Gunnar will have piggyback and demand registration rights for a period of one and one half (1.5) years from the effective date of this registration statement, as permitted under FINRA Rule 5110(g). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.

Lock-Up Agreements

We, each of our officers, directors and executive and 5% or greater shareholders officers have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for a period of six (6) months after this offering is completed without the prior written consent of the underwriter.

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period.

Right of First Refusal

Upon the closing of this offering, for a period of eighteen (18) months from the final Closing Date, we will grant Joseph Gunnar the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity or equity-linked offerings, for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such eighteen (18) month period. The Company shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain Joseph Gunnar.

Tail

In the event that any investor whom the underwriter had contacted or introduced to us during the term of its engagement provides any capital to us, in a public or private offering or other financing or capital-raising transaction of any kind, within the twelve (12) months following the earlier of (a) the closing of this offering and (b) the expiration or termination of the engagement of the underwriter, subject to certain conditions and exceptions, we will pay the underwriter the compensation provided above, calculated in the same manner.

Stabilization

SEC rules may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•        Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum

•        Over-allotments and syndicate covering transactions — The underwriters may sell more common shares in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•        Penalty bids — If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•        Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common shares may have the effect of raising or maintaining the market price of our common shares or preventing or mitigating a decline in the market price of our common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Listing

Our Common Stock is currently quoted on the OTCQB under the symbol “CAPS.” We have applied to have our common shares approved for listing on the Nasdaq Capital Market under the symbol “CAPS”. Completion of this offering is contingent on the approval of our listing application for trading on the Nasdaq Capital Market.

Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:

•        the information set forth in this prospectus and otherwise available to the representative;

•        our prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our prospects for future earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.

The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Certain Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform, various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses.

TRANSFER AGENT AND REGISTRAR

The transfer agent of our Common Stock is Computeshare U.S. Their address is 150 Royall Street Canton, MA 02021.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Lucosky Brookman LLP, Woodbridge, New Jersey. Certain other legal matters will be passed upon for the underwriter by Ellenoff Grossman & Schole LLP, New York, New York, in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of GBQ Partners LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

The SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost by contacting: Capstone Holding Corp., Attn: Office of the Corporate Secretary, 5141 W. 122nd Street, Alsip, IL 60803. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at https://www.capstonethx.com contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. The inclusion of our website address in this prospectus is only as an inactive textual reference.

Capstone Holding Corp.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Capstone Holding Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Capstone Holdings Corp. (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GBQ Partners LLC

We have served as the Company’s auditor since 2020.

Columbus, Ohio
December 30, 2024

CAPSTONE HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$52	$23
Accounts receivable, net	2,581	3,031
Inventories	13,750	17,398
Prepaid expenses	458	313
Other current assets	241	207
Total current assets	17,082	20,972
Long-term Assets:
Property and equipment, net	1,756	1,815
Goodwill	23,286	23,286
Other intangible assets	10	23
Right of use assets	2,922	3,439
Deferred tax asset	7,597	7,629
Investment in non-marketable securities	—	8,000
Other long-term assets	48	48
Total long-term assets	35,619	44,240
Total Assets	$52,701	$65,212

LIABILITIES & EQUITY
Current Liabilities:
Accounts payable	$2,575	$1,419
Accrued expenses	324	1,307
Line of credit	8,574	7,271
Current portion of long-term debt	3,612	1,094
Current portion, lease liability	887	797
Total current liabilities	15,973	11,888
Long-term liabilities:
Accrued related party management fee	351	351
Long term debt, net of current portion	5,114	16,915
Lease liability, net of current portion	2,141	2,727
Total long-term liabilities	7,606	19,993
Total Liabilities	23,578	31,881
TotalStone, LLC – Class B Preferred Units	25,871	24,105
TotalStone, LLC – Special Preferred Units	815	1,054
Equity:
Common Stock $0.0005 par value; 200,000 shares authorized; 157,610 issued as of December 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	193,044	193,044
Accumulated deficit	(190,607)	(184,872)
Total Equity	2,437	8,172
Total Liabilities, TotalStone, LLC. Preferred Units & Equity	$52,701	$65,212

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2023	2022
Sales	$48,643	$61,651
Sales returns and allowances	(289)	(90)
Net sales	48,354	61,561
Cost of goods sold	38,743	45,030
Gross Profit	9,611	16,531
Selling, general and administrative expenses	10,867	12,538
Income (loss) from operations	(1,256)	3,993
Loss on investment	(8,000)	—
Gain on extinguishment of debt	7,200	—
Interest expense	(1,672)	(1,267)
Other income (expense), net	143	372
Income (loss) from operations before taxes	(3,585)	3,098
Income tax expense	234	783
Net Income (Loss)	(3,819)	2,315
Less: Net loss attributable to:
Special preferred units	(150)	(62)
Class B units preferred return	(1,766)	(2,263)
Net Income (loss) attributable to Capstone
Holding Corp. stockholders	$(5,735)	$(10)

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
OPERATING ACTIVITIES
Net (loss) income	$(3,819)	$2,315
Non cash items:
Depreciation and amortization	306	241
Loss on investment	8,000	—
Gain on extinguishment of debt	(7,200)	—
Deferred taxes	32	525
Change in other operating items:
Accounts receivable and other assets	4,436	(4,873)
Accounts payable and other accrued liabilities	(305)	(1,098)
Cash flows provided by (used in) operating activities	1,449	(2,890)
INVESTING ACTIVITIES
Purchase of property and equipment, net	(208)	(173)
Cash flows used in investing activities	(208)	(173)
FINANCING ACTIVITIES
Proceeds from debt issuance	0	730
Proceeds from sale-leaseback	—	3,071
Borrowings under line of credit, net	1,303	5,673
Debt payments	(2,127)	(6,438)
Cash payment to special preferred equity members	(389)	—
Cash flows provided by (used in) financing activities	(1,213)	3,036
NET CHANGE IN CASH & CASH EQUIVALENTS	28	(27)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	23	50
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$51	$23

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Operating cash flows from finance leases (interest)	$10	$9
Financing cash flows from finance leases (principal portion)	134	120
Operating cash flows from operating leases	762	745
Non-cash operating activities:
Loss on investment in Diamond Products Holding, LLC	8,000	—
Gain on extinguishment of debt DPH secured promissory note	7,200
Non-cash financing activities:
Conversion of senior secured note into 78,333 shares of common stock	—	1,939

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except Common Stock Shares)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Equity	Class B Units	Special Preferred Unit
Balance at January 1, 2022	79,277	$191,105	$(184,864)	$6,241	$21,844	$992
Net income			2,315	2,315
Accrued Class B Distributions			(2,261)	(2,261)	2,261
Accrued Special Preferred Distributions			(62)	(62)		62
Debt conversion to Common Stock (78,333 shares)	78,333	1,939		1,939
Balance at December 31, 2022	157,610	$193,044	$(184,872)	$8,172	$24,105	$1,054
	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Equity	Class B Units	Special Preferred Unit
Balance at January 1, 2023	157,610	$193,044	$(184,872)	$8,172	$24,105	$1,054
Net income			(3,819)	(3,819)
Accrued Class B Distributions			(1,766)	(1,766)	1,766
Accrued Special Preferred Distributions			(150)	(150)		150
Special Preferred Distribution				—		(389)
Balance at December 31, 2023	157,610	$193,044	$(190,607)	$2,437	$25,871	$815

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1        Nature of Operations

Capstone Holding Corp. (the “Capstone”) is a holding company and its operations consist substantially of the operations of its consolidated subsidiary, TotalStone, LLC (“TotalStone,” or “Instone”). On April 1, 2020, Capstone obtained controlling interests in TotalStone, a materials distribution company that distributes masonry stone products for residential and commercial construction in the Midwest and Northeast United States under the trade names Instone and Northeast Masonry Distributors (“NMD”).

Note 2        Summary of Significant Accounting Policies

Basis of Presentation and Preparation

The consolidated financial statements include the accounts of Capstone and its consolidated subsidiaries (collectively, the “Company”). Intercompany accounts and transactions have been eliminated. The preparation of these financial statements and accompanying notes are in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the financial statements include all adjustments necessary for the fair presentation of our financial position, results of operations, and cash flows, and all adjustments were of a normal recurring nature.

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, and expenses in our financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s assumptions regarding current events and actions that may impact the Company in the future, actual results may differ from these estimates and assumptions.

Cash

Cash consists of balances held in commercial bank accounts.

Accounts Receivable

Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. The Company estimates expected credit losses for the allowance for expected credit losses based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. As of December 31, 2023 and 2022, the allowance for doubtful accounts totaled approximately $104.0 thousand and $106.0 thousand, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places cash with high credit quality institutions. During the normal course of business, balances in these accounts may exceed the maximum amount insured by the Federal Deposit Insurance Corporation (“FDIC”). Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company’s diverse customer base and generally short payment terms. Management believes there is no business vulnerability regarding concentrations of accounts receivable and sales due to the strong relationships and financial strength of our customers.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2        Summary of Significant Accounting Policies (cont.)

Inventories

Inventories consisting of finished goods are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories also include deposits placed on inventory purchases for shipments not yet received. Significant prepaid inventory may be located overseas. At December 31, 2023 and 2022, the total prepaid inventory balance was $912.0 thousand and $1.4 million, respectively. The reserve for obsolete or slow-moving inventory at December 31, 2023 and 2022, totaled $324.0 thousand and $301.0 thousand, respectively.

Property and Equipment

Property and equipment is stated at cost and is depreciated over the estimated useful lives ranging from three to forty years. Depreciation is computed by using the straight-line method for financial reporting purposes and straight-line and accelerated methods for income tax purposes. Property and equipment is comprised of building, machinery & equipment, computer equipment, leasehold improvements, software, office equipment, vehicles, and furniture & fixtures. Maintenance and repairs are charged to expense as incurred.

Goodwill and Other Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill and indefinite lived intangible assets are not amortized, but rather are tested for impairment annually as of the 1st day of the fourth quarter of each year or more frequently if indications of potential impairment exist. The Company’s goodwill is recognized in one reporting unit, its consolidated subsidiary, TotalStone.

In evaluating potential goodwill impairment, we first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value, we perform a quantitative analysis. If the quantitative analysis indicates the carrying value of a reporting unit exceeds its fair value, we measure any goodwill impairment losses as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit. The Company determined that no impairment was required for the periods presented.

Intangible assets with finite lives, consist of a non-compete agreement, amortized over the term of the agreement.

Long-lived Asset Impairments

Long-lived assets and finite lived identifiable intangibles are reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount of which the carrying amount of the assets exceeds the fair value of the assets. The Company determined that no impairment was required for the periods presented.

Investment in Non-Marketable Securities

Investments in non-marketable securities without readily determinable fair values by entities that do not exercise significant influence over the investee are recorded at cost, less impairment, plus or minus observable price changes.

Revenue Recognition

Sales are recognized when revenue is realized or becomes realizable and has been earned, net of sales tax. In general, revenue is recognized at a point in time, which is usually upon shipment of the product. Our sales predominantly contain a single delivery element and revenue is recognized at a point in time when ownership, risks and rewards transfer. For 2023 and 2022, there are no estimates of variable consideration represented in revenue.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2        Summary of Significant Accounting Policies (cont.)

Shipping and Handling

The Company includes amounts billed to customers related to shipping and handling and shipping and handling expenses in cost of goods sold.

Advertising Costs

Advertising and promotional expenses are expensed in the period incurred unless there are material costs that benefit future periods. The consolidated financial statements currently do not reflect any prepaid advertising expenses. For 2023 and 2022, advertising expenses were $285.0 thousand and $283.0 thousand, respectively.

Research and Development

Research and development costs are expensed as incurred and were not significant in the periods presented.

Note 3        Related Party Transactions

TotalStone is party to an agreement with a related party, BP Peptides, LLC, an entity controlled by Brookstone Partners (“Brookstone”), the Company’s majority shareholder. Pursuant to this agreement, Brookstone Partners Acquisition XIV, LLC provides annual consulting services totaling $400.0 thousand. The agreement also provides for an additional management fee equal to 5% of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in excess of $4.0 million. Amounts accrued for such consulting services totaled $351.0 and $419.0 thousand as of December 31, 2023 and 2022, respectively. As of December 31, 2022, $67.0 thousand is also included in accrued expenses on the consolidated balance sheet. The management fees expensed in 2023 and 2022 were $400.0 and $512.0 thousand, respectively, and included in selling, general and administrative expenses.

Stream Finance, LLC, which serves as a creditor on the TotalStone’s mezzanine term loan of $1.3 million as of December 31, 2023, is managed by Brookstone, which has a 77.3% ownership through BP Peptides, LLC, and two board member seats of the Company.

TotalStone was leasing a facility from a former officer and current Board Member of TotalStone for $29.0 thousand per month. As of February 2022, the lessor is no longer a related party.

On December 21, 2020, BP Peptides, LLC exercised its right to convert $572.7 thousand of accrued interest ($538.0 thousand) and secured debt ($35.0 thousand) into 24,900 shares of Capstone’s Common Stock (exercised price of $23/share). The Company incurred issuance expenses of $5.0 thousand resulting in a net increase in Additional Paid-in Capital of $568.0 thousand.

As further disclosed in Note 6, on March 31, 2021 a subsidiary of the Company acquired a minority interest in Diamond Products, LLC (“Diamond”) from an entity affiliated with Brookstone in exchange for a note payable issued to Brookstone by a Company subsidiary.

The 20% minority investment in DPH represented an effective 19% equity interest in Diamond and approximately 12% on a fully-diluted basis. The Company does not have the ability to exercise significant influence over operating and financial policies of Diamond and DPH. The December 31, 2022 consolidated balance sheet includes the Company’s $8.0 million investment in long-term assets and the corresponding $8.0 million note payable plus accrued interest.

On November 9, 2023 in connection with a restructuring and recapitalization transaction of Diamond’s operating entities, Diamond and other related party entities affiliated with Brookstone XXI entered into a transaction that sold 100% of the membership interest in Diamond inclusive of Beta’s minority interest in Diamond via its membership interest in DPH to a third party. No cash consideration was received in this transaction. Rather, the primary consideration received by the selling parties was the release of guarantees of senior debt of Diamond operating entities. The third

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3        Related Party Transactions (cont.)

party assumed none of the $8.0 million debt liability and no other consideration was transferred. As a result, the Company’s wrote-off its equity investment in DPH from $8.0 million to zero, and recognized a $7.2 million gain on debt extinguishment from Brookstone XXI’s debt forgiveness which was consistent with the terms of the note agreement that limited Captone’s risk upon sale or disposition of Diamond’s membership interests to the $800.0 thousand limited guaranty provided by Capstone which is the net amount of the loss recognized in the 2023 statement of operations from this transaction. The remaining unsecured debt liability $800.0 thousand plus accrued interest will remain on the Company’s balance sheet with a maturity date of June 30, 2026.

On June 15, 2022, Brookstone, exercised its right to convert $1.9 million of accrued interest and debt from its senior secured note into 78,333 shares of the Capstone’s Common Stock exercised at $24.75 per share. With this transaction, Brookstone now owns 121,774 shares of Capstone’s Common Stock or 77.3% of the 157,610 outstanding shares of common stock.

Note 4        Property and Equipment, Net.

A summary of the Company’s property and equipment is as follows in (“000’s”):

	December 31, 2023	December 31, 2022
Property and Equipment, Net,
Land and buildings	$685	$685
Machinery and equipment	856	842
Computer equipment	323	230
Computer software	347	259
Furniture and fixtures	332	332
Leasehold Improvements	749	736
Total property and equipment	$3,292	$3,084
Accumulated depreciation and amortization	(1,536)	(1,269)
Total property and equipment	$1,756	$1,815

Depreciation and amortization expense on property and equipment for 2023 and 2022 was $267.0 thousand and $241.0 thousand, respectively.

Note 5        Goodwill and Other Intangible Assets

As of December 31, 2023 and 2022, the Company had $23.3 million in goodwill. There were no changes in the recognized goodwill balance during 2023 and 2022.

The following tables summarize the Company’s other intangible assets in (“000’s”):

	As of December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$50	$(30)	$20
Customer lists	231	(231)	—
Other	11	(8)	3
Total definite-lived intangible assets	292	(269)	23
Indefinite-lived intangible assets	—	—	—
Total intangible assets	$292	$(269)	$23

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5        Goodwill and Other Intangible Assets (cont.)

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$50	$(40)	$10
Customer lists	231	(231)	—
Other	11	(11)	—
Total definite-lived intangible assets	292	(282)	10
Indefinite-lived intangible assets	—	—	—
Total intangible assets	$292	$(282)	$10

Expected amortization expense related to definite-lived intangible assets held as of December 31, 2023 is as follows in (“000’s”):

Year
2024	$10
2025	—
2026	—
Thereafter	—
Total	$10

Note 6        Investment in Non-Marketable Securities

On January 15, 2021, the Capstone acquired a minority interest in a consumer products company, Diamond Products, LLC (“Diamond”), a sexual wellness holding company. The structure of the transaction was as follows: i) Brookstone Acquisition Partners XXI Corporation (“Brookstone XXI”) contributed its approximately 95% equity interest in Diamond, which represented approximately 62% equity ownership on a fully-diluted basis, to Diamond Products Holdings, LLC (“DPH”); ii) The Company formed Capstone Beta LLC (“Beta”) as a wholly-owned subsidiary, and Beta purchased a portion of Brookstone XXI’s interest in DPH; iii) Beta issued a promissory note to Brookstone XXI in the original principal amount of $8.0 million, bearing interest at 1% per annum over a 36 month term, and secured its obligations thereunder by pledging Beta’s interests in DPH; and iv) As additional credit support, Capstone issued a limited payment guaranty to Brookstone XXI in the amount of 10% of the principal amount of Beta’s promissory note. The terms of the promissory note issued by Beta to Brookstone XXI include provisions whereby i) in the event that the membership interests in Diamond are sold or otherwise disposed of, any proceeds received by Beta are to be utilized to prepay the promissory note to Brookstone XXI and Brookstone XXI’s remaining recourse for the remaining note balance, if any, is limited to the pledged collateral (Beta’s membership interest in DPH) and the $800.0 thousand limited payment guarantee provide by Capstone. DPH was structured to hold one asset, the membership interest in Diamond, and accordingly upon the sale or other disposition of the membership interests in Diamond, the sole recourse of payment by Brookstone XXI is the $800.0 thousand limited payment guarantee. In summary, the intent of Brookstone XXI and the special committee of Capstone’s independent directors entering into this arrangement was to limit Capstone’s downside risk to $800.0 thousand.

The 20% minority investment in DPH represented an effective 19% equity interest in Diamond and approximately 12% on a fully-diluted basis. The Company does not have the ability to exercise significant influence over operating and financial policies of Diamond and DPH. The December 31, 2022 consolidated balance sheet includes the Company’s $8.0 million investment in long-term assets and the corresponding $8.0 million note payable plus accrued interest.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6        Investment in Non-Marketable Securities (cont.)

On November 9, 2023 in connection with a restructuring and recapitalization transaction of Diamond’s operating entities, Diamond and other related party entities affiliated with Brookstone XXI entered into a transaction that sold 100% of the membership interest in Diamond inclusive of Beta’s minority interest in Diamond via its membership interest in DPH to a third party. No cash consideration was received in this transaction. Rather, the primary consideration received by the selling parties was the release of guarantees of senior debt of Diamond operating entities. The third party assumed none of the $8.0 million debt liability and no other consideration was transferred. As a result, the Company’s wrote-off its equity investment in DPH from $8.0 million to zero, and recognized a $7.2 million gain on debt extinguishment from Brookstone XXI’s debt forgiveness which was consistent with the terms of the note agreement that limited Captone’s risk upon sale or disposition of Diamond’s membership interests to the $800.0 thousand limited guaranty provided by Capstone which is the net amount of the loss recognized in the 2023 statement of operations from this transaction. The remaining unsecured debt liability $800.0 thousand plus accrued interest will remain on the Company’s balance sheet with a maturity date of June 30, 2026, as agreed upon by the noteholder.

Note 7        Line of Credit

On June 29, 2015, TotalStone established a Revolving Credit Note which has been amended since. Under the terms of the Tenth Amendment to Revolving Credit, Term Loan and Security Agreement with Berkshire Bank, executed on December 20, 2023, TotalStone, LLC maximum revolving advance amount is $14.0 million for working capital purposes. Advances under the credit agreement are limited to a formula-based amount of up to eighty-five (85%) percent of the face amount of the TotalStone “Eligible Accounts Receivable” plus about fifty-five (55%) percent of the face amount of the TotalStone, “Finished Goods Inventory” up to a maximum amount of $8.0 million. Interest charged on unpaid principal amount of the Credit Agreements bear a rate per annum of SOFR plus 2.5% (7.96% and 6.89% at December 31, 2023 and 2022, respectively). The balance outstanding on the line of credit was $8.5 million and $7.2 million as of December 31, 2023 and 2022, respectively, with a maturity date of April 30, 2025.

Note 8        Debt

As of December 31, 2023, the Company had $9.0 million in long-term debt, with $3.6 million payable within 12 months. A summary of the Company’s long-term debt is as follows in (“000’s”):

	December 31, 2023	December 31, 2022
Long-term Debt
Note payable to BP Peptides, LLC “Brookstone” secured by an interest in the Company’s assets. The secured loan bears interest at 6% per annum, with interest payable quarterly, which noteholder has agreed to a maturity date of September 1, 2024.	774	733
Mezzanine term loan to Steam Finance, LLC, collateralized by substantially all of TotalStone’s assets and subordinated to the Bank term notes. Interest is calculated monthly as the Base Rate divided by an Adjustment Factor of 0.75, not to exceed 15% per annum (see further details below), with a maturity date of December 31, 2025.	1,309	2,070
Seller’s note with Avelina Masonry, LLC, which required monthly payments of $48.0 thousand. The original maturity date was November 13, 2022 but the loan has not been paid in full and is in default. The loan bears interest at one-month SOFR plus 4.5% plus 3.0% default (12.96% and 8.89% at December 31, 2023 and 2022, respectively. At December 31, 2023, $60.0 thousand of accrued interest remains unpaid and is included within this amount.	819	1,095

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8        Debt (cont.)

	December 31, 2023	December 31, 2022
Term note agreement with Berkshire Bank, due in 48 consecutive monthly payments of $83.0 thousand. The loan matures on December 1, 2025 and is secured by all assets of TotalStone. Interest is charged at the one-month SOFR plus 3.5% (8.96% and 7.89% at December 31, 2023 and 2022, respectively).	1,910	3,000

In December 2022, TotalStone sold its facility in Navarre, Ohio to a nonaffiliated third party for a purchase price of $3.2 million and concurrently entered into a leaseback transaction. The transaction is treated as a failed sale in accordance with U.S. GAAP. The Company therefore recorded a financing liability related to the sale-leaseback in the amount of the sale price. The obligation matures in January 2048 and requires monthly payments of principal and interest. With the sale leaseback, TotalStone signed a lease agreement with a 25-year lease term. The initial annual lease payment of $259.0 thousand increases 2% per annum. The imputed interest rate is 8.10%.

	3,181	3,183
Auto loan from VW Credit, Inc. with an interest rate of 3.99% per annum over 48 months commencing January 1, 2020. The loan was paid in full on December 26, 2023.	—	10
Secured promissory note with Brookstone plus accrued interest to acquire a minority interest in DPH. Interest accrues at 1% per annum, with a maturity date of June 30, 2026.	1,010	8,142
	9,003	18,233
Less: current portion	(3,612)	(1,094)
Less unamortized loan origination fees	(277)	(224)
Total Long-term debt	$5,114	$16,915

Mezzanine Term Loan — Stream Finance, LLC.

Table A			or	Table B

Level	Adjusted EBITDA of TotalStone (exclusive of Northeast)	Rate		Level	Adjusted EBITDA of TotalStone and Northeast	Rate
I	Greater than $2,500,000	12%		I	Greater than $4,000,000	12%
II	Less than or equal to $2,500,000, but greater than or equal to $2,000,000	10%		II	Less than or equal to $4,000,000, but greater than or equal to $3,500,000	10%
III	Less than $2,000,000	8%		III	Less than $3,500,000	8%

Scheduled maturities of long-term as of December 31, 2023, are as follows:

2024	$3,610
2025	2,232
2026	20
2027	27
2028	35
Thereafter	3,079
Total	$9,003

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9        Leases

As of December 31, 2023, the balance of our right-of-use (“ROU”) assets was $2.9 million, net and lease liabilities of $3.0 million, are included in current portion, lease liability and lease liability, net of current portion. The maturity of our lease liabilities as of December 31, 2023 is as follows in (“000’s”):

Year	Finance	Operating
2024	$160		$778
2025	126		638
2026	79		656
2027	26		602
2028	8		86
Thereafter	—		—
Total undiscounted Lease Payments	401		2,760
Less: Present value discount	(9)		(123)
Total Lease Liability	$391	$	l,637

Lease expense recognized on our leases is as follows in (“000’s”):

	Twelve months ended December 31, 2023	Twelve months ended December 31, 2022
Finance leases
Amortization expense	$139	$121
Interest expense	11	9
Operating leases
Straight-line rent expense	779	779
Total lease expense	$929	$909

The following summarizes additional information related to our leases for 2023 and 2022 in (“000’s”):

	Twelve months ended December 31, 2023		Twelve months ended December 31, 2022
	Finance	Operating	Finance	Operating
Weighted-average remaining lease terms (years)	2.8	3.9	2.3	4.8
Weighted-average discount rate	3.93%	2.95%	3.77%	2.95%
ROU assets obtained in exchange for new lease liabilities	$219	$—	$99	$—

Note 10      TotalStone Preferred Units

The Company owns 100% of TotalStone’s outstanding common voting units and receives certain funding from TotalStone, in exchange for potential benefits to the combined organization from the use of the Company’s Federal Net Operating Loss and other tax benefit carryovers. The existing holders of TotalStone’s common stock received Class B Preferred Units valued at $20.5 million, with a quarterly dividend.

In addition, as part of the merger of the Company and TotalStone, the Mezzanine lender accepted $873.0 thousand as a Special Preferred Unit in lieu of debt. The Special Preferred Unit has a preferential distribution position but does not earn a preferred return.

On March 8, 2023, the Company entered into the Ninth Amendment to the Revolving Credit, term Loan and Security Agreement (the “Ninth Amendment”). The Ninth Amendment permited a payment of $389.0 thousand to the Special Preferred Unit holders.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11      TotalStone Warrants

In connection with the April 2020 TotalStone transaction, 1,175 warrants to purchase class A common interest in TotalStone were granted to TotalStone management. The warrants have a purchase price of $0.01 per warrant unit and vested in equal annual installments over a three-year period, with March 31, 2023 as the final vesting date.

Vested warrants may be exercised through March 31, 2030 subject to continuing employment. The fair value of the warrants granted was not significant and accordingly no equity-based compensation has been recognized in the statements of operations.

Note 12      Stockholders’ Equity

In June 2015, our stockholders approved the 2015 Equity Incentive Plan (the “2015 Plan”) and reserved 1,000,000 shares of our common stock for issuance. At December 31, 2023, no shares remained available to grant under the Plan and all granted shares are fully vested.

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant vesting period. The Company generally estimates the fair value of each stock-based award on the measurement date using the Black-Scholes option valuation model which incorporates assumptions as to stock price volatility, the expected life of the options, risk-free interest rate and dividend yield. No options were granted in 2023 or 2022.

Stock Compensation

There were no stock compensation costs, option grants or stock options exercised in 2023 or 2022. At December 31, 2023, there were no remaining unamortized non-cash stock compensation costs.

As of December 31, 2023 and December 31, 2022, there were approximately 976 and 1,753 options exercisable and vested at a weighted average exercise price of $210.00 and $220.00, respectively. The exercisable life for these remaining options has expired and they are effectively cancelled. In addition, the Company issued a warrant to Brookstone to purchase up to 6,322 shares of the Company’s Common Stock, which provides for quarterly vesting of shares in amounts approximately equal to the amount of quarterly interest payable that would have been payable under the Agreement, converted into shares at $0.075, all of which has now vested, and can be exercised through October 15, 2028 with an exercise price between $10.00 and $30.00 per share, as determined by an independent valuation, through April 1, 2024, and after that date, the lesser of (i) $75.00 per warrant share and (ii) the 10-day average closing price of the Company’s common stock.

Preferred Stock

We have 5,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no outstanding shares of preferred stock. Our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. If we raise additional funds to continue operations, we may issue preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

The Board of Directors of the Company approved a Tax Benefit Preservation Plan (“Benefit Plan”) dated April 18, 2017, between the Company and Computershare. The Benefit Plan and the exercise of rights to purchase Series A Preferred Stock, pursuant to the terms thereof, may delay, defer or prevent a change in control without the approval of the Board. In addition to the anti-takeover effects of the rights granted under the Benefit Plan, the issuance of preferred stock, generally, could have a dilutive effect on our stockholders.

Under the Benefit Plan, each outstanding share of our common stock has attached one preferred stock purchase right, Each share of our common stock subsequently issued prior to the expiration of the Benefit Plan will likewise have attached one right. Under specified circumstances involving an “ownership change,” as defined in Section 382 of the Internal Revenue Code (“the Code”), the right under the Benefit Plan that attaches to each share of our common stock will entitle the holder thereof to purchase 1/100 of a share of our Series A Preferred Stock for a purchase price of $5.00 (subject to adjustment), and to receive, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right. In May of 2024, The Company and Computershare extended the Benefit Plan through December 31, 2027.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13      TotalStone 401(K) Retirement Savings Plan

TotalStone maintains a defined contribution pension plan, which covers all employees electing to participate after completing certain service requirements. Employer contributions are made at the Company’s discretion. Generally, the Company makes safe harbor matching contributions equal to 100% of employee contribution up to 4% of the employee’s Plan Compensation, as defined. Each participant is 100% vested in in their salary deferral and the safe harbor Company’s matching contributions. Other employer discretionary contributions are subject to a graded vesting schedule. Company matching contribution expense in 2023 and 2022 was $195.5 thousand and $207.7 thousand, respectively.

Note 14      Income Taxes

The components of deferred income tax assets are as follows as of December 31 (“000’s”):

	2023	2022
Stock Options	$79	$79
Basis Difference in TotalStone	463	519
Basis Difference in Diamond Products	247	247
Interest Expense Limitation	425	76
Federal Credits	3,866	3,866
Federal NOL Carryforward	29,497	29,100
Other	460	459
	35,037	34,346
Less: valuation allowance	(27,440)	(26,717)
Net, deferred income tax assets	$7,597	$7,629

ASC 740 requires that a valuation allowance be established when it is more-likely-than-not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period-to-period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, the Company takes into account all evidence with regard to the utilization of a deferred tax asset including past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and has established a valuation allowance of $27.4 million and $26.7 million at December 31, 2023 and 2022, respectively. The valuation allowance reduces deferred tax assets to an amount that management believes will more likely than not be realized.

The components of the income tax provision (benefit) are as follows in (“000’s):

	2023	2022
Federal:
Current	$—	$—
Deferred	32	525
	32	525
State and local:
Current	202	258
Deferred	—	—
	202	258
Income tax provision	$234	$783

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14      Income Taxes (cont.)

The Company has accumulated approximately $139.0 million in federal and $16.0 million in state net operating loss carryforwards (“NOLs”) and approximately $3.9 million of research and development tax credit carryforwards. The federal NOLs generated before 2018 have 20-year carryforward periods with NOLs generated in 2018 and after having no expiration period. Federal NOLs generated in 2018 and after total $3.5 million. The Arizona state NOL’s expire in different periods through 2038. The availability of these NOL’s to offset future taxable income could be limited in the event of a change in ownership, as defined in Section 382 of the Internal Revenue Code.

A reconciliation of the difference between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows in (“000’s”):

	2023	2022
Income tax provision (benefit) at statutory rate	$(753)	$651
State taxes, net of federal benefit	162	204
Net change in NOL carryforward, federal credits and valuation allowance	817	(92)
Other	8	20
Income tax provision recognized	$234	$783

Note 15      Condensed Financial Information of the Parent Company (Unaudited)

The Company performed a test on the restricted net assets of its consolidated subsidiaries in accordance with Rule 4-08(e), 5-04(c) Schedule I and 12-04 of Regulation S-X and concluded that it was applicable for the Company to disclose the financial statements for Capstone Holding Corp, the parent company.

Except for tax distributions, TotalStone’s credit facility with Berkshire Bank restricts the payment of distributions from TotalStone to Capstone without the consent of the Bank. As of December 31, 2023, the restricted net assets of TotalStone was a deficit of approximately $3 million.

The following presents condensed parent company only information for Capstone Holding Corp. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed or are not required. The subsidiaries did not pay any dividends to the parent during the periods presented.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15      Condensed Financial Information of the Parent Company (Unaudited) (cont.)

PARENT COMPANY
BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$55	$31
Accounts receivable, net	—	—
Prepaid expenses	30	109
Other current assets	241	134
Total current assets	326	274
Long-term Assets:
Deferred tax asset	7,597	7,629
Investment in non-marketable securities	—	8,000
Total long-term assets	7,597	15,629
Total Assets	$7,923	$15,903

LIABILITIES & EQUITY
Current Liabilities:
Accounts payable	$714	$681
Current portion of long-term debt	1,784	—
Total current liabilities	2,498	681
Long-term liabilities:
Long term debt, net of current portion	—	8,875
Lease liability, net of current portion	—	—
Total long-term liabilities	2,498	8,875
Total Liabilities	2,498	9,556
Equity:
Common Stock $0.0005 par value; 200,000 shares authorized; 157,610 issued as of December 31, 2023 and December 31, 2022	—	—
Capital Contributions	341	159
Additional paid-in capital	193,044	193,044
Accumulated deficit	(187,690)	(186,856)
Total Equity	5,425	6,347
Total Liabilities & Equity	$7,923	$15,903

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15      Condensed Financial Information of the Parent Company (Unaudited) (cont.)

PARENT COMPANY
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2023	2022
Selling, general and administrative expenses	$342	$376
Loss from operations	342	376
Loss on investment	(8,000)	—
Gain on extinguishment of debt	7,200	—
Interest expense	(110)	(105)
Other income	383	636
Loss from operations before taxes	869	155
Income tax expense	235	783
Net Loss	$1,104	$628

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15      Condensed Financial Information of the Parent Company (Unaudited) (cont.)

PARENT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
OPERATING ACTIVITIES
Net loss	$(1,104)	$(628)
Non cash items:
Loss on investment	8,000	—
Gain on extinguishment of debt	(7,200)	—
Deferred taxes	32	525
Change in other operating items:
Accounts receivable and other assets	(28)	(125)
Accounts payable and other accrued liabilities	143	44
Cash flows used in operating activities	(157)	(184)

FINANCING ACTIVITIES
Proceeds from debt issuance	—	104
Capital Contributions	182	74
Cash flows provided by financing activities	182	178
NET CHANGE IN CASH & CASH EQUIVALENTS	25	(6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31	37
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55	$31

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-cash operating activities:
Loss on investment in Diamond Products Holding, LLC	8,000	—
Gain on extinguishment of debt DPH secured promissory note	7,200	—
Non-cash financing activities:
Conversion of senior secured note into 78,333 shares of common stock	—	1,939

Note 16      Segment Information

The Company has one operating and reportable segment which consists of the operations of TotalStone. The Company also has corporate-level activity, which is included in Capstone Holding Corp. (“Capstone” or “the Parent”) and consists primarily of board fees and, investor relations, filing, legal, insurance, accounting and consulting expenses and other non-operating income and expenses not identifiable and allocated to TotalStone. The Parent balance sheet information includes cash and cash equivalents, net deferred tax asset, debt and other assets and liabilities which are also not identifiable to the operations of TotalStone.

The Company’s chief executive officer is also the Company’s chief operating decision maker. The Company’s chief operating decision maker evaluates the performance of segments based on operating income (loss).

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16      Segment Information (cont.)

The following tables present financial information regarding the Company’s reportable segment reconciled to the Company’s consolidated totals.

	Twelve Months Ended December 31,
	2023				2022
	TotalStone	Parent	Eliminations	Consolidated	TotalStone	Parent	Eliminations	Consolidated
Income (loss) from operations before taxes:
Sales	$48,354	$—	$—	$48,354	$61,561	$—	$—	$61,561
Cost of goods sold	38,743	—	—	38,743	45,030	—	—	45,030
Gross Profit	9,611	—	—	9,611	16,531	—	—	16,531
Selling, general and administrative expenses	10,765	342	(240)	10,867	12,426	376	(264)	12,538
(Loss) income from operations	$(1,154)	$(342)	$240	$(1,256)	$4,105	$(376)	$264	$3,993
Loss on investment	—	(8,000)	—	(8,000)	—	—	—	—
Gain on extinguishment of debt	—	7,200	—	7,200	—	—	—	—
Interest expense	(1,562)	(110)	—	(1,672)	(1,162)	(105)	—	(1,267)
Other income (expense) net	—	383	(240)	143	—	636	(264)	372
Income (loss) from operations before taxes	$(2,716)	$(869)	$—	$(3,585)	$2,943	$155	$—	$3,098

Other financial information:
Depreciation & amortization	$306	$—	$—	$306	$241	$—	$—	$241
Capital expenditures	208	—	—	208	173			173
	As of December 31, 2023				As of December 31, 2022
	TotalStone	Parent	Eliminations	Consolidated	TotalStone	Parent	Eliminations	Consolidated
Total assets	$45,281	$7,923	$(503)	$52,701	$49,900	$15,903	$(591)	$65,212

Note 17      Subsequent Events

Subsequent to December 31, 2023, the Company was not in compliance with the financial covenant requirements under the Revolving Credit, Term Loan and Security Agreement with Berkshire Bank (the “Credit Agreement”). In October 2024, terms of the Credit Agreement were agreed to that modified the financial covenant requirements to align with the Company’s current forecast. Further, the amended terms provided a waiver for the Company’s compliance of the financial covenants not met through September 30, 2024. The Company was in compliance through December 30, 2024, the date of the independent accountant’s report.

CAPSTONE HOLDING CORP.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)
(unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash	$13	$52
Accounts receivable, net	4,812	2,581
Inventories	11,151	13,750
Prepaid expenses	263	458
Other current assets	242	241
Total current assets	16,481	17,082
Long-term Assets:
Property and equipment, net	1,648	1,756
Goodwill	23,286	23,286
Other intangible assets	46	10
Right of use assets	2,330	2,922
Deferred tax asset	7,597	7,597
Other long-term assets	146	48
Total long-term assets	35,053	35,619
Total Assets	$51,534	$52,701

LIABILITIES & EQUITY
Current Liabilities:
Accounts payable	$3,909	$2,575
Accrued expenses	432	324
Line of credit	8,410	8,574
Current portion of long-term debt	1,916	3,612
Current portion, lease liability	802	887
Total current liabilities	15,469	15,972
Long-term liabilities:
Accrued related party management fee	351	351
Long term debt, net of current portion	6,412	5,114
Lease liability, net of current portion	1,639	2,141
Total long-term liabilities	8,402	7,606
Total Liabilities	23,871	23,578
TotalStone, LLC – Class B Preferred Units	28,580	25,871
TotalStone, LLC – Special Preferred Units	1,006	815
Equity:
Common Stock $0.0005 par value; 200,000 shares authorized; 157,610 issued as of September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	193,044	193,044
Accumulated deficit	(194,967)	(190,607)
Total Equity	(1,923)	2,437
Total Liabilities, TotalStone, LLC. Preferred Units & Equity	$51,534	$52,701

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Sales	$35,293	$39,026
Sales returns and allowances	(730)	(157)
Net sales	34,563	38,869
Cost of goods sold	27,062	30,484
Gross Profit	7,501	8,385
Selling, general and administrative expenses	7,791	8,672
Loss from operations	(290)	(287)
Interest expense	(1,148)	(1,288)
Other income (expense), net	—	143
Loss from operations before taxes	(1,438)	(1,432)
Income tax expense	22	368
Net Loss	(1,460)	(1,800)
Less: Net loss attributable to:
Special preferred units	(191)	(94)
Class B units preferred return	(2,709)	(2,559)
Net loss attributable to Capstone Holding Corp. stockholders	$(4,360)	$(4,453)

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
(unaudited)

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
OPERATING ACTIVITIES
Net loss	$(1,460)	$(1,800)
Depreciation and amortization	270	229
Accounts receivable and other assets	1,007	1,909
Accounts payable and other accrued liabilities	1,159	(289)
Cash flows used in operating activities	976	49
INVESTING ACTIVITIES
Purchase of property and equipment, net	(101)	(166)
Cash flows used in investing activities	(101)	(166)
FINANCING ACTIVITIES
Proceeds from debt issuance	—	44
Borrowings under line of credit, net	(164)	2,335
Debt payments	(750)	(1,814)
Cash payment to special preferred equity members	—	(389)
Cash flows provided by (used in) financing activities	(914)	176
NET CHANGE IN CASH & CASH EQUIVALENTS	(39)	59
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52	23
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13	$82

SUPPLEIMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Operating cash flows from finance leases (interest)	$11	$8
Financing cash flows from finance leases (principal portion)	120	102
Operating cash flows from operating leases	582	569

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except Common Stock Shares)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Equity	Class B Units	Special Preferred Unit
Balance at December 31, 2023	157,610	$193,044	$(190,607)	$2,437	$25,871	$815
Net Loss			(1,460)	(1,460)
Accrued Class B Distributions			(2,709)	(2,709)	2,709
Accrued Special Preferred Distributions			(191)	(191)		191
Special Preferred Distribution				—		—
Balance at September 30, 2024	157,610	$193,044	$(194,967)	$(1,923)	$28,580	$1,006
	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Equity	Class B Units	Special Preferred Unit
Balance at December 31, 2022	157,610	$193,044	$(184,872)	$8,172	$24,105	$1,054
Net Loss			(1,800)	(1,800)
Accrued Class B Distributions			(2,559)	(2,559)	2,559
Accrued Special Preferred Distributions			(94)	(94)		94
Special Preferred Distribution				—		(389)
Balance at September 30, 2023	157,610	$193,044	$(189,325)	$3,719	$26,664	$759

See notes to consolidated financial statements

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1        Nature of Operations

Capstone Holding Corp. (the “Capstone”) is a holding company and its operations consist substantially of the operations of its consolidated subsidiary, TotalStone, LLC (“TotalStone”). On April 1, 2020, Capstone obtained controlling interest in TotalStone, a materials distribution company that distributes masonry stone products for residential and commercial construction in the Midwest and Northeast United States under the trade names Instone and Northeast Masonry Distributors (“NMD”).

Note 2        Summary of Significant Accounting Policies

Basis of Presentation and Preparation

The consolidated financial statements include the accounts of Capstone and its consolidated subsidiaries (collectively, the “Company”). Intercompany accounts and transactions have been eliminated. The preparation of these financial statements and accompanying notes are in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the financial statements include all adjustments necessary for the fair presentation of our financial position, results of operations, and cash flows, and all adjustments were of a normal recurring nature.

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, and expenses in our financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s assumptions regarding current events and actions that may impact the Company in the future, actual results may differ from these estimates and assumptions.

Cash

Cash consists of balances held in a commercial bank account.

Accounts Receivable

Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. The Company estimates expected credit losses for the allowance for expected credit losses based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. As of September 30, 2024 and December 31, 2023, the allowance for doubtful accounts totaled approximately $104.0 thousand.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places cash with high credit quality institutions. During the normal course of business, balances in these accounts may exceed the maximum amount insured by the Federal Deposit Insurance Corporation (“FDIC”). Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company’s diverse customer base and generally short payment terms. Management believes there is no business vulnerability regarding concentrations of accounts receivable and sales due to the strong relationships and financial strength of our customers.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2        Summary of Significant Accounting Policies (cont.)

Inventories

Inventories consisting of finished goods are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories also include deposits placed on inventory purchases for shipments not yet received. Significant prepaid inventory may be located overseas. At September 30, 2024 and December 31, 2023, the total prepaid inventory balance was $277.0 thousand and $912.0 thousand, respectively. The reserve for obsolete inventory at September 30, 2024 and December 31, 2023, totaled $324.0 thousand.

Property and Equipment

Property and equipment is stated at cost and is depreciated over the estimated useful lives ranging from three to forty years. Depreciation is computed by using the straight-line method for financial reporting purposes and straight-line and accelerated methods for income tax purposes. Property and equipment is comprised of building, machinery & equipment, computer equipment, leasehold improvements, software, office equipment, vehicles, and furniture & fixtures. Maintenance and repairs are charged to expense as incurred.

Goodwill and Other Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill and indefinite lived intangible assets are not amortized, but rather are tested for impairment annually as of the 1st day of the fourth quarter of each year or more frequently if indications of potential impairment exist. The Company’s goodwill is recognized in one reporting unit, its consolidated subsidiary, TotalStone.

In evaluating potential goodwill impairment, we first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value, we perform a quantitative analysis. If the quantitative analysis indicates the carrying value of a reporting unit exceeds its fair value, we measure any goodwill impairment losses as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit. The Company determined that no impairment was required for the periods presented.

Intangible assets with finite lives, consist of a non-compete agreement, amortized over the term of the agreement.

Long-lived Asset Impairments

Long-lived assets and finite lived identifiable intangibles are reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount of which the carrying amount of the assets exceeds the fair value of the assets. The Company determined that no impairment was required for the periods presented.

Investment in Non-Marketable Securities

Investments in non-marketable securities without readily determinable fair values by entities that do not exercise significant influence over the investee are recorded at cost, less impairment, plus or minus observable price changes.

Revenue Recognition

Sales are recognized when revenue is realized or becomes realizable and has been earned, net of sales tax. In general, revenue is recognized at a point in time, which is usually upon shipment of the product. Our sales predominantly contain a single delivery element and revenue is recognized at a point in time when ownership, risks and rewards transfer. For 2024 and 2023, there are no estimates of variable consideration represented in revenue.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2        Summary of Significant Accounting Policies (cont.)

Shipping and Handling

The Company includes amounts billed to customers related to shipping and handling and shipping and handling expenses in cost of goods sold.

Advertising Costs

Advertising and promotional expenses are expensed in the period incurred unless there are material costs that benefit future periods. The consolidated financial statements currently do not reflect any prepaid advertising expenses. For the nine months ended September 2024 and 2023, advertising expenses were $103.0 thousand and $249.0 thousand, respectively.

Research and Development

Research and development costs are expensed as incurred and were not significant in the periods presented.

Note 3        Related Party Transactions

TotalStone is party to an agreement with a related party, BP Peptides, LLC, an entity controlled by Brookstone Partners (“Brookstone”), the Company’s majority shareholder. Pursuant to this agreement, BP Peptides, LLC provides annual consulting services totaling $400.0 thousand. The agreement also provides for an additional management fee equal to 5% of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in excess of $4.0 million. Amounts accrued for such consulting services totaled $351.0 thousand as of September 30, 2024 and December 31, 2023, respectively. The management fees expensed in the nine-months ended September 30, 2024 and 2023 were $300.0 thousand and included in selling, general and administrative expenses.

Stream Finance, LLC, which serves as a creditor on TotalStone’s mezzanine term loan of $1.5 million as of September 30, 2024, is managed by Brookstone, which has a 77.3% ownership through BP Peptides, LLC, and two board member seats of the Company.

As further disclosed in Note 6, on March 31, 2021 a subsidiary of the Company acquired a minority interest in Diamond Products, LLC (“Diamond”) from an entity affiliated with Brookstone in exchange for a note payable issued to Brookstone by a Company subsidiary.

Note 4        Property and Equipment, Net.

A summary of the Company’s property and equipment is as follows in (“000’s”):

	September 30, 2024	December 31, 2023
Property and Equipment, Net.
Land and buildings	$685	$685
Machinery and equipment	873	856
Computer equipment	326	323
Computer software	462	347
Furniture and fixtures	332	332
Leasehold Improvements	715	749
Total property and equipment	$3,393	$3,292
Accumulated depreciation and amortization	(1,745)	(1,536)
Total property and equipment	$1,648	$1,756

Depreciation and amortization expense on property and equipment for six months ended September 30, 2024 and 2023 was $209.0 and $228.0 thousand, respectively.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5        Goodwill and Other Intangible Assets

As of September 30, 2024 and December 31, 2023, the Company had $23.3 million in goodwill. There were no changes in the recognized goodwill balance during the periods presented.

The following tables summarize the Company’s other intangible assets in (“000’s”):

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$50	$(40)	$10
Customer lists	231	(231)	—
Other	11	(11)	—
Total definite-lived intangible assets	292	(282)	10
Indefinite-lived intangible assets	—	—	—
Total intangible assets	$292	$(282)	$10
	As of September 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$50	$(50)	$—
Customer lists	231	(231)	—
Other	11	(11)	—
Total definite-lived intangible assets	292	(292)	—
Trademark	46	0	46
Indefinite-lived intangible assets	46	—	46
Total intangible assets	$338	$(292)	$46

As of September 30, 2024, the definite-lived intangible assets are fully amortized and there is no future amortization expense.

Note 6        Investment in Non-Marketable Securities

On January 15, 2021, the Capstone acquired a minority interest in a consumer products company, Diamond Products, LLC (“Diamond”), a sexual wellness holding company. The structure of the transaction was as follows: i) Brookstone Acquisition Partners XXI Corporation (“Brookstone XXI”) contributed its approximately 95% equity interest in Diamond, which represented approximately 62% equity ownership on a fully-diluted basis, to Diamond Products Holdings, LLC (“DPH”); ii) The Company formed Capstone Beta LLC (“Beta”) as a wholly-owned subsidiary, and Beta purchased a portion of Brookstone XXI’s interest in DPH; iii) Beta issued a promissory note to Brookstone XXI in the original principal amount of $8.0 million, bearing interest at 1% per annum over a 36 month term, and secured its obligations thereunder by pledging Beta’s interests in DPH; and iv) As additional credit support, Capstone issued a limited payment guaranty to Brookstone XXI in the amount of 10% of the principal amount of Beta’s promissory note. The terms of the promissory note issued by Beta to Brookstone XXI include provisions whereby in the event that the membership interests in Diamond are sold or otherwise disposed of, any proceeds received by Beta are to be utilized to prepay the promissory note to Brookstone XXI and Brookstone XXI’s remaining recourse for the remaining note balance, if any, is limited to the pledged collateral (Beta’s membership interest in DPH) and the $800.0 thousand limited payment guarantee provide by Capstone. DPH was structured to hold one asset, the membership interest in Diamond, and accordingly upon the sale or other disposition of the membership interests in Diamond, the sole recourse of payment by Brookstone XXI is the $800.0 thousand limited payment guarantee. In summary, the intent of Brookstone XXI and the special committee of Capstone’s independent directors entering into this arrangement was to limit Capstone’s downside risk to $800.0 thousand.

The 20% minority investment in DPH represented an effective 19% equity interest in Diamond and approximately 12% on a fully-diluted basis. The Company does not have the ability to exercise significant influence over operating and financial policies of Diamond and DPH. The December 31, 2022 consolidated balance sheet includes the Company’s $8.0 million investment in long-term assets and the corresponding $8.0 million note payable plus accrued interest.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6        Investment in Non-Marketable Securities (cont.)

On November 9, 2023 in connection with a restructuring and recapitalization transaction of Diamond’s operating entities, Diamond and other related party entities affiliated with Brookstone XXI entered into a transaction that sold 100% of the membership interest in Diamond inclusive of Beta’s minority interest in Diamond via its membership interest in DPH to a third party. No cash consideration was received in this transaction. Rather, the primary consideration received by the selling parties was the release of guarantees of senior debt of Diamond operating entities. The third party assumed none of the $8.0 million debt liability and no other consideration was transferred. As a result, the Company’s wrote-off its equity investment in DPH from $8.0 million to zero, and recognized a $7.2 million gain on debt extinguishment from Brookstone XXI’s debt forgiveness which was consistent with the terms of the note agreement that limited Captone’s risk upon sale or disposition of Diamond’s membership interests to the $800.0 thousand limited guaranty provided by Capstone which is the net amount of the loss recognized in the 2023 statement of operations from this transaction. The remaining unsecured debt liability $800.0 thousand plus accrued interest will remain on the Company’s balance sheet with a maturity date of June 30, 2026.

Note 7        Line of Credit

On June 29, 2015, TotalStone established a Revolving Credit Note which has been amended since. Under the terms of the Eleventh Amendment to the Revolving Credit, Term Loan and Security Agreement with Berkshire Bank, executed on October 16, 2024, TotalStone, LLC’s maximum revolving advance amount is $14.0 million for working capital purposes. Advances under the credit agreement are limited to a formula-based amount of up to eighty-five (85%) percent of the face amount of the TotalStone “Eligible Accounts Receivable” plus approximately fifty-five (55%) percent of the face amount of the TotalStone, “Finished Goods Inventory” up to a maximum amount of $8.0 million. Interest charged on the unpaid principal amount of the Credit Agreement bears a rate per annum of SOFR plus 2.5% (6.86% and 7.96% at September 30, 2024 and December 31, 2023, respectively). The balance outstanding on the line of credit was $8.4 million and $8.6 million as of September 30, 2024 and December 31, 2023, respectively, with a maturity date of April 30, 2025.

Note 8        Debt

As of September 30, 2024, the Company had $8.6 million in long-term debt, with $3.8 million payable within 12 months. A summary of the Company’s long-term debt is as follows in (“000’s”):

	September 30, 2024	December 31, 2023
Long-term Debt
Note payable to BP Peptides, LLC “Brookstone” secured by an interest in the Company’s assets. The secured loan bears interest at 6% per annum, with interest payable quarterly and the as amended maturity date is June 30, 2026.	806	774
Mezzanine term loan to Steam Finance, LLC, collateralized by substantially all of TotalStone’s assets and subordinated to the Bank term notes. Interest is calculated monthy as the Base Rate divided by an Adjustment Factor of 0.75, not to exceed 15% per annum (see further details below), with a maturity date of December 31, 2025. At September 30, 2024, $202.0 thousand of accrued interest remains unpaid and is included within this amount.	1,512	1,309
Seller’s note with Avelina Masonry, LLC, which required monthly payments of $48.0 thousand. The original maturity date was November 13, 2022 but the loan has not been paid in full and is in default. The loan bears interest at one-month SOFR plus 4.5% plus 3.0% default (12.46% and 12.96% at September 30, 2024 December 31, 2023, respectively. At September 30, 2024 and December 31, 2023, $146.0 thousand and $60.0 thousand of accrued interest remains unpaid and is included within this amount, respectively.	903	819
Term note agreement with Berkshire Bank, due in 48 consecutive monthly payments of $83.0 thousand. The loan matures on December 1, 2025 and is secured by all assets of TotalStone. Interest is charged at the one- month SOFR plus 3.5% (7.86% and 8.96% at September 30, 2024 and December 31, 2023, respectively).	1,160	1,910

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8        Debt (cont.)

	September 30, 2024	December 31, 2023

In December 2022, TotalStone sold its facility in Navarre, Ohio to a nonaffiliated third party for a purchase price of $3.2 million and concurrently entered into a leaseback transaction. The transaction is treated as a failed sale in accordance with U.S. GAAP. The Company therefore recorded a financing liability related to the sale-leaseback in the amount of the sale price. The obligation matures in January 2048 and requires monthly payments of principal and interest. With the sale leaseback, TotalStone signed a lease agreement with a 25-year lease term. The initial annual lease payment of $259.0 thousand increases 2% per annum. The imputed interest rate is 8.10%.

	3,176	3,181
Secured promissory note with Brookstone plus accrued interest to acquire a minority interest in DPH. Interest accrues at 1% per annum and the maturity date is June 30, 2026.	1,040	1,010
	8,597	9,003
Less: current portion	(1,916)	(3,612)
Less unamortized loan origination fees	(269)	(277)
Total Long-term debt	$6,412	$5,114

Mezzanine Term Loan — Stream Finance, LLC.

Table A			or	Table B
Level	Adjusted EBITDA of TotalStone (exclusive of Northeast)	Rate		Level	Adjusted EBITDA of TotalStone and Northeast	Rate
I	Greater than $2,500,000	12%		I	Greater than $4,000,000	12%
II	Less than or equal to $2,500,000, but greater than or equal to $2,000,000	10%		II	Less than or equal to $4,000,000, but greater than or equal to $3,500,000	10%
III	Less than $2,000,000	8%		III	Less than $3,500,000	8%

Scheduled maturities of long-term as of September 30, 2024, are as follows:

2024	$1,160
2025	2,232
2026	1,866
2027	27
2028	35
Thereafter	3,074
Total	$8,394

Note 9        Leases

As of September 30, 2024, the balance of our right-of-use (“ROU”) assets was $2.3 million, net and lease liabilities of $2.4 million, included in current portion, lease liability and lease liability, net of current portion. The maturity of our lease liabilities as of September 30, 2024 is as follows in (“000’s”):

Year	Finance	Operating
Remainder of 2024	$42	$197
2025	150	639
2026	103	657
2027	29	604
2028	20	88
Thereafter	—	—
Total undiscounted Lease Payments	344	2,184
Less: Present value discount	(7)	(80)
Total Lease Liability	$337	$2,104

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9        Leases (cont.)

Lease expense recognized on our leases is as follows in (“000’s”):

	Nine months Ended September 30, 2024	Nine months Ended September 30, 2023
Finance leases
Amortization expense	$124	$107
Interest expense	11	8
Operating leases
Straight-line rent expense	584	584
Total lease expense	$718	$699

The following summarizes additional information related to our leases for 2024 and 2023 in (“000’s”):

	Nine months ended September 30, 2024		Nine months ended September 30, 2023
	Finance	Operating	Finance	Operating
Weighted-average remaining lease terms (years)	2.4	3.2	3.0	4.1
Weighted-average discount rate	4.00%	2.95%	3.91%	2.95%
ROU assets obtained in exchange for new lease liabilities	$63	$—	$219	$—

Note 10      TotalStone Preferred Units

The Company owns 100% of TotalStone’s outstanding common voting units and receives certain funding from TotalStone, in exchange for potential benefits to the combined organization from the use of the Company’s Federal Net Operating Loss and other tax benefit carryovers. The existing holders of TotalStone’s common stock received Class B Preferred Units valued at $20.5 million, with a quarterly dividend.

In addition, as part of the merger of the Company and TotalStone, the Mezzanine lender accepted $873.0 thousand as a Special Preferred Unit in lieu of debt. The Special Preferred Unit has a preferential distribution position but does not earn a preferred return.

On March 8, 2023, the Company entered into the Ninth Amendment to the Revolving Credit, term Loan and Security Agreement (the “Ninth Amendment”). The Ninth Amendment permitted a payment of $389.0 thousand to the Special Preferred Unit holders.

Note 11      TotalStone Warrants

In connection with the April 2020 TotalStone transaction, 1,175 warrants to purchase class A common interest in TotalStone were granted to TotalStone management. The warrants have a purchase price of $0.01 per warrant unit and vested in equal annual installments over a three-year period, with March 31, 2023 as the final vesting date.

Vested warrants may be exercised through March 31, 2030 subject to continuing employment. The fair value of the warrants granted was not significant and accordingly no equity-based compensation has been recognized in the statement of income.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12      Stockholders’ Equity

In June 2015, our stockholders approved the 2015 Equity Incentive Plan (the “2015 Plan”) and reserved 1,000,000 shares of our common stock for issuance. At September 30, 2024, no shares remained available to grant under the Plan and all granted shares are fully vested.

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant vesting period. The Company generally estimates the fair value of each stock-based award on the measurement date using the Black-Scholes option valuation model which incorporates assumptions as to stock price volatility, the expected life of the options, risk-free interest rate and dividend yield. No options were granted in 2024 or 2023.

Stock Compensation

There were no stock compensation costs, option grants or stock options exercised in 2024 or 2023. At September 30, 2024, there were no remaining unamortized non-cash stock compensation costs.

As of September 30, 2024 and December 31, 2023, there were approximately 900 and 976 options exercisable and vested at a weighted average exercise price of $0.20 and $0.21, respectively In addition, Capstone issued a Warrant to Brookstone to purchase up to 6,322 shares of the Capstone’s Common Stock with an exercise price between $10.00 and $30.00 per share, as determined by an independent valuation, through April 1, 2024, and after that date, the lesser of (i) $75.00 per warrant share and (ii) the 10-day average closing price of the Company’s common stock.

Preferred Stock

We have 5,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no outstanding shares of preferred stock. Our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. If we raise additional funds to continue operations, we may issue preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

The Board of Directors of the Company approved a Tax Benefit Preservation Plan (“Benefit Plan”) dated April 18, 2017, between the Company and Computershare. The Benefit Plan and the exercise of rights to purchase Series A Preferred Stock, pursuant to the terms thereof, may delay, defer or prevent a change in control without the approval of the Board. In addition to the anti-takeover effects of the rights granted under the Benefit Plan, the issuance of preferred stock, generally, could have a dilutive effect on our stockholders.

Under the Benefit Plan, each outstanding share of our common stock has attached one preferred stock purchase right. Each share of our common stock subsequently issued prior to the expiration of the Benefit Plan will likewise have attached one right. Under specified circumstances involving an “ownership change,” as defined in Section 382 of the Internal Revenue Code (“the Code”), the right under the Benefit Plan that attaches to each share of our common stock will entitle the holder thereof to purchase 1/100 of a share of our Series A Preferred Stock for a purchase price of $5.00 (subject to adjustment), and to receive, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right. In May of 2024, The Company and Computershare extended the Benefit Plan through December 31, 2027.

Note 13      TotalStone 401(K) Retirement Savings Plan

TotalStone maintains a defined contribution pension plan, which covers all employees electing to participate after completing certain service requirements. Employer contributions are made at the Company’s discretion. Generally, the Company makes safe harbor matching contributions equal to 100% of employee contribution up to 4% of the employee’s Plan Compensation, as defined. Each participant is 100% vested in in their salary deferral and the safe harbor Company’s matching contributions. Other employer discretionary contributions are subject to a graded vesting schedule. Company matching contribution expense for the nine-months ended September 30, 2024 in 2023 were $118.0 thousand and $145.0 thousand, respectively.

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14      Income Taxes

As of September 30, 2024, there are no significant changes to the components of our deferred income tax assets compared to December 31, 2023. The components of deferred income tax assets are as follows as of December 31 (“000’s”):

	2023	2022
Stock Options	$79	$79
Basis Difference in TotalStone	463	519
Basis Difference in Diamond Products	247	247
Interest Expense Limitation	425	76
Federal Credits	3,866	3,866
Federal NOL Carryforward	29,497	29,100
Other	460	459
	35,037	34,346
Less: valuation allowance	(27,440)	(26,717)
Net, deferred income tax assets	$7,597	$7,629

ASC 740 requires that a valuation allowance be established when it is more-likely-than-not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period-to-period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, the Company takes into account all evidence with regard to the utilization of a deferred tax asset including past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and has established a valuation allowance of $27.4 million and $26.7 million at December 31, 2023 and 2022, respectively. The valuation allowance reduces deferred tax assets to an amount that management believes will more likely than not be realized.

The Company has accumulated approximately $139.0 million in federal and $16.0 million in state net operating loss carryforwards (“NOLs”) and approximately $3.9 million of research and development tax credit carryforwards. The federal NOLs generated before 2018 have 20-year carryforward periods with NOLs generated in 2018 and after having no expiration period. Federal NOLs generated in 2018 and after total $3.5 million. The Arizona state NOL’s expire in different periods through 2038. The availability of these NOL’s to offset future taxable income could be limited in the event of a change in ownership, as defined in Section 382 of the Internal Revenue Code.

For the nine-months ended September 30, 2024 and 2023, we have recognized income tax provisions of $23.0 and $368.0 thousand, respectively. The amounts recognized relate to state tax obligations. The reduction in tax expense in 2024 from 2023 reflects the termination of our investment in DPH in November 2023 and the associated state taxes related to taxable income on that investment.

Note 15      Segment Information

The Company has one operating and reportable segment which consists of the operations of TotalStone. The Company also has corporate-level activity, which is included in Capstone Holding Corp. (“Capstone” or “the Parent”) which consists primarily of board fees and, investor relations, filing, legal, insurance, accounting and consulting expenses and other non-operating income and expenses not identifiable and allocated to TotalStone. The Parent balance sheet information includes cash and cash equivalents, net deferred tax asset, debt and other assets and liabilities which are also not identifiable to the operations of TotalStone.

The Company’s chief executive officer is also the Company’s chief operating decision maker. The Company’s chief operating decision maker evaluates the performance of segments based on operating income (loss).

CAPSTONE HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15      Segment Information (cont.)

The following tables present financial information regarding the Company’s reportable segment reconciled to the Company’s consolidated totals.

	Nine Months Ended September 30,
	2024				2023
	TotalStone	Parent	Eliminations	Consolidated	TotalStone	Parent	Eliminations	Consolidated
Income (loss) from operations before taxes:
Sales	$34,563	$—	$—	$34,563	$38,869	$—	$—	$38,869
Cost of goods sold	27,062	—	—	27,062	30,484	—	—	30,484
Gross Profit	7,501	—		7,501	8,385	—	—	8,385
SG&A expenses	7,540	431	(180)	7,791	8,584	261	(173)	8,672
(Loss) income from operations	$(39)	$(431)	$180	$(290)	$(199)	$(261)	$173	$(287)
Interest expense	(1,098)	(50)	—	(1,148)	(1,196)	(92)	—	(1,288)
Other income (expense) net	—	180	(180)	—	—	316	(173)	143
Loss (income) from operations before taxes	$(1,137)	$(301)	$—	$(1,438)	$(1,395)	$(37)	$—	$(1,432)

Other financial information:
Depreciation & amortization	$270	$—	$—	$270	$229	$—	$—	$229
Capital expenditures	101	—	—	101	166			166
	As of September 30, 2024				As of December 31, 2023
	TotalStone	Parent	Eliminations	Consolidated	TotalStone	Parent	Eliminations	Consolidated
Total assets	$44,217	$8,132	$(815)	$51,534	$45,281	$7,923	$(503)	$52,701

Note 16      Subsequent Events

Subsequent to December 31, 2023, the Company was not in compliance with the financial covenant requirements under the Revolving Credit, Term Loan and Security Agreement with Berkshire Bank (the “Credit Agreement”). In October 2024, terms of the Credit Agreement were amended that modified the financial covenant requirements to align with the Company’s current forecast. Further, the amended terms provided a waiver for the Company’s compliance of the financial covenants not met through September 2024. Subsequent to September 30, 2024, the Company has remained in compliance with the financial covenant requirements.

On November 13, 2024, the Company entered into the Termination of Securities Purchase, Loan and Security Agreement (the “Termination Agreement”). The Termination Agreement amends and restates the note payable between the Company and BP Peptides, LLC. and as part of such transaction, terminates the Brookstone Agreement as described in an 8-K filing with the SEC on July 17, 2017 (filed under the issuer name of Capstone Therapeutics Corp.). The Termination Agreement so that the Company’s liabilities and obligations with respect to the loan are solely set forth in the note payable with BP Peptides, LLC. as disclosed Note 8. The Termination Agreement has no impact on the Company’s financial statements or any liabilities outstanding or compliance with any affected debt.

Shares of Common Stock

Capstone Holding Corp.

–––––––––––––––––––––––––

PROSPECTUS

–––––––––––––––––––––––––

Sole Book-Running Manager

Joseph Gunnar & Co., LLC

        , 2025

Through and including [_], 2025 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the Common Stock being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

Amount to be Paid
SEC Registration Fees	$920
FINRA Fees	1,400
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	50,000
Total	$302,320

Item 14. Indemnification of Directors and Officers

The restated certificate of incorporation, as amended, and the bylaws of the Company provide that the Company shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL, provides in pertinent part as follows:

(a)     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(h)    For purposes of this Section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

As permitted by Section 102(b)(7) of the DGCL, the Company’s restated certificate of incorporation, as amended, eliminates the personal liability of each of the Company’s directors to the Company and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

On June 15, 2022, Brookstone convert $1.9 million of accrued interest and secured debt into 78,333 shares of the Company’s Common Stock ($24.75 per share conversion price).

Item 16. Exhibits and Financial Statement Schedules

(a)    EXHIBITS

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed or Furnished Herewith
		Form	Exhibit	Filing Date
1.1*	Form of Underwriting Agreement
3.1	Restated Certificate of Incorporation, dated April 22, 2005, as amended on May 21, 2010, June 22, 2015, August 22, 2019, February 10, 2021, and February 18, 2022				X
3.2	Bylaws of the Company	S-8	4.2	06/23/2015
3.3	Amended and Restated Certificate of Designation of Series A Preferred Stock, dated June 22, 2015				X
3.4	Certificate of Designation of Series B Convertible Preferred Stock, dated July 9, 1998				X
4.1*	Form of Representative’s Warrant
4.2	Amended and Restated Warrant to Purchase Common Stock, dated March 20, 2020, issued to BP Peptides, LLC				X
4.3	Warrant to Purchase Common Stock, dated January 30, 2018, issued to BP Peptides, LLC	8-K	10.2	02/01/2018
5.1*	Opinion of Lucosky Brookman LLP
10.1*	Form of Indemnification Agreement
10.2	Series B Preferred Stock and Warrant Purchase Agreement, dated August 25, 2016, by and between LipimetiX Development, Inc. and Capstone Therapeutics Corp.	8-K	10.1	08/26/2016
10.3	Securities Purchase, Loan and Security Agreement dated July 14, 2017, by and between Capstone Therapeutics Corp. and BP Peptides, LLC	8-K	10.1	07/17/2017
10.4	First Amendment to Securities Purchase Loan and Security Agreement dated January 30, 2018, by and between Capstone Therapeutics, Corp. and BP Peptides, LLC	8-K	10.1	02/01/2018

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed or Furnished Herewith
		Form	Exhibit	Filing Date
10.5	Second Amendment to Securities Purchase Loan and Security Agreement dated March 15, 2019, by and between Capstone Therapeutics, Corp. and BP Peptides, LLC	8-K	10.1	03/19/2019
10.6	Third Amendment to Securities Purchase Loan and Security Agreement dated March 27, 2020, by and between Capstone Therapeutics, Corp. and BP Peptides, LLC				X
10.7	Fourth Amendment to Securities Purchase Loan and Security Agreement dated March 15, 2021, by and between Capstone Therapeutics, Corp. and BP Peptides, LLC				X
10.8	Termination of Securities Purchase, Loan and Security Agreement, dated November 13, 2024, by and between Capstone Holding Corp. and BP Peptides, LLC				X
10.9	Promissory Note dated July 14, 2017, payable to BP Peptide, LLC	8-K	10.2	07/17/2017
10.10	Fourth Amended and Restated Operating Agreement of TotalStone, LLC, dated March 27, 2020 and Effective as of November 26, 2021				X
10.11	Consent and First Amendment to the Fourth Amended and Restated Operating Agreement of TotalStone, LLC, dated March 27, 2020 and Effective as of November 26, 2021				X
10.12	Second Amended and Restated Credit Agreement, dated March 8, 2023, by and between TotalStone, LLC, Northeast Masonry Distributors, LLC, TotalStone Properties, LLC, and Stream Finance, LLC				X
10.13

Consent, Waiver and Amendment to Second Amended and Restated Credit Agreement, dated October 18, 2024, by and between TotalStone, LLC, Northeast Masonry Distributors, LLC, TotalStone Properties, LLC, and Stream Finance, LLC

X
10.14	Non-negotiable Secured Subordinated Promissory Note by and between TotalStone, LLC and Northeast Masonry Distributors, LLC				X
10.15	Non-negotiable Secured Subordinated Contingent Value Promissory Note by and between NEM Purchaser, LLC and Northeast Masonry Distributors, LLC				X
10.16	Brookstone Partners IAC, Inc. Amended and Restated Management Fee Agreement Dated March 1, 2020 by and between TotalStone, LLC and Brookstone Partners IAC, Inc.				X
10.17	Management Fee Agreement, dated March 27, 2020, by and between TotalStone, LLC and Capstone Holding Corp.				X
10.18	Amendment of Amended and Restated Management Fee and Transaction Fee Agreement, dated November 15, 2024, by and between Capstone Holding Corp., TotalStone, LLC, and Brookstone Partners IAC, Inc.				X

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed or Furnished Herewith
		Form	Exhibit	Filing Date
10.19	Limited Payment Guarantee dated March 31, 2021, between Capstone Therapeutics Corp. and Brookstone Acquisition Partners XXI Corporation				X
10.20	Series B-2 Preferred Stock Purchase Agreement, dated August 11, 2017, by and between Capstone Therapeutics Corp. and LipimetiX Development, Inc.	10-Q	10.1	08/14/2017
10.21	First Amendment to the Amended and Restated Stockholders Agreement of LipimetiX Development, Inc., dated August 11, 2017	10-Q	10.2	08/14/2017
10.22	Joinder of August 25, 2016 Registration Rights Agreement of LipimetiX Development, Inc., dated August 11, 2017	10-Q	10.3	08/14/2017
10.23

LipimetiX Development, Inc. Contingent Value Rights Agreement, dated August 23, 2019, by and among Capstone Therapeutics Corp., the Shareholder Representative and Computershare Inc., and Computershare Trust Company, N.A., as Rights Agent

X
10.24	Second Amended and Restated Promissory Note, dated November 11, 2024, issued by Capstone Holding Corp. to BP Peptides, LLC				X
10.25	Revolving Credit, Term Loan and Security Agreement by and among TotalStone, LLC, Northeast Masonry Distributors, LLC, TotalStone Properties, LLC, and Berkshire Bank, dated December 20, 2017				X
10.26	Amendments to Revolving Credit, Term Loan and Security Agreement Still in Effect As of December 30, 2024				X
10.27	Second Amended and Restated Revolving Credit Note Issued by TotalStone, LLC and Northeast Masonry Distributors, LLC to Berkshire Bank, dated November 14, 2019				X
10.28	Term Note Issued by TotalStone, LLC, Northeast Masonry Distributors, LLC, and TotalStone Properties, LLC to Berkshire Bank, dated November 22, 2021				X
10.29	Second Amended and Restated Promissory Note Issued by Capstone Holding Corp. to Brookstone Partners Acquisition XXI Corporation, dated November 11, 2024				X
21.1	List of Subsidiaries				X
23.1	Consent of GBQ Partners LLC				X
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
99.1	Consent of Charles Dana to be named as a director nominee				X
99.2	Consent of Gordon Strout to be named as a director nominee				X
99.3	Consent of Fredric J. Feldman to be named as a director nominee				X

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed or Furnished Herewith
		Form	Exhibit	Filing Date
99.4	Consent of Elwood D. Howse to be named as a director nominee				X
107	Filing Fee Table				X

____________

*        To be filed by amendment.

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)    The undersigned Registrant hereby undertakes:

(i)     That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Alsip, Illinois, on December 31, 2024.

Capstone Holding Corp.
By:	/s/ Matthew E. Lipman
Matthew E. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Matthew E. Lipman	Chief Executive Officer and Director	December 31, 2024
Matthew E. Lipman	(Principal Executive Officer)
/s/ Edward C. Schultz	Chief Financial Officer	December 31, 2024
Edward C. Schultz	(Principal Financial and Accounting Officer)
/s/ Michael M. Toporek	Chairman	December 31, 2024
Michael M. Toporek, III
/s/ John M. Holliman	Director	December 31, 2024
John M. Holliman, III